UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Duck Creek Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED AS OF FEBRUARY 16, 2023
Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210
[•], 2023
Dear Stockholder:
You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Duck Creek Technologies, Inc. (“Duck Creek” or the “Company”) to be held on [•], [•], 2023, at [•] [a.m.] / [p.m.], Eastern Time online at https://www.virtualshareholdermeeting.com/DCT2023SM.
At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 8, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Disco Parent, LLC (“Parent”), Disco Merger Sub, Inc., a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Duck Creek. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Duck Creek (the “Merger”), with Duck Creek surviving the Merger and becoming a wholly owned subsidiary of Parent. Parent and Merger Sub are entities that are affiliated with Vista Equity Partners Management, LLC, a leading private equity firm focused on investments in software, data and technology-enabled companies. You will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger.
If the Merger contemplated by the Merger Agreement is completed, you will be entitled to receive $19.00 in cash, without interest, for each share of Duck Creek’s common stock, par value $0.01 per share (“Duck Creek Common Stock”) that you own as of immediately prior to the effective time of the Merger unless you have properly exercised your appraisal rights with respect to such shares.
On January 8, 2023, a special committee of Duck Creek’s board of directors (the “Board”), consisting entirely of independent and disinterested directors (the “Special Committee”), reviewed and considered the terms and conditions of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement. After considering various factors, including those described in the accompanying Proxy Statement (the “Proxy Statement”), and after consultation with the Special Committee’s independent legal and financial advisors, the Special Committee unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger in accordance with the DGCL, (ii) approved and adopted the Merger Agreement and (iii) resolved to recommend that the Board approve and adopt the Merger Agreement. On January 8, 2023, Duck Creek’s Board, after considering various factors, including the unanimous recommendation of the Special Committee and the other factors described in the Proxy Statement, and after consultation with Duck Creek’s independent legal and financial advisors, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared it advisable and approved and adopted the Merger Agreement, approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger and the other transactions upon the terms and conditions set forth therein and (iii) resolved to recommend that the stockholders of Duck Creek vote in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement.
The Board recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the other transactions contemplated thereby and (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by Duck Creek to its named executive officers in connection with the Merger.
The enclosed Proxy Statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement. The Proxy Statement also describes the actions and determinations of each of the Special Committee and the Board in connection with its evaluation of the Merger Agreement and the Merger. You are encouraged to read the Proxy Statement and its annexes, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about Duck Creek from documents we file with the United States Securities and Exchange Commission (the “SEC”) from time to time.
We appreciate you taking the time to vote promptly and encourage you to do so electronically. After reading the Proxy Statement, please vote at your earliest convenience by voting over the Internet using the Internet address on the proxy card or by voting by telephone using the toll-free number on the proxy card. If you do not have access to a touch-tone phone or the Internet, you may alternatively vote by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. Only your last-dated proxy will be counted, and any proxy may be revoked at any time prior to its exercise at the Special Meeting.
If your shares of Duck Creek Common Stock are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the methods described above. Because the proposals are “non-routine matters,” your broker, bank, trust or other nominee does not have discretionary authority to vote your shares on the proposals. If your shares of Duck Creek Common Stock are held in street name, your broker, bank, trust or other nominee has enclosed a voting instruction form with the Proxy Statement. If you hold your shares in street name and give voting instructions to your broker, bank, trust or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal. We encourage you to authorize your broker, bank, trust or other nominee to vote your shares “FOR” both of the proposals by following the instructions provided on the enclosed voting instruction form to provide your instructions over the Internet, by telephone or by signing, dating and returning the voting instruction form in the postage-paid envelope provided. We encourage you to vote electronically.
Your vote is very important, regardless of the number of shares that you own. We cannot consummate the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of a majority of the outstanding shares of Duck Creek Common Stock entitled to vote thereon, provided a quorum is present. In addition, the Merger Agreement makes the approval by the stockholders of Duck Creek (“Company stockholders”) of the proposal to adopt the Merger Agreement a condition to the parties’ obligations to consummate the Merger. The failure of any stockholder of record to grant a proxy electronically over the Internet or by telephone, to submit a signed proxy card, or to vote by virtual ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, will not have any effect on the proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger and will cause such stockholder’s shares to not be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement and the proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger. Because both proposals presented to stockholders will be considered non-discretionary, we do not anticipate any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
The Special Meeting will be held virtually and you will be able to attend the meeting and vote via the Internet at https://www.virtualshareholdermeeting.com/DCT2023SM by using the 16-digit control number included in your proxy materials. You will not be able to attend the Special Meeting in person.
If you have any questions about the Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (877) 717-3923 (TOLL-FREE from the U.S. and Canada) or +1 (412) 232-3651 (from other locations).

On behalf of the Board, I thank you for your support and appreciate your consideration of these matters.
Sincerely,

Michael A. Jackowski
Chief Executive Officer
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.
The Proxy Statement is dated [•], 2023 and, together with the enclosed form of proxy card, is first being mailed to Company stockholders on or about [•], 2023.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED AS OF FEBRUARY 16, 2023
Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.
You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Duck Creek Technologies, Inc. (“Duck Creek” or the “Company”) to be held on [•], [•], 2023, at [•] [a.m.] / [p.m.], Eastern Time online at https://www.virtualshareholdermeeting.com/DCT2023SM.
The Special Meeting will be held for the following purposes:
1.
to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 8, 2023, by and among Disco Parent, LLC (“Parent”), Disco Merger Sub, Inc., a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Duck Creek (as it may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying this notice; and

2.	to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger.
The affirmative vote of a majority of the outstanding shares of Duck Creek’s common stock, par value $0.01 per share (“Duck Creek Common Stock”) entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the total number of votes of Duck Creek Common Stock present at the Special Meeting, or represented by proxy and entitled to vote thereon at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger. The failure of any stockholder of record to grant a proxy electronically over the Internet or by telephone, submit a signed proxy card, or to vote by virtual ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, will not have any effect on the proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger and will cause such stockholder’s shares to not be counted for purposes of determining whether a quorum is present for the transaction at business at the Special Meeting. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement and the proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger. Because both proposals presented to Company stockholders will be considered non-discretionary, we do not anticipate any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
Only Company stockholders of record as of the close of business on [•], 2023 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available in our principal executive offices located at 22 Boston Wharf Road, Floor 10, Boston, MA 02210, during regular business hours for a period of no less than ten (10) days before the Special Meeting and at the place of the Special Meeting during such meeting. Stockholders may also access the list during the Special Meeting, by using the virtual meeting website link set forth above.
Company stockholders and beneficial owners who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Duck Creek Common Stock if they deliver a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the Merger Agreement and otherwise comply with, and do not validly withdraw their demands or otherwise lose their appraisal rights under, the applicable provisions of Delaware law, which are summarized in the Proxy Statement accompanying this notice in the section entitled “Appraisal Rights” beginning on page 105 of the Proxy Statement. A copy of Section 262 of the General Corporation Law of the State of Delaware, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Duck Creek’s board of directors (the “Board”) recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger. In considering the recommendation of the Board, Company stockholders should be aware that the Company’s executive officers and members of the Board may have agreements and arrangements in place that provide them with interests in the Merger that may be different from, or in addition to, those of Duck Creek. See the section entitled “The Merger—Interests of the Directors and Executive Officers of Duck Creek in the Merger” beginning on page 71 of the Proxy Statement.
Our Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com.
By order of the Board of Directors,

Michael A. Jackowski
Chief Executive Officer
[•], 2023
Boston, Massachusetts

IMPORTANT
Your vote is extremely important. Whether or not you plan to virtually attend the Special Meeting and regardless of the number of shares you own, we urge you to vote promptly “FOR” both of the proposals.
If you have any questions about submitting your proxy card or otherwise require assistance, please contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call: (877) 717-3923 (TOLL-FREE from the U.S. and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers May Call Collect: (212) 750-5833

Annex A	Agreement and Plan of Merger
Annex B-1	Opinion of J.P. Morgan Securities LLC
Annex B-2	Opinion of Evercore Group L.L.C.

SUMMARY
This summary highlights selected information from this proxy statement (this “Proxy Statement”) related to the merger (the “Merger”) of Disco Merger Sub, Inc. (“Merger Sub”) with and into Duck Creek Technologies, Inc. (“Duck Creek” or the “Company”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 111 of this Proxy Statement. The Merger Agreement (as defined below) is attached as Annex A to this Proxy Statement. You are encouraged to read the Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this Proxy Statement, “Duck Creek,” the “Company,” “we,” “our,” “us” and similar words in this Proxy Statement refer to Duck Creek Technologies, Inc., including, in certain cases, our subsidiaries. Throughout this Proxy Statement we refer to Disco Parent, LLC as “Parent” and Disco Merger Sub, Inc. as “Merger Sub.” In addition, throughout this Proxy Statement we refer to the Agreement and Plan of Merger, dated as of January 8, 2023, as it may be amended from time to time, by and among the Company, Parent and Merger Sub as the “Merger Agreement.”
The Special Meeting (page 22)
Date, Time and Place
The special meeting of Company stockholders (the “Special Meeting”) will be held on [•], [•], 2023, at [•] [a.m.] / [p.m.], Eastern Time online at https://www.virtualshareholdermeeting.com/DCT2023SM.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of common stock of Duck Creek, par value $0.01 per share (“Duck Creek Common Stock”), at the close of business on [•], 2023, the record date for the Special Meeting (the “Record Date”). You will have one vote at the Special Meeting for each share of Duck Creek Common Stock you owned at the close of business on the Record Date.
Purpose
At the Special Meeting, we will ask Company stockholders of record as of the Record Date to vote on proposals to adopt the Merger Agreement and to approve, by non-binding, advisory vote, compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger (collectively, the “Special Meeting Proposals”).
Quorum
As of the Record Date, there were approximately [•] shares of Duck Creek Common Stock outstanding and entitled to be voted at the Special Meeting. The presence of a majority of the outstanding shares of Duck Creek Common Stock entitled to vote at the Special Meeting constitutes a quorum. As a result, [•] shares must be represented by proxy or by stockholders present and entitled to vote at the Special Meeting to have a quorum. Shares of Duck Creek Common Stock are counted as present if:
•	such shares are present in person at the virtual Special Meeting; or
•	a proxy card has been properly submitted by mail, by telephone or over the Internet with respect to such shares.
If you submit your proxy card, regardless of whether you abstain from voting on one or more of the Special Meeting Proposals, your shares of Duck Creek Common Stock will be counted as present at the Special Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares of Duck Creek Common Stock are counted as present for purposes of determining a quorum if your broker, bank, trust or other nominee submits a proxy covering your shares. If you hold your shares in “street name” and do not give any instruction to your broker, bank, trust or other nominee as to how your shares should be voted at the Special Meeting, those shares will not be entitled to vote on any Special Meeting Proposal and will not be counted for purposes of determining a quorum.

Required Vote
The affirmative vote of a majority of the outstanding shares of Duck Creek Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the total number of votes of Duck Creek Common Stock present at the Special Meeting or represented by proxy and entitled to vote thereon at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement, and the transactions contemplated thereby, including the Merger, will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of outstanding shares of Duck Creek Common Stock entitled to vote at the Special Meeting. Abstentions will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger. Because both proposals presented to Company stockholders will be considered non-discretionary, we do not anticipate any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
Share Ownership of Duck Creek’s Directors and Executive Officers
As of [•], 2023, the Record Date, Duck Creek’s directors and executive officers beneficially owned, and were entitled to vote, in the aggregate, [•] shares of Duck Creek Common Stock, representing approximately [•]% of the outstanding shares of Duck Creek Common Stock. We expect that Duck Creek’s directors and executive officers will beneficially own and be entitled to vote a similar figure at the close of business on the date of the Special Meeting. Duck Creek’s directors and executive officers have informed Duck Creek that they currently intend to vote all of their shares of Duck Creek Common Stock “FOR” the adoption of the Merger Agreement and “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger.
How You Can Vote
You may cast your shares in any of four (4) ways:
1.	by voting over the Internet using the website indicated on the enclosed proxy card;
2.	by telephone using the toll-free number on the enclosed proxy card;
3.	by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or
4.
by attending the Special Meeting in a virtual format and voting by virtual ballot. To vote during the Special Meeting, you must do so by logging into https://www.virtualshareholdermeeting.com/DCT2023SM using the 16-digit control number included in your proxy materials.

If your shares of Duck Creek Common Stock are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares of Duck Creek Common Stock are held in a stock brokerage account or by a bank or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the methods described above. Because the proposals are “non-routine matters,” your broker, bank, trust or other nominee does not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of Duck Creek Common Stock are held in street name, your broker, bank, trust or other nominee has enclosed a voting instruction form with the Proxy Statement. If you hold your shares in street name and give voting instructions to your broker, bank, trust or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal. We encourage you to authorize your broker, bank, trust or other nominee to vote your shares “FOR” both of the Special Meeting Proposals by following the instructions provided on the enclosed voting instruction form to provide your instructions over the Internet, by telephone or by signing, dating and returning the voting instruction form in the postage-paid envelope provided.
YOUR VOTE IS VERY IMPORTANT. We encourage all stockholders to vote electronically. Please submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card. If you do not have access to a touch-tone phone or the Internet, you may alternatively vote by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided—even if you plan to attend the Special Meeting. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed.
All shares entitled to vote and represented by properly submitted proxies (including those submitted via the Internet, by telephone and by mail) received before the polls are closed at the Special Meeting, and not revoked or superseded, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy card, such shares will be voted by the proxy holders named on the enclosed proxy card according to the recommendation of Duck Creek’s board of directors (the “Board”) “FOR” both of the Special Meeting Proposals.
Parties Involved in the Merger (page 27)
Duck Creek Technologies, Inc.
Duck Creek is the leading cloud-based SaaS provider of core systems for the global property and casualty (P&C) and general insurance industry. Core systems comprise the end-to-end back-office infrastructure of insurance companies and include underwriting, rating and policy management; billing and payments; distribution management; claims management; reinsurance management; and data insights. Insurance companies choose Duck Creek’s solutions for its flexibility and seamless cloud-based deployment or on-premises deployment, based on a respective insurance company’s technology strategy.
Duck Creek Common Stock is currently listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “DCT.”
Disco Parent, LLC
Disco Parent, LLC (“Parent”) was formed on January 6, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger and the related financing transactions. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing in connection with the merger. Upon completion of the Merger, Duck Creek will be a direct, wholly owned subsidiary of Parent.
Disco Merger Sub, Inc.
Disco Merger Sub, Inc. (“Merger Sub”) is a direct, wholly owned subsidiary of Parent and was formed on January 6, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist.
Parent and Merger Sub are each affiliated with Vista Equity Partners Fund VIII, L.P. (“Vista Fund VIII”), and Vista Fund VIII is affiliated with Vista Equity Partners Management, LLC (“Vista”). Vista is a leading private equity firm focused on investments in software, data and technology-enabled companies.
In connection with the transactions contemplated by the Merger Agreement, Vista Fund VIII has provided Parent with an equity commitment of up to approximately $2.65 billion, which will be available, together with cash on hand at Duck Creek as of the closing of the Merger (the “Closing”), to fund the aggregate merger consideration and to pay the fees, expenses and other amounts required to be paid in connection with the Closing by Duck Creek, Parent and Merger Sub. For more information, please see the section entitled “The Merger—Financing of the Merger” beginning on page 75 of this Proxy Statement.

Effect of the Merger (page 27)
The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below), Merger Sub will be merged with and into Duck Creek, whereupon the separate corporate existence of Merger Sub will thereupon cease, and Duck Creek will continue as the surviving corporation under the name “Duck Creek Technologies, Inc.” (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation will become a wholly owned subsidiary of Parent and Duck Creek Common Stock will no longer be publicly traded. In addition, Duck Creek Common Stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case, in accordance with applicable laws, rules and regulations, and Duck Creek will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”) on account of Duck Creek Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation. The “Effective Time” will occur upon the filing of a certificate of merger (the “certificate of merger”) and its acceptance by the Secretary of State of the State of Delaware (or at such later time as Duck Creek and Parent may agree and specify in the certificate of merger).
Merger Consideration (page 28)
Duck Creek Common Stock
Upon the consummation of the Merger, each share of Duck Creek Common Stock outstanding as of immediately prior to the Effective Time (other than shares of Duck Creek Common Stock that are (i)(A) held by Duck Creek or any subsidiary of Duck Creek, (B) owned by the Parent and Merger Sub (collectively, the “Buyer Parties”) or (C) owned by any direct or indirect wholly owned subsidiary of the Buyer Parties as of immediately prior to the Effective Time (the “Owned Company Shares”) or (ii) issued and outstanding as of immediately prior to the Effective Time and held by Company stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares of Duck Creek Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”)) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $19.00, without interest thereon (the “Per Share Price” or the “Merger Consideration”). Each Owned Company Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor.
Treatment of Company RSAs, Company RSUs, Company Phantom Stock Awards, Company Options and Company SARs
Company RSAs. At the Effective Time, each award of restricted stock of the Company issued under the Duck Creek Technologies, Inc. 2020 Omnibus Incentive Plan (the “Company Equity Plan”) (“Company RSA”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to (A) the number of shares of Duck Creek Common Stock subject to such Company RSA, multiplied by (B) $19.00. Notwithstanding the foregoing, the cash amount relating to each Company RSA granted after January 8, 2023 will not be fully vested and will instead remain subject to the same terms and conditions and be paid out on the same vesting schedule as applied to such Company RSA prior to the Effective Time, subject to the holder’s continued employment or service through the applicable vesting date.
Company RSUs. At the Effective Time, each restricted stock unit award granted under the Company Equity Plan (“Company RSU”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to (A) the number of shares of Duck Creek Common Stock subject to such Company RSU, multiplied by (B) $19.00. Notwithstanding the foregoing, the cash amount relating to each Company RSU that was granted after January 8, 2023 will not be fully vested and will instead remain subject to the same terms and conditions and be paid out on the same vesting schedule as applied to such Company RSU prior to the Effective Time, subject to the holder’s continued employment or service through the applicable vesting date.
Company Phantom Stock Awards. At the Effective Time, each award that is measured by reference to a share of Duck Creek Common Stock granted under the Company Equity Plan (“Company Phantom Stock Award”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to (A) the number of shares of Duck Creek Common Stock measured by reference to such Company Phantom Stock Award, multiplied by (B) $19.00.
Company Options and Company SARs. At the Effective Time, each option to purchase shares of Duck Creek Company Stock granted under the Company Equity Plan (“Company Option”) and each stock appreciation right granted under the Company Equity Plan (“Company SAR”) will be cancelled immediately upon the Effective Time without payment or consideration.
Effect on Duck Creek if the Merger is Not Consummated (page 28)
If the Merger Agreement is not adopted by the Company stockholders, or if the Merger is not consummated for any other reason:
•	the Company stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Duck Creek Common Stock pursuant to the Merger Agreement;
•
Duck Creek will remain an independent public company, the Duck Creek Common Stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act, and Duck Creek will continue to file periodic reports with the SEC on account of the Duck Creek Common Stock; and

•
under certain specified circumstances, Duck Creek may be required to pay Parent a termination fee of up to $78,337,343 (the “Company Termination Fee”) upon the termination of the Merger Agreement. For more information, please see the section entitled “Terms of the Merger Agreement—Company Termination Fee” beginning on page 99 of this Proxy Statement.

Recommendation and Reasons for the Merger (page 47)
On January 8, 2023, a special committee of the Board, consisting entirely of independent and disinterested directors (the “Special Committee”), after considering various factors, including those described herein, and after consultation with the Special Committee’s independent legal and financial advisors, unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger in accordance with the DGCL, (ii) approved and adopted the Merger Agreement and (iii) resolved to recommend that the Board approve and adopt the Merger Agreement.
On January 8, 2023, the Board, after considering various factors, including the unanimous recommendation of the Special Committee, and the other factors described in the section entitled “The Merger—Recommendation and Reasons for the Merger” beginning on page 47 of this Proxy Statement, and after consultation with Duck Creek’s independent legal and financial advisors, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared it advisable and approved and adopted the Merger Agreement, approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger and the other transactions upon the terms and conditions set forth therein and (iii) resolved to recommend that the Company stockholders vote in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement.
The Board recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the other transactions contemplated thereby and (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by Duck Creek to its named executive officers in connection with the Merger.
Opinions of Duck Creek’s Financial Advisors (page 54)
Opinion of J.P. Morgan Securities LLC
In connection with the Merger, J.P. Morgan Securities LLC (“J.P. Morgan”), the Company’s financial advisor, delivered to the Board on January 8, 2023 an oral opinion, which was confirmed by delivery of a written opinion dated January 9, 2023, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of Duck Creek Common Stock in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated January 9, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B-1 to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read J.P. Morgan’s opinion in its entirety. J.P. Morgan’s opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Duck Creek Common Stock in the proposed Merger and did not express any opinion as to the fairness of any consideration paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any stockholder of the Company as to how any stockholder of the Company should vote with respect to the proposed Merger or any other matter. For a description of the opinion that the Board received from J.P. Morgan, see the section entitled “Opinions of Duck Creek’s Financial Advisors — Opinion of J.P. Morgan Securities LLC” beginning on page 54 of this Proxy Statement.
Opinion of Evercore Group L.L.C.
The Special Committee of the Board retained Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with the Special Committee’s evaluation of strategic and financial alternatives including, but not limited to, a merger or sale of all or a majority of the equity, business or assets of the Company, regardless of the form or structure thereof, or other significant corporate transaction. As part of this engagement, the Special Committee requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Duck Creek Common Stock. At a meeting of the Special Committee held on January 8, 2023, Evercore rendered to the Special Committee its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $19.00 per share to be received by the holders of Duck Creek Common Stock in the Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of Evercore, dated January 8, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B-2 to this Proxy Statement and is incorporated herein by reference. The Company encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of Duck Creek Common Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger.
Interests of the Directors and Executive Officers of Duck Creek in the Merger (page 71)
When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that Duck Creek’s directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by Company stockholders. These interests include the following:
•	the acceleration and cash out of certain equity-based awards held by Duck Creek’s executive officers and members of the Board as of the Effective Time;
•
the entitlement of each of Duck Creek’s executive officers to receive payments and benefits under the executive officer’s applicable employment agreement in the event of a qualifying termination of employment (as described in the applicable executive officer’s employment agreement); and

•	the continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
See the section entitled “The Merger—Interests of the Directors and Executive Officers of Duck Creek in the Merger” beginning on page 71 of this Proxy Statement for a more detailed description of these interests.
If the proposal to adopt the Merger Agreement is approved by Company stockholders, the shares of Duck Creek Common Stock held by Duck Creek’s directors and executive officers will be treated in the same manner as outstanding shares of Duck Creek Common Stock held by all other Company stockholders entitled to receive the Merger Consideration.
Financing of the Merger (page 75)
The obligation of the Buyer Parties to consummate the Merger is not subject to any financing condition. In connection with the financing of the Merger, Vista Fund VIII and Parent entered into an equity commitment letter, dated as of January 8, 2023 (the “Equity Commitment Letter”), pursuant to which, among other things, Vista Fund VIII will provide Parent with an equity commitment of up to approximately $2.65 billion in cash, which will be available, together with cash on hand at Duck Creek as of the Closing, to fund the aggregate Merger Consideration (including payments in respect of the Company’s outstanding equity-based awards payable in connection with the Closing pursuant to the Merger Agreement) and to pay the fees, expenses and other amounts required to be paid in connection with the Closing by Duck Creek and the Buyer Parties. Duck Creek has a contractual right to enforce the Equity Commitment Letter against Vista Fund VIII and, under the terms of the Merger Agreement, Duck Creek has the right to specifically enforce the Parent’s obligation to consummate the Merger, subject to the satisfaction of the conditions to the Buyer Parties’ obligations to consummate the Merger set forth in the Merger Agreement.
Pursuant to the limited guarantee delivered by Vista Fund VIII in favor of Duck Creek, dated as of January 8, 2023 (the “Limited Guarantee”), Vista Fund VIII agreed to guarantee the payment of all of the liabilities and obligations of the Buyer Parties under the Merger Agreement, subject to an aggregate cap equal to $156,674,686, plus amounts in respect of certain reimbursement and indemnification obligations of the Buyer Parties for certain costs, expenses or losses incurred or sustained by Duck Creek and its subsidiaries (the “Parent Liability Limitation”). For more information, please see the section entitled “The Merger—Financing of the Merger” beginning on page 75 of this Proxy Statement.
U.S. Federal Income Tax Consequences of the Merger (page 77)
The receipt of cash by Company stockholders in exchange for shares of Duck Creek Common Stock in the Merger will be a taxable transaction to U.S. Holders (as defined under the section entitled, “The Merger—U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. Such receipt of cash by a Company stockholder that is a U.S. Holder generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Duck Creek Common Stock surrendered in the Merger. Backup withholding may also apply to the cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.
Company stockholders that are Non-U.S. Holders (as defined under the section entitled, “The Merger—U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Duck Creek Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to the backup withholding rules described above unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.
For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger,” beginning on page 77 of this Proxy Statement.
Regulatory Approvals Required for the Merger (page 79)
Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. For more information, please see the section entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 79 of this Proxy Statement.
On January 18, 2023, the parties made the filings required under the HSR Act. The waiting period under the HSR Act is scheduled to expire at 11:59 p.m. Eastern Time on February 17, 2023.
Legal Proceedings Regarding the Merger
As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Duck Creek, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action have been taken by any governmental authority (as defined in the Merger Agreement) of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered enforced or deemed applicable to the Merger that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.
Solicitation of Other Offers (page 88)
For purposes of this Proxy Statement, each of “Acceptable Confidentiality Agreement,” “Acquisition Proposal” and “Superior Proposal” is defined in the section entitled “Terms of the Merger Agreement—Solicitation of Other Offers” beginning on page 88 of this Proxy Statement.
Under the Merger Agreement, during the period (the “Go-Shop Period”) beginning on January 8, 2023, and continuing until 11:59 p.m., Eastern Time on February 7, 2023 (the “No-Shop Period Start Date”), the Company and its representatives had the right to, solely with respect to any person that (i) did not make an Acquisition Proposal in the five days prior to the date of the Merger Agreement, (ii) is not a holder of 10% or more of the total Duck Creek Common Stock as of the date of the Merger Agreement and (iii) is not an affiliate of any person described in clause (i) or (ii) above (each, an “Excluded Party”):
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constituted, or was reasonably expected to lead to, an Acquisition Proposal;

•
subject to entering into an Acceptable Confidentiality Agreement with such person, furnish to any person any non-public information relating to the Company or any of its subsidiaries with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constituted, or was reasonably expected to lead to, an Acquisition Proposal; and

•	participate or engage in discussions or negotiations with any such Person with respect to an Acquisition Proposal.
From the No-Shop Period Start Date (or, with respect to an Excluded Party, from the date of the Merger Agreement) until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company is subject to customary “no-shop” restrictions on its ability to solicit alternative Acquisition Proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative Acquisition Proposals, subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an Acquisition Proposal if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such alternative Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the failure to take such actions would be inconsistent with its fiduciary duties pursuant to applicable law.

Company Board Recommendation Changes (page 91)
For purposes of this Proxy Statement, each of “Company Board Recommendation Change” and “Intervening Event” is defined in the section entitled “Terms of the Merger Agreement—Company Board Recommendation Changes” beginning on page 91 of this Proxy Statement.
As described above, the Board has made the recommendation that the Company stockholders vote “FOR” the proposal to adopt the Merger Agreement. Under the Merger Agreement, under certain circumstances and subject to certain requirements described under the section entitled “Terms of the Merger Agreement—Company Board Recommendation Changes” beginning on page 91 of this Proxy Statement, prior to the adoption of the Merger Agreement by the affirmative vote of each of the holders of a majority of the voting power of the outstanding shares of Duck Creek Common Stock (the “Requisite Stockholder Approval”), the Board, upon the recommendation of the Special Committee, may effect a Company Board Recommendation Change if (1) there has been an Intervening Event; or (2) the Special Committee determines that an Acquisition Proposal constitutes a Superior Proposal. The Board may only effect a Company Board Recommendation Change (i) for an Intervening Event or (ii) in response to a bona fide Acquisition Proposal that the Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal if, in each case, the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and subject to additional requirements set forth in the Merger Agreement, including, in certain circumstances, payment of the Company Termination Fee.
Regulatory Efforts (page 96)
The parties to the Merger Agreement have agreed to use their respective reasonable best efforts to consummate and make effective, in the most expeditious manner possible, the Merger, including by using reasonable best efforts to cause the conditions to the Merger to be satisfied. If necessary to receive clearance of the Merger pursuant to the HSR Act and other antitrust and foreign investment laws, the Buyer Parties (and their respective controlled affiliates, if applicable) will (i) offer, negotiate, commit to and effect (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets, rights, products or businesses of the Buyer Parties (and their respective controlled affiliates, if applicable), on the one hand, and the Company and its subsidiaries, on the other hand; and (B) any other restrictions on the activities of the Buyer Parties (and their respective controlled affiliates, if applicable), on the one hand, and the Company and its subsidiaries, on the other hand; and (ii) contest, defend and appeal any legal proceeding, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger.
Conditions to the Closing of the Merger (page 94)
Under the Merger Agreement, and as further described under the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page 94 of this Proxy Statement, the consummation of the Merger is subject to certain conditions set forth in the Merger Agreement, including but not limited to, the: (i) receipt of the Requisite Stockholder Approval; (ii) expiration or termination of any waiting periods applicable to the consummation of the Merger under the HSR Act; (iii) absence of any law or order restraining, enjoining or otherwise prohibiting the Merger; and (iv) absence of a Company Material Adverse Effect (as defined under the section entitled “Terms of the Merger Agreement—Representations and Warranties”).
Termination of the Merger Agreement (page 98)
The Merger Agreement contains certain termination rights for the Company, on the one hand, and the Buyer Parties, on the other hand, including but not limited to, Parent and Duck Creek each having the right to terminate the Merger Agreement at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by (i) mutual written agreement or (ii) if Merger is not consummated by 11:59 p.m., Eastern Time, on August 8, 2023 (the “Termination Date”). Additional termination rights are further described under the section entitled “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 98 of this Proxy Statement.
Company Termination Fee (page 99)
Upon termination of the Merger Agreement, and as further described under the section entitled “Terms of the Merger Agreement—Company Termination Fee” beginning on page 99 of this Proxy Statement, under specified circumstances, including the Company terminating the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or Parent terminating the Merger Agreement due to a Company Board Recommendation Change, in each case, pursuant to and in accordance with the “fiduciary out” provisions of the Merger Agreement, the Company will be required to pay Parent the Company Termination Fee of $78,337,343 (which may be reduced to $39,168,671 in certain circumstances if such termination occurs prior to the No-Shop Period Start Date, and if the Company enters into an Alternative Acquisition Agreement with any Person other than an Excluded Party). The Company Termination Fee will also be payable by the Company if the Merger Agreement is terminated under certain circumstances and prior to such termination, an Acquisition Proposal for an Acquisition Transaction is publicly announced or disclosed and any Acquisition Transaction is consummated or the Company enters into an agreement providing for the consummation of any Acquisition Transaction within one year of the termination.
Specific Performance (page 100)
The Buyer Parties and the Company are entitled, in addition to any other remedy to which they are entitled at law or equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity. The Company has the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Buyer Parties’ equity financing to be funded to fund the Merger.
Voting Agreement (page 101)
In connection with the execution of the Merger Agreement, Accenture LLP, Accenture Holdings BV and Accenture plc (collectively, the “Accenture Signatories”) entered into a voting agreement (the “Voting Agreement”) with Parent, pursuant to which the Accenture Signatories have agreed, among other things, to vote their shares of Duck Creek Common Stock in favor of the adoption of the Merger Agreement and the approval of the Merger and against any other action, agreement or proposal which to their knowledge would reasonably be expected to prevent or materially impede or materially delay the consummation of the Merger or any of the transactions contemplated by the Merger Agreement. The Voting Agreement also includes certain restrictions on transfer of shares of Duck Creek Common Stock by the Accenture Signatories.
Market Prices (page 102)
Duck Creek Common Stock is listed on Nasdaq under the symbol “DCT.” The closing price of Duck Creek Common Stock on January 6, 2023, the last full trading day prior to the Board’s approval of the Merger Agreement, was $12.99. On February 15, 2023, the latest practicable trading day before the date of this Proxy Statement, the closing price of Duck Creek Common Stock was $18.83 per share.
Appraisal Rights (page 105)
If the Merger is consummated and certain conditions are met, Company stockholders and beneficial owners who continuously hold shares of Duck Creek Common Stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that Company stockholders and beneficial owners may be entitled to have their shares of Duck Creek Common Stock appraised by the Delaware Court of Chancery of the State of Delaware (the “Court of Chancery”), and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be the fair value, if any, as determined by the Court of Chancery, as described further below. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Duck Creek Common Stock.

To exercise appraisal rights, Company stockholders or beneficial owners of Duck Creek Common Stock must: (1) deliver a written demand for appraisal to Duck Creek before the vote is taken on the proposal to adopt the Merger Agreement; (2) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (3) continue to hold or beneficially own, as applicable, their shares of Duck Creek Common Stock through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Court of Chancery will dismiss appraisal proceedings in respect of Duck Creek Common Stock unless certain stock ownership conditions are satisfied by the stockholders and beneficial owners seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section entitled “Appraisal Rights” beginning on page 105 of this Proxy Statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL and a copy of the applicable statutory provisions are accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. If you hold your shares of Duck Creek Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the surviving corporation under Section 262 of the DGCL and to be set forth on the verified listed required by Section 262(f) of the DGCL.
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS
The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. You are encouraged to read carefully the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 111 of this Proxy Statement.
Q:	Why am I receiving these materials?
A:
On January 8, 2023, Duck Creek entered into the Merger Agreement providing for the Merger of Merger Sub with and into Duck Creek, with Duck Creek surviving the Merger as the Surviving Corporation. As a result of the Merger, Duck Creek will become a wholly owned subsidiary of Parent. The Board is furnishing this Proxy Statement and form of proxy card to the holders of Duck Creek Common Stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and to approve the other proposal to be voted on at the Special Meeting or any adjournment or postponement thereof. This Proxy Statement includes information that we are required to provide to you under the SEC rules and is designed to assist you in voting on the matters presented at the Special Meeting. Company stockholders of record as of the Record Date may attend the Special Meeting and are entitled and requested to vote on the Special Meeting Proposals.

Q:	When and where is the Special Meeting?
A:	The Special Meeting will be held on [•], [•], 2023, at [•] [a.m.] / [p.m.], Eastern Time online at https://www.virtualshareholdermeeting.com/DCT2023SM.
Q:	What is the proposed Merger and what effects will it have on Duck Creek?
A:
The proposed Merger is the acquisition of Duck Creek by Parent through the Merger of Merger Sub with and into Duck Creek pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by the requisite number of shares of Duck Creek Common Stock, and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Duck Creek, with Duck Creek continuing as the Surviving Corporation. As a result of the Merger, Duck Creek will become a wholly owned subsidiary of Parent and you will no longer own shares of Duck Creek Common Stock. Duck Creek expects to delist the Duck Creek Common Stock from Nasdaq and de-register the Duck Creek Common Stock under the Exchange Act as soon as practicable after the Effective Time. Thereafter, Duck Creek would no longer be a publicly traded company, and Duck Creek will no longer file periodic reports with the SEC on account of Duck Creek Common Stock.

Q:	What will I receive if the Merger is consummated?
A:
Upon the consummation of the Merger, you will be entitled to receive the Merger Consideration of $19.00 in cash, without interest, for each share of Duck Creek Common Stock that you own, unless you have properly exercised and perfected your demand for appraisal rights under the DGCL with respect to such shares. For example, if you own one hundred (100) shares of Duck Creek Common Stock, you will be entitled to receive $1,900.00 in cash, without interest, in exchange for your one hundred (100) shares of Duck Creek Common Stock. In either case, your shares will be canceled and you will not own nor be entitled to acquire shares in the Surviving Corporation or Parent.

Q:	Who is entitled to vote at the Special Meeting?
A:
Only Company stockholders of record as of the close of business on [•], 2023, are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. If your shares of Duck Creek Common Stock are held in street name and you do not instruct your broker, bank, trust or other nominee how to vote your shares, then, because both of the Special Meeting Proposals are

“non-routine matters,” your broker, bank, trust or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. Instructions on how to vote shares held in street name are described under the question “How may I vote?” below.
Q:	How may I vote?
A:	For Company stockholders of record: If you are eligible to vote at the Special Meeting and are a stockholder of record, you may cast your shares in any of four (4) ways:
•	by voting over the Internet using the website indicated on the enclosed proxy card;
•	by telephone using the toll-free number on the enclosed proxy card;
•	by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or
•	by attending the Special Meeting in a virtual format and voting by virtual ballot.
For holders in street name: If your shares of Duck Creek Common Stock are held in street name and you do not instruct your broker, bank, trust or other nominee how to vote your shares, then, because both of the Special Meeting Proposals are “non-routine matters,” your broker, bank, trust or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of Duck Creek Common Stock are held in street name, your broker, bank, trust or other nominee has enclosed a voting instruction form with this Proxy Statement. If you hold your shares in street name and give voting instructions to your broker, bank, trust or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal. We encourage you to authorize your broker, bank, trust or other nominee to vote your shares “FOR” both of the Special Meeting Proposals by following the instructions provided on the voting instruction form.
If you submit your proxy by Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of Duck Creek Common Stock will be voted in accordance with your instructions.
Even if you plan to attend the Special Meeting and vote by ballot, you are encouraged to vote your shares of Duck Creek Common Stock by proxy. If you are a stockholder of record or if you obtain a valid legal proxy to vote shares which you beneficially own and wish to change your vote, you may still vote your shares of Duck Creek Common Stock by ballot at the Special Meeting even if you have previously voted by proxy. If you attend the Special Meeting in a virtual format and vote by virtual ballot, your previous vote by proxy will not be counted.
Q:	How many votes do I have?
A:
Each holder of Duck Creek Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of Duck Creek Common Stock that such holder owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?
A:
Duck Creek will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person. Once admitted to the Special Meeting, stockholders may vote their shares and view a list of stockholders by following the instructions available on the meeting website. To vote during the Special Meeting, you must do so by logging into https://www.virtualshareholdermeeting.com/DCT2023SM using the 16-digit control number included in your proxy materials.

We recommend that you submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided—even if you plan to attend the Special Meeting in a virtual format. We encourage all stockholders to vote electronically. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed. If you attend the Special Meeting in a virtual format and vote by virtual ballot, your vote by virtual ballot will revoke any proxy previously submitted. If you hold your shares in street name, because you are not the stockholder of record, you may not vote your shares by virtual ballot at the Special Meeting in a virtual format unless you request and obtain a valid legal proxy from your bank, broker, bank, trust or other nominee.
Q:	What matters will be voted on at the Special Meeting?
A:	You are being asked to consider and vote on the following proposals:
•	to adopt the Merger Agreement; and
•	to approve, by non-binding, advisory vote, compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger.
Q:	How does the Merger Consideration compare to the market price of Duck Creek Common Stock prior to the announcement of the Merger?
A:	The Merger Consideration of $19.00 per share of Duck Creek Common Stock represents a premium of:
•	approximately 46% over the closing stock price on January 6, 2023, the last full trading day prior to the announcement of the Merger Agreement; and
•
approximately 64% over the volume weighted average stock price of shares of Duck Creek Common Stock for the thirty (30) days ended January 6, 2023, the last full trading day prior to the announcement of the Merger Agreement.

Q:	What do I need to do now?
A:
Duck Creek encourages you to read the accompanying Proxy Statement, including all documents incorporated by reference into the accompanying Proxy Statement, and its annexes carefully and in their entirety. Then as promptly as possible, follow the instructions on the enclosed proxy card to submit your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting. We encourage all stockholders to vote electronically. Alternatively, if you do not have access to a touch-tone phone or the Internet, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. If your shares of Duck Creek Common Stock are held in street name, your broker, bank, trust or other nominee has enclosed a voting instruction form with this Proxy Statement. Please do not send your stock certificate(s) with your proxy card. See “How may I vote?” in this section of this Proxy Statement for more information.

Q:	How does the Board recommend that I vote?
A:	On January 8, 2023, the Board, after considering various factors, including the unanimous recommendation of the Special Committee and the other factors described in the section entitled “The Merger—
Recommendation and Reasons for the Merger” beginning on page 47 of this Proxy Statement, and after consultation with Duck Creek’s independent legal and financial advisors, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared it advisable and approved and adopted the Merger Agreement, approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger and the other transactions upon the terms and conditions set forth therein and (iii) resolved to recommend that the Company stockholders vote in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement.
The Board recommends that you vote “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the other transactions contemplated thereby and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger.
Q:	Should I send in my stock certificate(s) now?
A:
No. If you are a record holder, after the Merger is consummated, under the terms of the Merger Agreement, you will receive a letter of transmittal instructing you to send your stock certificate(s) to the paying agent in order to receive the cash payment of the Merger Consideration for each share of Duck Creek Common Stock represented by such stock certificate(s). You should use the letter of transmittal to exchange your stock certificates for the Merger Consideration to which you are entitled upon the consummation of the Merger. If you hold your shares in “street name,” please contact your broker, bank, trust or other nominee for instructions as to how to effect the surrender of your shares of Duck Creek Common Stock in exchange for the Merger Consideration in accordance with the terms of the Merger Agreement. Please do not send in your stock certificates now.
Q:	If I do not know where my stock certificates are, how will I get the Merger Consideration for my shares of Duck Creek Common Stock?
A:
If the Merger is consummated, the transmittal materials you will receive after the Closing will include the procedures that you must follow if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	What happens if the Merger is not consummated?
A:
If the Merger Agreement is not adopted by Company stockholders or if the Merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Duck Creek Common Stock. Instead, Duck Creek will remain an independent public company, Duck Creek Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of Duck Creek Common Stock.

Under certain specified circumstances, Duck Creek may be required to pay Parent the Company Termination Fee upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Company Termination Fee” beginning on page 99 of this Proxy Statement.
Q:	Do any of Duck Creek’s directors or officers have interests in the Merger that may be in addition to or differ from those of Company stockholders generally?
A:
Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that Duck Creek’s directors and executive officers may have interests in the Merger different from, or in addition to, the interests of Company stockholders generally. The Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Company stockholders. For a description of the interests of Duck Creek’s directors and executive officers in the Merger, see the section entitled “The Merger—Interests of the Directors and Executive Officers of Duck Creek in the Merger” beginning on page 71 of this Proxy Statement.

Q:
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Duck Creek’s named executive officers in connection with the Merger?

A:
Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, commonly referred to as “golden parachute” compensation. If the Merger Agreement is approved and adopted by the Company stockholders and the Merger is completed, this compensation may be paid to the Company’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if the Company stockholders fail to approve this proposal.

Q:	What vote is required to approve the proposals submitted to a vote at the Special Meeting?
A:
The affirmative vote of a majority of the outstanding shares of Duck Creek Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the total number of votes of Duck Creek Common Stock present at the Special Meeting, or represented by proxy, and entitled to vote thereon at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of outstanding shares of Duck Creek Common Stock entitled to vote at the Special Meeting. Abstentions will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement and the proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger. Because both proposals presented to Company stockholders will be considered non-discretionary, we do not anticipate any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
As of [•], 2023, the Record Date for determining who is entitled to vote at the Special Meeting, there were approximately [•] shares of Duck Creek Common Stock issued and outstanding. Each holder of Duck Creek Common Stock is entitled to one vote per share of Duck Creek Common Stock owned by such holder as of the Record Date.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares of Duck Creek Common Stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by Duck Creek. As the stockholder of record you have the right to vote by proxy, which involves granting your voting rights directly to Duck Creek or to a third party, or to vote by ballot at the Special Meeting.

If your shares are held through a broker, bank, trust or other nominee, you are considered the beneficial owner of those shares. In that case, this Proxy Statement has been forwarded to you by your broker, bank, trust or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares. Without your voting instructions, because of the non-routine nature of the Special Meeting Proposals, your broker, bank, trust or other nominee may not vote your shares with respect to the Special Meeting Proposals. However, if you hold your shares in street name and give voting instructions to your broker, bank, trust or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Duck Creek Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Duck Creek Common Stock is called a “proxy card.” The Board has designated Michael A. Jackowski and Kevin Rhodes, and each of them, with full power of substitution, as proxies for the Special Meeting.

Q:	Can I change or revoke my proxy?
A:	You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting, by voting by ballot at the Special Meeting.
If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:
•	by re-voting at a subsequent time by Internet or by telephone following the instructions on the enclosed proxy card;
•	by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on the enclosed proxy card;
•
by delivering a signed revocation letter to Christopher Stone, Duck Creek’s Secretary, at Duck Creek’s mailing address on the first page of this Proxy Statement before the Special Meeting, which states that you have revoked your proxy; or

•
by attending the Special Meeting in a virtual format and voting by virtual ballot. Attending the Special Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically vote by virtual ballot at the virtual Special Meeting in order for your previous proxy to be revoked.

Your latest dated proxy card, Internet or telephone vote is the one that is counted.
If your shares are held in street name by a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee.
Q:	If a Company stockholder gives a proxy, how will the shares be voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger. However, if you hold your shares in street name and give voting instructions to your broker, bank, trust or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be voted as instructed with respect to the proposal as to which instructions were given and will not be voted with respect to any other proposal.
Q:	I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?
A:
The presence of a majority of the outstanding shares of Duck Creek Common Stock entitled to vote at the Special Meeting constitutes a quorum. As of the close of business on the Record Date, there were [•] shares of Duck Creek Common Stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by Internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum; however, if you hold your shares in street name and give voting instructions to your broker, bank, trust or other nominee with respect to one of the proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting. As a result, [•] shares must be present or represented by proxy to have a quorum. If a quorum is not present, the holders of a majority in voting power of the Duck Creek Common Stock, present or represented by proxy, and entitled to vote thereon, or the chairman of the Special Meeting, may adjourn the Special Meeting pursuant to Duck Creek’s bylaws.

Q:	How can I obtain a proxy card?
A:	If you lose, misplace or otherwise need to obtain a proxy card, please follow the applicable procedure below.
For Company stockholders of record: Please call Innisfree M&A Incorporated at (877) 717-3923 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other locations).
For holders in “street name”: Please contact your account representative at your broker, bank or other similar institution.
Q:	What happens if I sell or otherwise transfer my shares of Duck Creek Common Stock after the close of business on the Record Date but before the Special Meeting?
A:
The Record Date is earlier than both the date of the Special Meeting and the date the Merger is expected to be consummated. If you sell or transfer your shares of Duck Creek Common Stock after the close of business on the Record Date but before the Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of Duck Creek Common Stock and each of you notifies Duck Creek in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of Duck Creek Common Stock, but you will retain your right to vote these shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Duck Creek Common Stock after the close of business on the Record Date, you are encouraged to complete, date, sign and return the enclosed proxy card or vote via the Internet or telephone.
Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote via the Internet or telephone (or complete, date, sign and return) with respect to each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Duck Creek Common Stock after the Special Meeting but before the Effective Time?
A:
If you transfer your shares of Duck Creek Common Stock after the Special Meeting but before the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you transfer your shares of Duck Creek Common Stock. In order to receive the Merger Consideration, you must hold your shares of Duck Creek Common Stock through the Effective Time.

Q:	Who will count the votes?
A:
The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present.

Q:	Who will solicit votes for and bear the cost and expenses of this proxy solicitation?
A:
The cost of this proxy solicitation will be borne by Duck Creek. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of Duck Creek Common Stock. Duck Creek has retained Innisfree M&A Incorporated (“Innisfree”) as its proxy solicitor. Innisfree will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with Innisfree, unless otherwise agreed by the parties, Innisfree will receive an estimated fee not to exceed $45,000 plus reimbursement of its reasonable, out-of-pocket expenses for its services and plus fees for calls (if any) to Company stockholders. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Q:	Where can I find the voting results of the Special Meeting?
A:
Duck Creek has retained Broadridge to serve as independent inspector of elections in connection with the Special Meeting. Duck Creek intends to notify Company stockholders of the results of the Special Meeting by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Duck Creek Common Stock for cash pursuant to the Merger?
A:
The exchange of Duck Creek Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 of this Proxy Statement) who exchanges shares of Duck Creek Common Stock for cash in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. If you are a Non-U.S.

Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 of this Proxy Statement), the Merger will generally not result in U.S. federal income tax to you unless you have certain connections with the United States.
For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 of this Proxy Statement.
Q:	What will the holders of outstanding Duck Creek equity awards receive in the Merger?
At the Effective Time, each Company RSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to (A) the number of shares of Duck Creek Common Stock subject to such Company RSA, multiplied by (B) $19.00. Notwithstanding the foregoing, the cash amount relating to each Company RSA granted after January 8, 2023 will not be fully vested and will instead remain subject to the same terms and conditions and be paid out on the same vesting schedule as applied to such Company RSA prior to the Effective Time, subject to the holder’s continued employment or service through the applicable vesting date.
At the Effective Time, each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to (A) the number of shares of Duck Creek Common Stock subject to such Company RSU, multiplied by (B) $19.00. Notwithstanding the foregoing, the cash amount relating to each Company RSU that was granted after January 8, 2023 will not be fully vested and will instead remain subject to the same terms and conditions and be paid out on the same vesting schedule as applied to such Company RSU prior to the Effective Time, subject to the holder’s continued employment or service through the applicable vesting date.
At the Effective Time, each Company Phantom Stock Award, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to (A) the number of shares of Duck Creek Common Stock measured by reference to such Company Phantom Stock Award, multiplied by (B) $19.00.
At the Effective Time, each Company Option and Company SAR will be cancelled immediately upon the Effective Time without payment or consideration.
Q:	When do you expect the Merger to be consummated?
A:
Duck Creek and Parent are working toward consummating the Merger as quickly as possible. Assuming the timely receipt of required regulatory approvals and satisfaction or waiver (in accordance with the terms of the Merger Agreement) of other closing conditions, including approval by Duck Creek’s stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be completed in the first half of 2023.

Q:	Are there any other risks to me from the Merger that I should consider?
A:
Yes. There are risks associated with all business combinations, including the Merger. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21 of this Proxy Statement.

Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the Merger is consummated, stockholders and beneficial owners of Duck Creek Common Stock who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect his, her or its demand for appraisal rights under Section 262 of the DGCL shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that Company stockholders and beneficial owners are entitled to have their shares appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares of Duck Creek Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest based to be paid upon the amount determined to be fair value, if any, as determined by the Court of

Chancery. Stockholders and beneficial owners who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in the section entitled “Appraisal Rights” beginning on page 105 of this Proxy Statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein to this Proxy Statement.
Q:	What if during the check-in time or during the Special Meeting I have technical difficulties or trouble accessing the virtual meeting website?
A:
If Duck Creek experiences technical difficulties during the Special Meeting (e.g., a temporary or prolonged power outage), it will determine whether the Special Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Special Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, Duck Creek will promptly notify stockholders of the decision via the virtual meeting website.

Technical support will be ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. Contact information for technical support will appear on the virtual meeting login page prior to the start of the Special Meeting.
Q:	How can I obtain more information about Duck Creek?
A:	You can find more information about Duck Creek from various sources described in the section entitled “Where You Can Find More Information” beginning on page 111 of this Proxy Statement.
Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement or need help voting your shares of Duck Creek Common Stock, please contact Duck Creek’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders May Call: (877) 717-3923 (TOLL-FREE from the U.S. and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers May Call Collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement, and the documents to which Duck Creek refers you in this Proxy Statement, as well as information included in oral statements or other written statements made or to be made by Duck Creek or on Duck Creek’s behalf, contain “forward-looking statements” within the meaning of the federal securities laws, including but not limited to, those statements related to the Merger, including financial estimates and statements as to the expected timing, completion and effects of the Merger. You can identify forward-looking statements because they contain words such as “expect,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “forecast,” “outlook” and variations of these terms or the negative of these terms and similar expressions. Forward-looking statements, including statements regarding the Merger, are based on the Company’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.
Important factors, risks and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include but are not limited to: (i) the completion of the Merger on the anticipated terms and timing, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the Merger; (ii) potential litigation relating to the Merger that could be instituted against the Company or its directors, managers or officers, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the Merger (including the ability of certain customers to terminate or amend contracts upon a change of control) will harm the Company’s business, including current plans and operations, including during the pendency of the Merger; (iv) the ability of the Company to retain and hire key personnel; (v) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (vi) legislative, regulatory and economic developments; (vii) potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect the Company’s financial performance; (viii) certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (ix) unpredictability and severity of catastrophic events, including but not limited to, acts of terrorism, outbreaks of war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; (x) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring the Company to pay a termination fee; (xii) those risks and uncertainties set forth under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the SEC from time to time, which are available via the SEC’s website at www.sec.gov; and (xiii) the risks described in the Proxy Statement.
There can be no assurance that the Merger will be completed, or if it is completed, that it will close within the anticipated time period. These factors should not be construed as exhaustive and should be read in conjunction with the other forward-looking statements. The forward-looking statements relate only to events as of the date on which the statements are made. The Company does not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements.
We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this communication that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect the Company.

THE SPECIAL MEETING
Date, Time and Place of the Special Meeting
This Proxy Statement is being furnished to Company stockholders as a part of the solicitation of proxies by the Board for use at the Special Meeting to be held on [•], [•], 2023, at [•] [a.m.] / [p.m.], Eastern Time or at any adjournment or postponement thereof. Duck Creek will hold the Special Meeting in a virtual format only at https://www.virtualshareholdermeeting.com/DCT2023SM.
Purpose of the Special Meeting
At the Special Meeting, Company stockholders will be asked to consider and vote on proposals to:
•	adopt the Merger Agreement; and
•	approve, by non-binding, advisory vote, compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger.
Record Date; Shares Entitled to Vote; Quorum
Only Company stockholders of record as of the close of business on [•], 2023 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available for inspection in Duck Creek’s headquarters located at 22 Boston Wharf Road, Floor 10, Boston, MA 02210, during regular business hours for a period of at least ten (10) days before the Special Meeting and at the location of the Special Meeting during the Special Meeting. To access the list during the Special Meeting, please use the virtual meeting website link set forth above.
The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present. The presence of a majority of the outstanding shares of Duck Creek Common Stock entitled to vote at the Special Meeting constitutes a quorum. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum is present.
With respect to shares held in street name, your broker, bank, trust or other nominee generally has the discretionary authority to vote uninstructed shares on “routine” matters, but cannot vote such uninstructed shares on “non-routine” matters. Because the Special Meeting Proposals presented to Company stockholders are considered non-discretionary, there will not be any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of a majority of the outstanding shares of Duck Creek Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the total number of votes of Duck Creek Common Stock present at the Special Meeting, or represented by proxy and entitled to vote thereon, at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement, and the transaction contemplated thereby, including the Merger, will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of outstanding shares of Duck Creek Common Stock entitled to vote at the Special Meeting. Abstentions will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger. Because both proposals presented to Company stockholders will be considered non-discretionary, we do not anticipate any broker non-votes at the Special Meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal. However, if you hold your shares in street name and give voting instructions to your broker, bank, trust or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal.
Shares Held by Duck Creek’s Directors and Executive Officers
As of [•], 2023, the Record Date, Duck Creek’s directors and executive officers beneficially owned, and were entitled to vote, in the aggregate, [•] shares of Duck Creek Common Stock, representing approximately [•]% of the outstanding shares of Duck Creek Common Stock. We expect that Duck Creek’s directors and executive officers will beneficially own and be entitled to vote a similar figure at the close of business on the date of the Special Meeting. The directors and executive officers have informed Duck Creek that they currently intend to vote all of their shares of Duck Creek Common Stock and “FOR” the adoption of the Merger Agreement, and “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger.
Voting of Proxies
If your shares are registered in your name with Duck Creek’s transfer agent, American Stock Transfer & Trust Company, LLC, you may cause your shares to be voted by submitting electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. We encourage all stockholders to vote electronically. Alternatively, if you do not have access to a touch-tone phone or the Internet, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to attend and desire to vote at the Special Meeting in a virtual format, you will be provided with a virtual ballot at the Special Meeting. Please note that if your shares of Duck Creek Common Stock are held of record by a broker, bank, trust or other nominee, and you decide to attend and vote at the Special Meeting in a virtual format, your vote by virtual ballot at the Special Meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank, trust or other nominee. Even if you plan to attend the Special Meeting, we encourage you to submit your proxy to vote your shares in advance of the Special Meeting.
Voting instructions are included on your enclosed proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the Company stockholders. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the Merger Agreement and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the proposed compensation arrangements for Duck Creek’s named executive officers in connection with the Merger, unless it is specifically marked “FOR” the approval of such proposal.
If your shares of Duck Creek Common Stock are held in street name and you do not instruct your broker, bank, trust or other nominee how to vote your shares, then, because both of the Special Meeting Proposals are “non-routine matters,” your broker, bank, trust or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of Duck Creek Common Stock are held in street name, your broker, bank, trust or other nominee has enclosed a voting instruction form with this Proxy Statement. We encourage you to authorize your broker, bank, trust or other nominee to vote your shares “FOR” both of the Special Meeting Proposals by following the instructions provided on the voting instruction form. If you do not vote via the Internet or telephone through your broker, bank, trust or other nominee or do not return your bank’s, broker’s or other nominee’s voting form, or do not attend the Special Meeting and vote with a proxy from your broker, bank, trust or other nominee, it will be counted as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger. If you hold your shares in street name and give voting instructions to your broker, bank, trust or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the proposal as to which instructions were given, and will not be voted with respect to any other proposal.

How you May Revoke or Change Your Vote
You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting in a virtual format, by voting by virtual ballot at the Special Meeting. If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:
•	by re-voting at a subsequent time by Internet or by telephone following the instructions on the enclosed proxy card;
•	by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on the enclosed proxy card;
•	by delivering a signed revocation letter to Christopher Stone, Duck Creek’s Secretary, at Duck Creek’s address above before the Special Meeting, which states that you have revoked your proxy; or
•
by attending the Special Meeting in a virtual format and voting by virtual ballot. Attending the Special Meeting will not in and of itself revoke a previously submitted proxy. You must specifically vote by ballot at the Special Meeting for your previous proxy to be revoked. To vote during the Special Meeting, you must do so by logging into https://www.virtualshareholdermeeting.com/DCT2023SM using the 16-digit control number included in your proxy materials.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by Duck Creek’s Secretary prior to the Special Meeting.
If your shares are held in street name by a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee. You may also vote at the Special Meeting by ballot if you register in advance to attend the Special Meeting following the procedures described below and if you provide a valid legal proxy from your broker, bank, trust or other nominee.
Any adjournment, recess or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow Company stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting which was adjourned, recessed or postponed.
Adjournments
If a quorum is not present or if there are not sufficient votes for the approval of the proposal to adopt the Merger Agreement, Duck Creek expects that the Special Meeting will be adjourned by the chairman of the Special Meeting pursuant to Duck Creek’s bylaws to solicit additional proxies in accordance with the Merger Agreement. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
If the Special Meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the Special Meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days or the Board fixes a new record date for the Special Meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original Special Meeting.
Technical Difficulties or Trouble Accessing the Virtual Meeting Website
If Duck Creek experiences technical difficulties during the Special Meeting (e.g., a temporary or prolonged power outage), it will determine whether the Special Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Special Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, Duck Creek will promptly notify stockholders of the decision via the virtual meeting website.
Technical support will be ready to assist you with any individual technical difficulties you may have accessing the virtual meeting website. Contact information for technical support will appear on the virtual meeting login page prior to the start of the Special Meeting.

Tabulation of Votes
All votes will be tabulated by the inspector of elections appointed for the Special Meeting. The inspector of elections will separately tabulate affirmative and negative votes and abstentions.
Solicitation of Proxies
The cost of this proxy solicitation will be borne by Duck Creek. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of Duck Creek Common Stock.
Duck Creek has retained Innisfree as its proxy solicitor. Innisfree will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with Innisfree, unless otherwise agreed by the parties, Innisfree will receive an estimated fee not to exceed $45,000 plus reimbursement of its reasonable, out-of-pocket expenses for its services and plus fees for calls (if any) to Company stockholders. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.
Anticipated Date of Consummation of the Merger
Assuming timely satisfaction of necessary closing conditions, including, among other things, the Requisite Stockholder Approval and receipt of required regulatory approvals, we currently anticipate that the Merger will be consummated in the first half of 2023.
Attending the Special Meeting
Stockholders may log into the Special Meeting using the 16-digit control number on their proxy cards. Once admitted to the Special Meeting, stockholders may vote their shares and view a list of stockholders by following the instructions available on the meeting website.
The virtual meeting site is supported on Internet browsers and devices (e.g., desktops, laptops, tablets and smart phones) running the most updated version of applicable software and plugins. Each participant should ensure strong WiFi or other Internet connection, allow plenty of time to log in and ensure that he or she can hear streaming audio prior to the start of the Special Meeting.
Voting at the Special Meeting Remotely as a Stockholder of Record
To vote during the Special Meeting, you must do so by logging into https://www.virtualshareholdermeeting.com/DCT2023SM using the 16-digit control number included in your proxy materials. After accessing the Special Meeting as described above, stockholders of record may vote by clicking on the Stockholder Ballot link on the Special Meeting site, completing the electronic ballot, and clicking ‘Submit’ to have it sent directly to the inspector of elections before the polls are closed at the Special Meeting.
Stockholders of record are reminded that they can vote their shares prior to the Special Meeting over the Internet using the website indicated on the proxy card, by telephone using the toll-free number on the proxy card or by signing, dating and returning the proxy card in the postage-paid envelope previously provided. We encourage shareholders to vote electronically. If you have submitted your vote by proxy in advance of the Special Meeting, you do not need to vote by ballot, unless you wish to change your vote.
Voting at the Special Meeting Remotely as a Beneficial Owner
A beneficial owner who holds shares through a broker, bank, trust or other nominee and intends to vote at the Special Meeting must present a legal proxy, issued in its name from its broker, bank, trust or other nominee, in order for its vote to be effective. This legal proxy must be saved as a PDF or image file format and attached with its electronic ballot, using the ‘Choose File’ button on the ballot, during the Special Meeting.
After accessing the Special Meeting as described above, beneficial owners may vote by clicking on the Stockholder Ballot link on the Special Meeting site, completing the electronic ballot, attaching their legal proxy using the ‘Choose File’ button on the ballot, and clicking ‘Submit’ to have it sent directly to the inspector of election before the polls are closed at the Special Meeting. The voting instruction form received by stockholders in connection with the Special Meeting is not a legal proxy.
Beneficial owners are reminded that they can instruct their brokers, banks or other nominees to vote their shares prior to the Special Meeting by following the directions on the voting instruction form to provide their instructions over the Internet, by telephone or by signing, dating and returning the voting instruction form in the postage-paid envelope previously provided. We encourage shareholders to submit their instructions to their brokers, banks or other nominees electronically. If you have submitted your instructions to your bank, broker, bank, trust or other nominee in advance of the Special Meeting, you do not need to vote by ballot, unless you wish to change your vote. Please note that if you request a legal proxy from your bank, broker, bank, trust or other nominee, it will automatically revoke any instructions you may have previously given to that bank, broker, bank, trust or other nominee.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Innisfree, our proxy solicitor, by calling (877) 717-3923 (TOLL-FREE from the U.S. and Canada) or +1 (412) 232-3651 (from other locations). Brokers, banks and other nominees may call collect at (212) 750-5833.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
THE MERGER
The discussion of the Merger in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Additional information about Duck Creek may be found elsewhere in this Proxy Statement and in Duck Creek’s other public filings. See the section entitled “Where You Can Find More Information” beginning on page 111 of this Proxy Statement.
Parties Involved in the Merger
Duck Creek Technologies, Inc.
Duck Creek is the leading cloud-based SaaS provider of core systems for the global property and casualty (P&C) and general insurance industry. Core systems comprise the end-to-end back-office infrastructure of insurance companies and include underwriting, rating and policy management; billing and payments; distribution management; claims management; reinsurance management; and data insights. Insurance companies choose Duck Creek’s solutions for its flexibility and seamless cloud-based deployment or on-premises deployment, based on a respective insurance company’s technology strategy.
Duck Creek Common Stock is currently listed on the Nasdaq under the symbol “DCT.”
Disco Parent, LLC
Parent was formed on January 6, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger and the related financing transactions. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing in connection with the merger.
Disco Merger Sub, Inc.
Merger Sub is a direct, wholly owned subsidiary of Parent and was formed on January 6, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.
Parent and Merger Sub are each affiliated with Vista Fund VIII, and Vista Fund VIII is affiliated with Vista. Vista is a leading private equity firm focused on investments in software, data and technology-enabled companies.
In connection with the transactions contemplated by the Merger Agreement, Vista Fund VIII has provided Parent with an equity commitment of up to approximately $2.65 billion, which will be available, together with cash on hand at Duck Creek as of the Closing, to fund the aggregate merger consideration and to pay the fees, expenses and other amounts required to be paid in connection with the Closing by Duck Creek, Parent and Merger Sub. For more information, please see the section entitled “The Merger—Financing of the Merger” beginning on page 75 of this Proxy Statement.
Effect of the Merger
The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Duck Creek, whereupon the separate corporate existence of Merger Sub will thereupon cease, and Duck Creek will continue as the Surviving Corporation. As a result of the Merger, the Surviving Corporation will become a wholly owned subsidiary of Parent and Duck Creek Common Stock will no longer be publicly traded. In addition, Duck Creek Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and Duck Creek will no longer file periodic reports with the SEC on account of Duck Creek Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving

Corporation. The Effective Time will occur upon the filing of a certificate of merger with, and the acceptance for record of such filing by, the Secretary of State of the State of Delaware (or at such later time as Duck Creek and the Buyer Parties may agree and specify in the certificate of merger).
Effect on Duck Creek if the Merger is Not Consummated
If the Merger Agreement is not adopted by the Company stockholders, or if the Merger is not consummated for any other reason:
•	the Company stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Duck Creek Common Stock;
•
Duck Creek will remain an independent public company, the Duck Creek Common Stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act, and Duck Creek will continue to file periodic reports with the SEC on account of the Duck Creek Common Stock;

•
we anticipate that (A) management will operate the business in a manner similar to that in which it is being operated today and (B) Company stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including but not limited to, risks and uncertainties with respect to Duck Creek’s business, prospects or results of operations, as such may be affected by, among other things, the highly competitive industry in which Duck Creek operates and adverse economic conditions;

•
the price of Duck Creek Common Stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of Duck Creek Common Stock would return to the price at which it trades as of the date of this Proxy Statement;

•
the Board will continue to evaluate and review Duck Creek’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Board will be offered or that Duck Creek’s business, prospects or results of operations will be adversely impacted); and

•
under certain specified circumstances, Duck Creek will be required to pay Parent the Company Termination Fee upon the termination of the Merger Agreement. For more information, please see the section entitled “Terms of the Merger Agreement—Company Termination Fee” beginning on page 99 of this Proxy Statement.

Merger Consideration
Duck Creek Common Stock
Upon the consummation of the Merger, each share of Duck Creek Common Stock outstanding as of immediately prior to the Effective Time (other than the Owned Company Shares or the Dissenting Company Shares, as applicable) will be cancelled and extinguished and automatically converted into the right to receive the Per Share Price. Each Owned Company Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor.
Treatment of Company RSAs, Company RSUs, Company Phantom Stock Awards, Company Options and Company SARs
Company RSAs. At the Effective Time, each Company RSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to (A) the number of shares of Duck Creek Common Stock subject to such Company RSA, multiplied by (B) $19.00. Notwithstanding the foregoing, the cash amount relating to each Company RSA granted after January 8, 2023 will not be fully vested and will instead remain subject to the same terms and conditions and be paid out on the same vesting schedule as applied to such Company RSA prior to the Effective Time, subject to the holder’s continued employment or service through the applicable vesting date.
Company RSUs. At the Effective Time, each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to (A) the number of shares of Duck Creek Common Stock subject to such Company

RSU, multiplied by (B) $19.00. Notwithstanding the foregoing, the cash amount relating to each Company RSU that was granted after January 8, 2023 will not be fully vested and will instead remain subject to the same terms and conditions and be paid out on the same vesting schedule as applied to such Company RSU prior to the Effective Time, subject to the holder’s continued employment or service through the applicable vesting date.
Company Phantom Stock Awards. At the Effective Time, each Company Phantom Stock Award, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to (A) the number of shares of Duck Creek Common Stock measured by reference to such Company Phantom Stock Award, multiplied by (B) $19.00.
Company Options and Company SARs. At the Effective Time, each Company Option and Company SAR will be cancelled immediately upon the Effective Time without payment or consideration.
Background of the Merger
The Board and the Company’s senior management periodically review the Company’s long-term strategic plan with the goal of maximizing stockholder value. As part of these ongoing evaluations, the Board and the Company’s senior management have, from time to time, considered various strategic alternatives, including the continued execution of the Company’s strategy as a stand-alone public company or the possible sale of the Company to, or combination of the Company with, a third party.
On August 2, 2022, Mr. Wright, Chairman of the Board and a partner at Apax Partners, LLP (collectively, with its affiliates, “Apax”), met for dinner with a representative of a private equity firm (“PE Firm A”), at which they discussed the Company generally. No terms of a potential transaction were discussed.
Following an introduction by Mr. Wright, Mr. Jackowski, the Chief Executive Officer of the Company, and representatives of another private equity firm (“PE Firm B”) met on August 15, 2022, via videoconference, and discussed the insurance software industry generally, and recent developments in the industry. No terms of a potential transaction were discussed.
On August 17, 2022, at the request of another private equity firm (“PE Firm C”), Mr. Jackowski and a representative of PE Firm C met via videoconference and discussed the insurance software industry generally, and potential opportunities for PE Firm C and the Company to work together. No terms of a potential transaction were discussed.
On August 19, 2022, representatives of PE Firm A and a portfolio company owned by PE Firm A (“Company A”) had an introductory call with Mr. Wright, during which they discussed, on a high-level and preliminary basis, the potential interest of PE Firm A and Company A in exploring a strategic transaction with the Company. No terms of a potential transaction were discussed.
On August 30, 2022, Mr. Jackowski met with the chief executive officer of Company A via video conference. The meeting consisted of an introduction between Mr. Jackowski and the chief executive officer of Company A and a high-level acknowledgment between them that the two companies could be interested in exploring a potential strategic transaction. No terms of a potential transaction were discussed.
On September 21, 2022, Mr. Jackowski and Mr. Rhodes, the Chief Financial Officer of the Company, met in person with representatives of PE Firm B, and attended a dinner together following their meeting. The discussions at the meeting and at the dinner were introductory in nature. The parties discussed on a high level PE Firm B’s potential interest in exploring a strategic transaction involving the Company. No terms of a potential transaction were discussed.
On September 22, 2022, Mr. Jackowski and Mr. Rhodes met in person with the chief executive officer, chief financial officer and chief products officer of Company A and representatives of PE Firm A. The discussions at the meeting were preliminary in nature. The parties discussed on a high level the possibility of a strategic transaction involving the Company, PE Firm A and Company A. The representatives at the meeting also discussed, at a high level, certain changes the Company could implement in its expenditures, including its investment in new products, if it ceased to be a public company. No terms of a potential transaction were discussed.
As a follow-up to the meeting between Mr. Jackowski and a representative of PE Firm C on August 17, 2022, a representative of PE Firm C called Mr. Jackowski on September 26, 2022 to discuss on a high level

PE Firm C’s potential interest in exploring a strategic transaction involving the Company. On September 27, 2022, Mr. Jackowski and Mr. Rhodes met with representatives of PE Firm C to further discuss their interest in the Company. No terms of a potential transaction were discussed at either of these meetings.
On October 3, 2022, the Board held a meeting with all members of the Board and representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), the Company’s outside legal counsel, in attendance. At the meeting, Mr. Wright updated the Board on the indications of interest that had been received from PE Firm A, PE Firm B and PE Firm C in exploring a potential transaction with the Company. Mr. Jackowski updated the Board on the meetings Mr. Jackowski and Mr. Rhodes held with representatives of PE Firm B on September 21, 2022, with PE Firm A and Company A on September 22, 2022, and with PE Firm C on September 26, 2022 and on September 27, 2022. Mr. Jackowski informed the Board that no non-public information had been shared with such parties and that there had not been any discussion with any party about the Company’s valuation, the price or terms of any potential transaction, or the potential role of the Company’s current management after a potential transaction.
During the meeting, Mr. Wright stated that Apax would be supportive of a potential sale of the Company, if it were on attractive terms. Mr. Nicoll, a member of the Board and a managing director of Accenture plc (“Accenture plc”), stated that Accenture plc would be supportive of exploring potential third-party interest in the Company. The Board determined that it was supportive of conducting further discussions and explorations of third-party interest in the Company. The Board determined to establish an ad hoc transaction committee of the Board (the “Transaction Committee”) to work with management in exploring potential interest in a strategic transaction involving the Company. The Board appointed Mr. Bloom, Mr. Nicoll and Mr. Wright to the Transaction Committee based on their experience with respect to strategic transactions and their availability. The Board did not delegate any decision-making authority to the Transaction Committee. During the meeting, representatives of Skadden reviewed with the Board its fiduciary duties in the event the Board were to pursue a change in control transaction.
During the same meeting, the Board discussed whether to engage a financial advisor to assist Company management and the Board in identifying other parties that might have interest in a strategic transaction involving the Company. The Board considered the Company’s existing investment banking relationships and the qualifications of those investment banks. The Board authorized the Company’s management and the Transaction Committee to contact J.P. Morgan for assistance with the exploratory process for a strategic transaction, based on J.P. Morgan’s qualifications and experience advising, and familiarity with, companies operating in the same industry as the Company.
At this meeting, Company management updated the Board on the status of management’s preparation of a long-range plan for the Company. The Board discussed with management the assumptions to be included in a long-range plan, including with respect to revenue and Adjusted EBITDA growth rates. The Board authorized management to engage an internationally recognized consulting firm with expertise in the Company’s industry to assist Company management in further developing the assumptions which would serve as the basis for the Company’s long-range plan.
Later, on October 3, 2022, at the request of the Board, Mr. Wright contacted representatives of J.P. Morgan to discuss the potential engagement of J.P. Morgan by the Company in connection with the Company’s evaluation of a potential strategic transaction. Mr. Wright informed the J.P. Morgan representatives that the Company had received unsolicited indications of interest from PE Firm A, PE Firm B and, PE Firm C. Mr. Wright requested that J.P. Morgan identify additional strategic parties and financial parties that the Company could consider contacting to solicit indications of interest for a strategic transaction involving the Company.
On October 6, 2022, Mr. Jackowski held a meeting with representatives of Vista, during which they discussed the insurance software industry generally, and potential opportunities for Vista and the Company to work together. No terms of a potential transaction were discussed.
On October 11, 2022, Mr. Wright held a meeting with a representative of another private equity firm (“PE Firm D”) on matters not related to the Company, during which they briefly discussed the Company generally and PE Firm D’s potential interest in exploring a strategic transaction involving the Company. No terms of a potential transaction were discussed.

On October 18, 2022, at the request of Vista, Mr. Jackowski and Mr. Rhodes met with two representatives from Vista. Mr. Jackowski and the Vista representatives met in person, and Mr. Rhodes joined the meeting via videoconference. The parties discussed on a high-level Vista’s interest in exploring a potential strategic transaction involving the Company. No terms of a potential transaction were discussed.
On October 27, 2022, Vista submitted an oral, non-binding, preliminary indication of interest for a strategic transaction involving the Company, with a preliminary offer price of $15.00 per share of Duck Creek Common Stock, in cash.
Between October 3, 2022 and November 30, 2022, J.P. Morgan, together with members of the Transaction Committee and Company management, identified strategic parties and financial parties that the Company could consider contacting to solicit indications of interest for a strategic transaction involving the Company. The Transaction Committee directed J.P. Morgan to contact approximately 17 strategic and financial parties, including Vista, PE Firm A, Company A, PE Firm B, PE Firm C and PE Firm D, to assess (or follow up on, in the case of potential counterparties who had already been in contact with the Company) their interest in exploring a potential strategic transaction involving the Company. During that period, Mr. Jackowski and Mr. Rhodes also met with a number of those potential counterparties to discuss at a high level the Company’s business and, on a preliminary and high-level basis, the party’s interest in a potential transaction involving the Company. In those initial meetings, no non-public information regarding the Company was shared and no terms of any potential transaction were discussed. These initial meetings included a meeting on October 18, 2022 among Mr. Jackowski, Mr. Rhodes and representatives of Vista, and a meeting on November 4, 2022 between Mr. Jackowski and a representative of Vista. In addition, on October 26, 2022, Mr. Jackowski and Mr. Rhodes met with investment professionals from Vista at an investor conference, which was unrelated to any potential transaction, and no potential transaction was discussed.
On November 2, 2022, the chief executive officer of another strategic party (“Company B”), which was among the parties contacted by J.P. Morgan after the Board meeting on October 3, 2022, contacted J.P. Morgan to request a management presentation from the Company and requested that Company B be sent a draft confidentiality agreement. The Company entered into a confidentiality agreement with Company B on November 8, 2022, which included customary standstill provisions (which standstill terminated, in accordance with its terms, upon the Company’s entry into the Merger Agreement).
On November 14, 2022, Mr. Wright met with representatives of PE Firm A to discuss, on a preliminary basis, a potential strategic transaction among the Company, PE Firm A and Company A. Representatives of J.P. Morgan also attended this meeting on behalf of the Company. During the course of the meeting, representatives of PE Firm A presented various preliminary and high-level financial data generated by PE Firm A regarding a potential strategic transaction, including PE Firm A’s suggestion that a combination of the Company with Company A could potentially result in meaningful synergies. PE Firm A’s presentation posited an illustrative offer price of $15.00 per share of Duck Creek Common Stock, in cash. The parties present at the meeting did not discuss PE Firm A’s preliminary views in detail; however, Mr. Wright and the J.P. Morgan representatives informed PE Firm A that although the Board had not previously discussed any potential offer price, it was their expectation that an offer price would need to be significantly higher than $15.00 per share of Duck Creek Common Stock in order for the Board to consider a sale of the Company. The parties present at the meeting discussed at a high level, among other things, that, if the Company and Company A were to combine, they would together be able to make larger investments in product development. No other terms of any potential transaction, business plans or financial or other analyses or proposals were discussed.
On November 16, 2022, Mr. Jackowski and Mr. Rhodes met in person with representatives of PE Firm C. During the meeting, representatives of PE Firm C informed Mr. Jackowski and Mr. Rhodes that PE Firm C was not interested in pursuing a strategic transaction with the Company at this time, but could be interested in providing funding to a potential acquirer of the Company if such an opportunity were to arise in the future.
In the afternoon of November 16, 2022, Mr. Jackowski and Mr. Rhodes met in person with representatives of Company B. At the meeting, Mr. Jackowski and Mr. Rhodes presented an overview of certain publicly available information about the Company and its business, and the parties present at the meeting discussed the insurance software industry generally.
On November 18, 2022, representatives of another private equity firm (“PE Firm E”) met with Mr. Jackowski and Mr. Rhodes to discuss PE Firm E’s preliminary interest in a strategic transaction involving the Company.

On November 21, 2022, Mr. Jackowski, Mr. Rhodes and representatives of J.P. Morgan, and on November 22, 2022, Mr. Rhodes and representatives of J.P. Morgan, held additional financial and technology due diligence sessions with representatives of Company B.
On November 22, 2022, PE Firm A submitted a non-binding, preliminary indication of interest for a strategic transaction involving the Company, with a preliminary indicative offer price range of $16.25-$16.50 per share of Duck Creek Common Stock, in cash. PE Firm A’s indication of interest stated that the transaction, if completed, would be structured as an acquisition of the Company by Company A.
On November 28, 2022, PE Firm D and another private equity firm (“PE Firm F”), which had been contacted as part of J.P. Morgan’s outreach to potential counterparties after the October 3, 2022 meeting of the Board, informed representatives of J.P. Morgan verbally of their preliminary interest in jointly pursuing a strategic transaction with the Company, together with one of their shared portfolio companies, and provided J.P. Morgan with a non-binding, preliminary offer price range of $14.00-$16.00 per share of Duck Creek Common Stock, in cash.
On November 30, 2022, another private equity firm (“PE Firm G”) submitted a non-binding, preliminary indication of interest for a strategic transaction involving the Company, with a preliminary indicative offer price range of $14.00-$16.00 per share of Duck Creek Common Stock, in cash.
On November 30, 2022, PE Firm E informed representatives of J.P. Morgan that PE Firm E intended to submit a non-binding, preliminary indication of interest for a strategic transaction involving the Company, with a preliminary indicative offer price range of $15.00-$18.00 per share of Duck Creek Common Stock, in cash, and that PE Firm E would submit a written letter to the Company with its proposal following the meeting of its internal investment committee to approve the proposal. On December 4, 2022, PE Firm E submitted this proposal in writing.
On November 30, 2022, the Transaction Committee held a meeting with all members of the Transaction Committee and with representatives of J.P. Morgan and Skadden in attendance. At the meeting, J.P. Morgan representatives updated the Transaction Committee on the status of the outreaches to potential counterparties and the non-binding indications of interest that had been received to date. During the meeting, Mr. Wright informed the Transaction Committee that, subject to Apax’s investment committee’s approval, a different Apax fund than the fund owning Duck Creek Common Stock might be interested in investing in the buyer group for a strategic transaction involving the Company if the Board determined to pursue a sale of the Company to PE Firm A and Company A (but would not be interested in investing in a buyer group with any other potential counterparty), which interest was new and therefore had not previously been raised with the Transaction Committee or the Board. Mr. Wright further informed the Transaction Committee that PE Firm A was not yet aware of such Apax fund’s potential interest and that there had not been any discussions between Apax and PE Firm A regarding the potential participation of an Apax fund as an investor in such a transaction. Mr. Wright further informed the other members of the Transaction Committee that Apax’s investment committee was scheduled to discuss the matter on December 5, 2022, and that Mr. Wright would update the full Board on Apax’s decision, so that the Board could, if appropriate, determine to implement any appropriate decision-making procedures (including the potential recusal of Mr. Wright and Mr. Mackenzie, the Apax-nominated directors on the Board, from a strategic alternatives review process). During the meeting, Skadden representatives reviewed with the Transaction Committee the fiduciary duties of directors when considering a change in control transaction, recent trends in regulatory review of mergers and acquisitions, and procedural protections the Board could consider if certain directors had interests in a potential transaction that differed from the interests of the Company’s other stockholders.
On December 1, 2022, the Board held a meeting with all members of the Board, except Mr. Rajasekar, and representatives of J.P. Morgan and Skadden in attendance. During the meeting, J.P. Morgan representatives updated the Board on the status of the outreaches to potential counterparties and the non-binding indications of interest that had been received to date. During the meeting, Skadden representatives also reviewed with the Board the fiduciary duties of directors in considering a change in control transaction, procedural protections the Board could consider in the event that certain directors had an interest in a transaction that differed from the interests of the Company’s other stockholders, and how the Board should evaluate closing uncertainty and regulatory risk in determining the value to Company stockholders of any proposal. During the meeting, the Board instructed Mr. Jackowski to, and to cause management to, refrain from engaging in any discussions with potential counterparties with respect to any post-closing employment or equity participation, none of which had occurred to date. Mr. Wright informed the Board that, subject to Apax’s investment committee’s approval, a different Apax fund than the fund owning Duck Creek Common Stock may potentially be interested in investing in the buyer group for a strategic transaction involving the Company if the Board determined to pursue a sale to PE Firm A and Company A (but would not be interested in investing in a buyer group with any other potential counterparty), and that Mr. Wright would update the Board following a meeting of Apax’s investment committee on December 5, 2022 to discuss the matter, so that the Board could, if appropriate, determine to implement appropriate decision-making procedures (including the potential recusal of Mr. Wright and Mr. Mackenzie, the Apax-nominated directors on the Board, from a strategic alternatives process).
At this meeting, Mr. Jackowski also updated the Board on the continuing work by Company management to use the draft long-range plan to develop the Stand-Alone Projections (as defined in the section entitled “The Merger—Forecasts” beginning on page 67 of this Proxy Statement). The Board discussed and provided input on the draft Stand-Alone Projections, asked for more detail in various areas and instructed Company management to prepare and circulate a further revised draft of the Stand-Alone Projections incorporating the Board’s input in advance of the next meeting of the Board, scheduled for December 4, 2022.
On December 4, 2022, the Board held a meeting with all members of the Board and representatives of J.P. Morgan and Skadden in attendance. The Board reviewed with Company management the further revised draft of the Stand-Alone Projections, and Mr. Rhodes explained the modifications that had been made in the current draft based on the Board’s questions and comments at its prior meeting. Mr. Jackowski reviewed certain metrics with the Board, including 2022 revenue of the Company, the Company’s estimated 2023 revenue, and how revenue and Adjusted EBITDA in 2022 and estimated revenue and Adjusted EBITDA for 2023 compared with models prepared by the Company in connection with its IPO. The Board requested additional detail and comparisons from Company management to review before approving the draft Stand-Alone Projections. At the meeting, J.P. Morgan representatives reviewed with the Board the status of the outreaches to potential counterparties. Skadden representatives further discussed with the Board certain procedural protections the Board could consider if an Apax fund, with the approval of the Apax investment committee determined it were interested in investing in a buyer group for a strategic transaction.
On December 5, 2022, the Board held a meeting with all members of the Board and representatives of J.P. Morgan and Skadden in attendance. Mr. Wright informed the Board that an Apax fund, with the approval of the Apax investment committee, had determined to evaluate whether such Apax fund would be interested in potentially pursuing an investment in the buyer group for a strategic transaction involving the Company with PE Firm A and Company A, if the Board determined to pursue a sale of the Company to PE Firm A and Company A (but would not be interested in investing in a buyer group with any other potential counterparty). In light of an Apax fund’s interest in evaluating whether to pursue such a transaction, the Board determined to dissolve the Transaction Committee and establish a special committee of the Board (the “Special Committee”) comprised of independent and disinterested directors of the Board. The Board appointed Mr. Bloom, Ms. Dodd and Mr. Nicoll to serve as members of the Special Committee. In selecting Mr. Nicoll to serve on the Special Committee and concluding that he was disinterested and independent, the Board considered Mr. Nicoll’s affiliation with Accenture plc, and the fact that Mr. Nicoll, on behalf of Accenture plc, had indicated during the Board meeting held on October 3, 2022 that Accenture plc was not interested in participating in a potential transaction as a buyer. The Board delegated to the Special Committee the power and authority of the Board, to the fullest extent permitted by law and the Company’s bylaws, to consider, negotiate and evaluate the terms, conditions and advisability of any strategic transaction involving the Company, to oversee negotiations of any strategic transaction, and to reject any strategic transaction. The Board resolutions forming the Special Committee also provided that the Board would not approve any strategic transaction, or recommend that the Company’s stockholders approve any strategic transaction, that was not recommended by the Special Committee. The Board also granted the Special Committee the authority to engage, at the Company’s expense, its own legal, investment banking, accounting and other advisors or consultants to assist the Special Committee as the Special Committee determined appropriate in its sole discretion.
At this meeting, after further review of the information requested by the Board from Company management at its meeting on December 4, 2022 and after further discussion, the Board approved the Stand-Alone Projections.
Mr. Wright and Mr. Mackenzie then left the meeting, and J.P. Morgan representatives presented to the rest of the Board J.P. Morgan’s preliminary financial analyses of the Company, including analyses based on the Stand-Alone Projections. J.P. Morgan representatives also updated the Board on the outreaches to potential counterparties to date, and the indications of interest received to date.

On December 5, 2022 and December 6, 2022, representatives of Apax, including Mr. Wright and Mr. Mackenzie, met with representatives of PE Firm A, who are also members of the board of directors of Company A, to discuss at a preliminary and high level the possibility of a potential equity investment by an Apax fund in Company A in connection with a strategic transaction among PE Firm A, Company A and the Company. The discussions were exploratory in nature, and were part of the Apax fund’s evaluation of whether such Apax fund would be interested in potentially pursuing an investment in a strategic transaction involving the Company with PE Firm A and Company A. Apax representatives later informed the Special Committee of such discussions.
On December 6, 2022, Mr. Rhodes held an introductory call with representatives of another private equity firm (“PE Firm H”), which had been contacted as part of J.P. Morgan’s outreaches to potential counterparties after the October 3, 2022 meeting of the Board, to discuss at a high level the Company’s business and the insurance software industry generally. No non-public information regarding the Company was shared and no terms of any potential transaction were discussed.
The Special Committee considered recommendations for law firms and interviewed law firms seeking to act as independent counsel to the Special Committee. After considering presentations of these law firms to the Special Committee, and the respective qualifications, reputation and experience of these and other law firms, on December 7, 2022, the Special Committee selected Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) to act as its independent legal counsel.
On December 8, 2022, the Special Committee held a meeting with all members of the Special Committee and representatives of Paul, Weiss in attendance, to discuss initial matters to facilitate the Special Committee’s oversight of the process for exploring a potential strategic transaction involving the Company, including the engagement by the Special Committee of an independent financial advisor.
The Special Committee discussed the benefits of engaging J.P. Morgan as the Company’s financial advisor and the need to understand if any of J.P. Morgan’s relationships with the Company, Apax and the other potential counterparties could adversely affect J.P. Morgan’s ability to act as an unconflicted advisor. After this discussion, representatives of J.P. Morgan joined the meeting and updated the Special Committee on the status of the outreaches to potential counterparties and the non-binding indications of interest J.P. Morgan and the Company had received. The Special Committee interviewed the J.P. Morgan representatives about J.P. Morgan’s past engagements with, and the fees J.P. Morgan and its affiliates have earned from, the Company, Apax and certain other potential counterparties to a strategic transaction, the percentage of J.P. Morgan’s revenues derived from work for private equity sponsors, and J.P. Morgan’s perspectives on designing a process that would maximize stockholder value. The J.P. Morgan representatives left the meeting and then provided to the Special Committee, in writing, disclosure of relationships between J.P. Morgan and its affiliates on the one hand, and the Company, Apax and certain other potential counterparties to a strategic transaction, on the other hand, that the J.P. Morgan representatives discussed with the Special Committee during the meeting. After discussion and deliberation, the Special Committee determined that, based on J.P. Morgan’s disclosures, J.P. Morgan’s relationships with potential counterparties, including Apax, should not adversely affect J.P. Morgan’s ability to act as an unconflicted financial advisor for the Company in respect of its evaluation of a potential transaction and that the Special Committee supported J.P. Morgan being engaged as the financial advisor of the Company. The Special Committee also determined that it would engage a second financial advisor who had no prior involvement with the process to date to serve as the independent financial advisor to the Special Committee, and decided to interview two different financial advisors, including Evercore Group L.L.C. (“Evercore”), regarding their qualifications and experience, and relationships with the Company, Apax and the other potential counterparties, for the potential engagement.
On December 8, 2022, representatives of Paul, Weiss contacted legal counsel for Apax to discuss the possibility of a potential equity investment by an Apax fund in Company A in connection with a strategic transaction among PE Firm A, Company A and the Company. Legal counsel for Apax advised Paul, Weiss of the disclosure obligations under Regulation 13D of the Apax fund through which Apax owns Duck Creek Common Stock and informed Paul, Weiss that any such potential equity investment would be undertaken by a new fund as a new investment and that the Apax fund owning Duck Creek Common Stock would intend to sell its shares of Duck Creek Common Stock in a transaction recommended by the Special Committee and approved by the

Board. Representatives of Paul, Weiss and legal counsel for Apax also discussed the applicability of the restrictions on business combinations with interested stockholders under Section 203 of the DGCL (“Section 203”), which could apply to any potential counterparty bidding jointly with an Apax fund, unless the Board granted the counterparty a waiver in advance.
On December 9, 2022 and December 10, 2022, following discussions with Paul, Weiss, the Special Committee provided the other members of the Board (excluding Mr. Wright and Mr. Mackenzie) and certain members of the Company’s management with internal communications guidelines to protect the confidentiality of the Special Committee’s process and ensure that the Special Committee would be able to negotiate with potential counterparties vigorously on an arms’ length basis and effectively execute its mandate. The Special Committee instructed such parties to refrain from discussing the potential strategic transaction or the Special Committee’s process with, and not to provide any information to, any potential counterparty to a transaction involving the Company, including Apax and Apax-nominated directors, without first consulting with the Special Committee.
The Special Committee and representatives of Paul, Weiss met on December 12, 2022 to interview representatives of one potential financial advisor, and on December 13, 2022, to interview representatives of Evercore. In each interview, the Special Committee asked representatives of the financial advisors questions regarding their qualifications and experience in special committee engagements in similar transactions, their past engagements with, and the fees they and their affiliates have earned from, the Company, Apax and the other potential counterparties to a strategic transaction, and their perspectives on designing a process that would maximize stockholder value, and discussed with representatives of the financial advisors their answers. After the conclusion of Evercore’s interview, the Special Committee discussed with Paul, Weiss the qualifications and experience, and relationship disclosure, of each financial advisor.
On December 13, 2022, the Special Committee met again with representatives of Paul, Weiss also in attendance to further discuss the interviews the Special Committee had conducted with representatives of Evercore and representatives of the other potential financial advisor. Following this discussion, the Special Committee determined that it would engage Evercore as its independent financial advisor, based on Evercore’s qualifications and experience advising special committees in circumstances similar to that of the Special Committee, Evercore’s experience advising, and familiarity with, companies in the same industry as the Company and the Special Committee’s determination that Evercore’s relationships with potential counterparties, including Apax, should not adversely affect Evercore’s ability to act as an unconflicted financial advisor for the Special Committee in respect of its evaluation of a potential transaction. The Special Committee directed Paul, Weiss to notify Evercore, J.P. Morgan and the other potential financial advisor the Special Committee had interviewed of the Special Committee’s decision to engage Evercore as the Special Committee’s independent financial advisor.
During its December 13, 2022 meeting, the Special Committee also discussed the importance of confidentiality and deliberate management of information flow to potential counterparties in order to structure a process that would maximize stockholder value. The Special Committee also reviewed with Paul, Weiss the obligations of the Apax fund through which Apax owns Duck Creek Common Stock under Regulation 13D to make public filings disclosing certain changes in its plans or proposals regarding its investment in the Company and the restrictions on business combinations with interested stockholders under Section 203, which could apply to any potential counterparty bidding jointly with Apax, unless the Board granted the counterparty a waiver in advance. The Special Committee considered, among other things, whether to request that Apax cease discussions of a strategic transaction with PE Firm A, Company A and any other potential counterparty until further notice; whether Apax’s ceasing such discussions would be likely to decrease the amount PE Firm A and Company A would be willing to offer in any proposal for a strategic transaction; and whether permitting the discussions to continue would increase the risk of a market leak that could harm the Company’s relations with its customers and employees or decrease competitive dynamics of the process.
Representatives of Apax informed the Special Committee that on December 14, 2022, Apax and Company A entered into a confidentiality agreement with each other, following which, representatives of Apax attended a management presentation about Company A by representatives of Company A. Representatives of Apax informed the Special Committee that only information relating to the business of Company A was presented and discussed at the meeting and that Apax continued to comply with its confidentiality obligations to the Company restricting the disclosure of any confidential information of the Company.

Following Evercore’s selection as the Special Committee’s independent financial advisor on December 13, 2022, and J.P. Morgan’s selection as the Company’s financial advisor on the same day, representatives of Evercore and of J.P. Morgan met from time to time, separately from each other, with members of Company management to review information regarding the Company, including the Stand-Alone Projections. Each financial advisor also continued to work separately to refine its preliminary financial analyses of the Company based on, at the direction of the Board, in the case of J.P. Morgan, and at the direction of the Special Committee, in the case of Evercore, the Stand-Alone Projections.
On December 14, 2022, Paul, Weiss, at the direction of the Special Committee, contacted Apax’s legal counsel to inform them that the Special Committee requested that Apax cease all discussions and communications with PE Firm A and Company A, and any other parties, relating to a strategic transaction involving the Company, until further notice.
On the same day, Mr. Wright received an unsolicited inbound request from another private equity firm (“PE Firm I”) to discuss its potential interest in exploring a strategic transaction involving the Company. Mr. Wright did not respond to PE Firm I’s inbound request and forwarded the request to representatives of Evercore and of J.P. Morgan.
On December 15, 2022, at the direction of the Special Committee, representatives of Evercore and J.P. Morgan discussed with representatives of Apax, and separately, representatives of Paul, Weiss discussed with Apax’s legal counsel, the Special Committee’s request that Apax cease discussions with PE Firm A and Company A. Representatives of Apax informed the Company that later that day, representatives of Apax would inform representatives of PE Firm A and Company A that the Special Committee had requested that Apax, PE Firm A and Company A cease further discussions of a strategic transaction among them involving the Company, and cease further sharing of information by Company A, pending the Special Committee’s consent to further discussions. Each of Apax, PE Firm A and Company A agreed that day to abide by the Special Committee’s request at that time, and PE Firm A and Company A confirmed to the Special Committee that they had not had discussions with Apax about a strategic transaction since December 8, 2022.
On December 15, 2022, Vista submitted a written, non-binding, preliminary indication of interest for a strategic transaction involving the Company, including a preliminary offer price range of $16.00-$18.00 per share of Duck Creek Common Stock, in cash.
Also on December 15, 2022, the Company publicly announced its intention to release its financial results for the fiscal quarter ended November 30, 2022 on January 5, 2023, and to hold an earnings call with analysts on that day.
On December 16, 2022, at the request of the Special Committee, representatives of Evercore provided customary relationship disclosures to the Special Committee, which included disclosure of certain relationships between Evercore and its affiliates, on the one hand, and the Company, Apax, Accenture plc and their respective affiliates and portfolio companies, as applicable, on the other hand.
Also on December 16, 2022, representatives of Apax, Evercore, J.P. Morgan, Paul, Weiss and Apax’s legal counsel had further discussions about Apax’s continued requests to permit an Apax fund to engage in discussions with PE Firm A and Company A and conduct due diligence on Company A to evaluate whether such Apax fund would be interested in potentially pursuing a strategic transaction involving the Company with PE Firm A and Company A.
Later on December 16, 2022, the Special Committee held a meeting with all members of the Special Committee and representatives of each of Evercore, J.P. Morgan and Paul, Weiss in attendance. During the meeting, the Special Committee nominated and elected Mr. Nicoll as the Chair of the Special Committee. The Special Committee discussed with representatives of each of Evercore, J.P. Morgan and Paul, Weiss Apax’s continued request to permit an Apax fund to continue discussions with PE Firm A and Company A, including to conduct due diligence on Company A, with a view towards evaluating whether such Apax fund would be interested in potentially pursuing a strategic transaction involving the Company with PE Firm A and Company A. The Special Committee considered, among other things, the interest of the Company’s stockholders in potential counterparties having a meaningful opportunity to submit a competitive proposal for a transaction, including by having time to conduct due diligence and gain a familiarity with the Company’s business; that Apax, and if working with an Apax fund, potentially PE Firm A and Company A, had a much greater familiarity with the Company’s business than many other potential counterparties, given Apax’s history with the Company; the restrictions on business combinations with interested stockholders of Section 203, which could apply to any potential counterparty bidding jointly with an Apax fund, unless the Board granted the counterparty a waiver in advance; and the benefits to the Company and its shareholders of the Special Committee’s process remaining confidential at that time. After consideration and deliberation, the Special Committee determined that it would continue to request that Apax refrain from having discussions with PE Firm A and Company A regarding a potential transaction, including by pausing its due diligence discussions with Company A.
During this meeting, J.P. Morgan representatives updated the Special Committee on the outreaches to potential counterparties, noting that, at the direction of the Special Committee and the Board, respectively, representatives of Evercore and of J.P. Morgan had contacted 21 financial and strategic parties. The Special Committee decided to further explore the indications of interest that the Company had received to date and commence preparation of an electronic data room (the “Data Room”) to facilitate potential counterparties’ due diligence on the Company. The Special Committee directed representatives of Evercore and of J.P. Morgan to contact one additional financial party and four additional strategic parties to assess their interest in participating in a process for a potential strategic transaction with the Company. The Special Committee further determined that it would invite certain potential counterparties, including those who had submitted preliminary indications of interest with an offer price of at least $16.00 per share (or an offer price range that included prices above $16.00 per share) of Duck Creek Common Stock, to negotiate confidentiality agreements with the Company and receive access to the Data Room, and directed representatives of Evercore and of J.P. Morgan to encourage the other parties who had submitted indications of interest to increase their offer prices.
Between December 16, 2022 and December 29, 2022, the Special Committee, with the assistance of its advisors negotiated, and the Company executed, six confidentiality agreements with potential counterparties, including with (i) Vista, (ii) PE Firm A and Company A, (iii) PE Firm E, (iv) another private equity firm (“PE Firm J”), (v) two additional private equity firms and their shared portfolio company (which we refer to collectively as “PE Firm K”) and (vi) another private equity firm (“PE Firm L”), and each of these parties and their representatives were granted access to non-public information of the Company in the Data Room and were invited to schedule diligence meetings with Company management. Each confidentiality agreement included customary standstill provisions (which standstills terminated, in accordance with their terms, upon the Company’s entry into the Merger Agreement). During this period, the Special Committee, with the assistance of its advisors, also negotiated, and the Company executed, a clean team confidentiality agreement with PE Firm A and Company A providing for special procedures for reviewing and handling competitively sensitive information of the Company provided to PE Firm A and Company A in their diligence review. Over the course of the last two weeks of December 2022, through January 8, 2023, each of the parties executing a confidentiality agreement with the Company was provided access to the documents included in the Data Room.
On December 17, 2022, representatives of PE Firm A’s legal counsel and Paul, Weiss discussed briefly the Special Committee’s process for the evaluation of a strategic transaction. PE Firm A’s legal counsel requested that the Special Committee permit an Apax fund to conduct due diligence on Company A.
On December 19, 2022, Apax’s legal counsel called Paul, Weiss to ask for an update on the process and on the Special Committee’s consideration of Apax’s request to permit an Apax fund to continue discussions and due diligence with PE Firm A and Company A. Apax’s legal counsel informed Paul, Weiss that an Apax fund had engaged a consulting firm with expertise in the Company’s industry to assist with its due diligence review of Company A, which was the same firm that had recently been engaged by the Company to assist Company management in developing some of the market-based assumptions in its drafts of the Stand-Alone Projections (“Consultant A”). Paul, Weiss representatives also relayed that the Special Committee would consider Apax’s requests again.
On December 19, 2022, PE Firm K submitted a non-binding, preliminary indication of interest for a strategic transaction involving the Company, with a preliminary offer price range of $16.00-$17.00 per share of Duck Creek Common Stock, in cash.
On December 20, 2022, PE Firm L submitted a written, non-binding, preliminary indication of interest for a strategic transaction involving the Company, with a preliminary offer price range of $16.00-$17.50 per share of Duck Creek Common Stock, in cash.
On December 20, 2022, the Special Committee held a meeting with all members of the Special Committee and representatives of each of Evercore, J.P. Morgan, Paul, Weiss and Skadden in attendance. Prior to

J.P. Morgan representatives joining the meeting, representatives of Evercore reviewed with the Special Committee Evercore’s preliminary financial analyses of the Company. After J.P. Morgan representatives joined the meeting, Evercore representatives and J.P. Morgan representatives updated the Special Committee on the status of discussions with potential counterparties and their review of the Company. J.P. Morgan representatives also advised the Special Committee that representatives of PE Firm A had informed them that PE Firm A did not require Apax as a partner for its proposal for a strategic transaction with the Company, and that PE Firm A would continue to follow the Special Committee’s requests with respect to communications with Apax.
During this meeting, Paul, Weiss representatives informed the Special Committee that Apax, through its legal counsel, notified them that an Apax fund had engaged Consultant A to conduct due diligence on Company A in its evaluation of whether such Apax fund would be interested in potentially pursuing a strategic transaction involving the Company with PE Firm A and Company A. The Special Committee considered this and decided to communicate to Apax the Special Committee’s concerns about Apax continuing to use Consultant A for this work, because Consultant A had received access to the Company’s confidential information as part of its engagement by the Company and the Special Committee believed that allowing Apax to continue to use Consultant A could give Apax an informational advantage over other potential counterparties because Consultant A was unlikely to have sufficient consultants with relevant industry experience to establish separate, dedicated teams to represent each potential counterparty to a strategic transaction involving the Company who wished to engage Consultant A to assist in its diligence of the Company.
During this meeting, representatives of Evercore and J.P. Morgan advised the Special Committee that earlier that day, Vista requested permission to share Company confidential information with three potential co-investors, and PE Firm A requested permission to share Company confidential information with a number of direct lenders. The Special Committee determined, in light of risks of premature market leaks of the process, to permit the sharing of Company confidentiality information with potential co-investors but not direct lenders at that time.
Also during this meeting, the Special Committee discussed with its advisors whether to provide the Stand-Alone Projections to potential counterparties during their due diligence. The Special Committee determined that the Stand-Alone Projections should be provided to potential counterparties, and the Stand-Alone Projections were uploaded to the Data Room shortly thereafter.
At this meeting, the Special Committee also discussed that certain potential counterparties had requested the ability under their confidentiality agreements with the Company to conduct market diligence through the use of third-party consultants, including in certain cases, Consultant A. On December 22, 2022, in response to these requests, the Special Committee determined to allow potential counterparties who had executed confidentiality agreements with the Company to conduct market diligence, but that, in light of Consultant A’s access to confidential information of the Company and the potential information advantage a party engaging Consultant A may have over parties that cannot engage Consultant A, the Special Committee would not consent to potential counterparties engaging Consultant A in connection with their evaluation of a potential transaction. The Special Committee further instructed representatives of Paul, Weiss and of Skadden to request Consultant A not accept engagements with potential counterparties relating to an evaluation of a potential transaction involving the Company.
On December 20, 2022, representatives of Apax spoke with representatives of Evercore regarding Apax’s request to be permitted to have discussions with PE Firm A and Company A.
On December 22, 2022, Apax’s legal counsel and Paul, Weiss representatives again spoke to discuss whether an Apax fund should be permitted to have access to the Data Room, to conduct due diligence on Company A, and to have discussions with PE Firm A, and representatives of Paul, Weiss confirmed that the confidentiality agreement PE Firm A and Company A entered into with the Company prohibited PE Firm A and Company A from having any discussions or other contact with Apax. Paul, Weiss representatives updated the Special Committee on this discussion, and on December 23, 2022, the Special Committee authorized Paul, Weiss to begin negotiating a letter agreement with Apax to authorize Apax to conduct due diligence on Company A, so long as such diligence would not reasonably be expected to require the Apax fund through which Apax owns Duck Creek Common Stock to file an amendment to its Schedule 13D for a period of time (the “Apax Letter Agreement”). From the period between December 23, 2022 and January 7, 2023, representatives of Apax, Evercore, J.P. Morgan, Paul, Weiss and Apax’s legal counsel communicated from time to time about Apax’s requests to permit an Apax fund to conduct due diligence on Company A and conduct discussions with PE Firm A and Company A, with a view towards evaluating whether such Apax fund would be interested in potentially pursuing a strategic transaction involving the Company with PE Firm A and Company A. The Special Committee’s advisors kept the members of the Special Committee apprised of these negotiations, and the Special Committee discussed and directed the negotiations of the Apax Letter Agreement with its advisors.
On December 22, 2022, Mr. Jackowski and Mr. Rhodes met with representatives of PE Firm A and Company A for a management due diligence meeting. During the period between December 22, 2022 to January 2, 2023, members of Company management conducted six diligence meetings with potential counterparties and their counsel, covering an overview of the Company’s business and, to the extent requested and scheduled by the potential counterparties, additional topics including financial diligence, product and technology diligence, operations diligence and go-to-market diligence.
On December 27, 2022, Paul, Weiss delivered a draft of the Apax Letter Agreement to Apax’s legal counsel and, later that day, Apax’s legal counsel sent to Paul, Weiss a revised version reflecting Apax’s comments.
On December 30, 2022, Paul, Weiss representatives informed counsel to Apax that the Special Committee would review the revised Apax Letter Agreement the week of January 2, 2023.
On January 1, 2023, Vista inquired with J.P. Morgan representatives as to the status of the Special Committee’s process and asked for guidance on whether the terms of Vista’s preliminary indication of interest were competitive. J.P. Morgan did not tell Vista where Vista stood relative to other potential counterparties, but in response to Vista’s question, indicated that the Special Committee would consider offer price and certainty of closing in evaluating a proposal submitted by Vista relative to proposals submitted by other potential counterparties.
On January 3, 2023, the Special Committee held a meeting with all members of the Special Committee and representatives of Evercore, J.P. Morgan and Paul, Weiss in attendance. At that meeting, representatives of Evercore and J.P. Morgan reviewed with the Special Committee the outreach made to date to potential counterparties to a strategic transaction and the status of discussions with those potential counterparties, including the indications of interest received, the parties’ progress in conducting due diligence, Vista’s inquiry regarding the competitiveness of its preliminary indication of interest, and J.P. Morgan’s response to Vista’s inquiry. As of the time of this meeting, 24 potential counterparties had been contacted during the process, including 18 financial parties (including four with ownership of portfolio companies in the same industry as the Company) and six strategic parties. Of those, 13 potential counterparties had declined to continue with an evaluation of a strategic transaction, five potential counterparties showed an interest in a potential transaction but were not actively engaged in due diligence with the Company, and six potential counterparties were actively engaged in due diligence with the Company, all of which were financial parties (and in some cases, together with their portfolio companies). The Special Committee discussed with representatives of each of Evercore, J.P. Morgan and Paul, Weiss that Vista and PE Firm A had completed the most diligence of all the potential counterparties to date, and had made more progress on their diligence during the holiday period than the other potential counterparties. In light of the outstanding management diligence meetings scheduled with some potential counterparties for the weeks of January 2, 2023 and January 9, 2023, the Special Committee determined at that time that it would continue to monitor the due diligence progress of the potential counterparties and would consider, at the beginning of the week of January 9, 2023, the deadline for initial proposals that it would set.
During the meeting, the Special Committee discussed the process, risks and timing for obtaining necessary regulatory clearances for a transaction with PE Firm A and Company A, relative to a transaction with the other potential counterparties then conducting diligence on the Company, including Vista. The Special Committee directed Paul, Weiss and Skadden to begin working with legal counsel for PE Firm A and Company A on regulatory diligence and to begin negotiations with legal counsel for PE Firm A and Company A on the terms of a potential merger agreement relating to regulatory efforts standards and regulatory-related conditions to closing and termination rights. The Special Committee considered that, because Company A was a participant in the Company’s industry, a transaction with PE Firm A and Company A could potentially involve more regulatory risk or a longer time to close than transactions with the other potential counterparties.
On January 4, 2023, Paul, Weiss provided to legal counsel for Apax a further revised version of the Apax Letter Agreement and Paul, Weiss and legal counsel for Apax continued to negotiate the final terms of the Apax Letter Agreement during the period up to January 7, 2023.

On January 5, 2023, the Company announced its financial results for the fiscal quarter ended November 30, 2022. On January 5, the Company also announced that it had agreed to acquire Imburse. In light of the announcement of this acquisition, and its projected effects on the Company’s future financial results and long-term value, the Special Committee discussed the Stand-Alone Projections and the Imburse Projections (as defined in the section entitled “The Merger—Forecasts” beginning on page 67 of this Proxy Statement) with its advisors and directed the Company’s management to provide the Imburse Projections to Evercore and J.P. Morgan, and directed Evercore and J.P. Morgan to utilize both the Stand-Alone Projections and the Imburse Projections, in their updated preliminary financial analyses of the Company.
On Friday, January 6, 2023, Vista submitted a written, non-binding proposal to acquire all outstanding shares of Duck Creek Common Stock for $16.50 per share of Duck Creek Common Stock, in cash (the “$16.50 Vista Proposal”). On the same day, and prior to submitting the $16.50 Vista Proposal, representatives of Vista informed representatives of Evercore and J.P. Morgan that Vista would no longer be interested in pursuing a transaction with the Company if Vista and the Company did not finalize a definitive agreement and publicly announce a transaction by the morning of Monday, January 9, 2023.
In connection with submitting the $16.50 Vista Proposal, Vista also submitted a draft merger agreement, voting agreement, equity commitment letter and limited guarantee to the Special Committee. The $16.50 Vista Proposal stated that Vista was prepared to deliver fully committed equity financing (providing for a full equity backstop) to fund the transaction and to proceed with executing definitive agreements, that would grant the Company the right to specific performance to enforce Vista’s obligations to close; commit Vista to a “hell or high water” standard for its obligations to obtain regulatory clearances required for closing; and provide the Company a 30-day “go-shop” period after signing the merger agreement, during which the Company would be permitted to solicit and negotiate competing proposals for a strategic transaction. The $16.50 Vista Proposal provided for a termination fee payable by the Company in the event that the Company terminated the merger agreement to accept a superior proposal or in certain similar circumstances, and such termination fee would be equal to 1.6% of the equity value of the transaction if termination occurred during the go-shop period, and 3.2% of the equity value of the transaction if termination occurred after the go-shop period. As part of the $16.50 Vista Proposal, Vista contemplated that certain of the Company’s large stockholders would execute a voting agreement with Vista to support the Vista transaction.
After receiving the $16.50 Vista Proposal, the Special Committee held a meeting in the early afternoon of January 6, 2023 with all members of the Special Committee and representatives of Evercore, J.P. Morgan and Paul, Weiss in attendance. During the meeting, representatives of Evercore and of J.P. Morgan reviewed the financial aspects of the $16.50 Vista Proposal with the Special Committee and Paul, Weiss representatives reviewed with the Special Committee the key terms of the $16.50 Vista Proposal and the fiduciary duties of the members of the Special Committee under Delaware law in considering a potential transaction. The Special Committee discussed with the representatives of each of Evercore, J.P. Morgan and Paul, Weiss the conditions to completion of the $16.50 Vista Proposal, including that Vista would not require debt financing or additional equity partners in order to complete a transaction, and the “high or hell water” regulatory commitment from Vista in the draft merger agreement. The Special Committee also considered the ability for third parties to submit a superior proposal during the “go-shop” period proposed by Vista in the draft merger agreement; the broad outreach to a large number of potential counterparties that had been undertaken by representatives of Evercore and of J.P. Morgan since October 2022, at the direction of the Special Committee and of the Board, respectively; the likelihood that PE Firm A, PE Firm E, PE Firm J, PE Firm K or PE Firm L would submit a proposal with a higher offer price or higher closing certainty than the $16.50 Vista Proposal; the difference between the offer price of $16.50 per share of Duck Creek Common Stock proposed by Vista and the offer prices that such other parties had indicated to date, equity research analysts’ price targets for the Duck Creek Common Stock and the value at which the Duck Creek Common Stock was then trading; that PE Firm E, PE Firm J, PE Firm K and PE Firm L were still in early stages of their diligence review on the Company based on their progress through the Data Room and the diligence meetings they had or were then scheduled to have with the Company’s management team; the fact that, like Vista, PE Firm A had completed much more diligence on the Company than the other potential counterparties during the holiday period, and therefore that PE Firm A was likely to be able to accelerate its diligence review on the Company and potentially submit a proposal that could be competitive with the $16.50 Vista Proposal on price and contract terms on the same timeline as Vista; and the fact that Vista and

PE Firm A had each demonstrated a high level of interest in a strategic transaction with the Company and that allowing them to compete over an abbreviated timeline could provide the Company with enhanced negotiating leverage in the process and maximize the offer prices proposed by Vista and PE Firm A.
The Special Committee engaged in an extensive discussion regarding the Special Committee’s review of its strategic alternatives, including whether to inform Apax of, and solicit a proposal for a transaction from Apax and PE Firm A on, the accelerated timeframe of the $16.50 Vista Proposal and the actions the Special Committee could consider taking with the other potential counterparties engaged in the process with the Company at that time. After discussion and deliberation, the Special Committee directed representatives of Evercore and of J.P. Morgan to inform Vista that the Special Committee would be willing to consider negotiating the terms of the $16.50 Vista Proposal, and allowing Vista to preempt the broader process that the Special Committee had established, if Vista were willing to increase its offer price to a materially higher price per share of Duck Creek Common Stock. The Special Committee further directed representatives of Evercore and of J.P. Morgan to inform PE Firm A, on a no-names basis, that another potential counterparty submitted a non-binding proposal and had indicated its willingness to negotiate and execute definitive documentation and announce a transaction by January 9, 2023, that if PE Firm A were still interested in a transaction involving the Company, PE Firm A must also submit a proposal on that timeline, and that PE Firm A was competing with a proposal that had full equity financing and a “hell or high water” regulatory commitment.
At the conclusion of its meeting in the early afternoon of January 6, 2023, the Special Committee further directed Paul, Weiss to prepare a draft merger agreement to send to legal counsel for PE Firm A and Company A and to negotiate the draft with them if PE Firm A and Company A indicated they were interested in negotiating and executing definitive documentation by January 9, 2023. The Special Committee further directed Paul, Weiss and Skadden to engage with legal counsel for each of Vista and PE Firm A and Company A to conduct regulatory due diligence on a strategic transaction with each of them over the course of the weekend.
Also on January 6, 2023, representatives of Evercore and of J.P. Morgan, as directed by the Special Committee, held separate telephone conversations with representatives of PE Firm A and Vista to relay the Special Committee’s decision. Representatives of PE Firm A informed J.P. Morgan representatives that PE Firm A would assess whether it would submit a proposal for a transaction, but in the event PE Firm A decided to do so, it would not need a co-bidder in order to submit a competitive proposal and did not intend to partner with Apax in a proposal for a strategic transaction involving the Company. PE Firm A requested that the Special Committee propose an initial draft of the merger agreement. On that call, representatives of PE Firm A also requested guidance on offer price. Representatives of Evercore and of J.P. Morgan did not give a price target but told PE Firm A that they would need to put their best foot forward with respect to both price and the regulatory efforts standard in their proposed merger agreement in order to be competitive.
Later in the day on January 6, 2023, the Special Committee held another meeting at which all members of the Special Committee, except Ms. Dodd, and representatives of Evercore, J.P. Morgan, Paul, Weiss and Skadden were in attendance. Representatives of Evercore and of J.P. Morgan updated the Special Committee on their discussions with Vista and PE Firm A. During this meeting, the Special Committee directed Skadden representatives to inform the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer about the $16.50 Vista Proposal and work with such management members as necessary to assist with the negotiations of the draft definitive agreements with Vista and PE Firm A and the completion of each counterparty’s confirmatory due diligence review. The Special Committee also discussed Apax’s request to continue to use Consultant A to conduct due diligence on Company A, with a separate team walled off from any Consultant A employee advising the Company and so long as Consultant A did not use or disclose any confidential information of the Company. For the reasons the Special Committee had discussed and considered in its prior meetings, the Special Committee determined that it would not be appropriate for an Apax fund to be permitted to continue to use Consultant A to conduct due diligence on Company A at this time unless a strict information wall were implemented and no employees of Consultant A that did work for the Company would be on the Consultant A team advising Apax with respect to its due diligence on Company A.
In anticipation of finalizing the Apax Letter Agreement, the Special Committee discussed with its advisors the potential timing for granting PE Firm A and Company A a waiver under Section 203. The Special Committee determined to consider and discuss the potential Section 203 waiver once the Apax Letter Agreement was finalized and ready to be executed.

On the evening of January 6, 2023, PE Firm A submitted a written, non-binding proposal to acquire all outstanding shares of Duck Creek Common Stock for $16.35 per share of Duck Creek Common Stock, in cash (the “$16.35 PE Firm A Proposal”). PE Firm A’s proposal stated that PE Firm A was prepared to deliver fully committed equity financing to fund the transaction and requested exclusivity. At the direction of the Special Committee, J.P. Morgan representatives informed PE Firm A that the offer price in the $16.35 PE Firm A Proposal was not high enough and asked PE Firm A to increase its offer price in a revised proposal.
On January 7, 2023, at the request of the Special Committee, representatives of Evercore provided further customary relationship disclosures to the Special Committee, which included disclosure of certain relationships between Evercore and its affiliates, on the one hand, and the Company, PE Firm A, Vista and their respective affiliates and portfolio companies, as applicable, on the other hand.
Also on January 7, 2023, the Special Committee held a meeting at which all members of the Special Committee and representatives of Evercore, J.P. Morgan, Paul, Weiss and Skadden were in attendance. The Special Committee discussed with the representatives of each of Evercore, J.P. Morgan, Paul, Weiss and Skadden the proposal made by PE Firm A and directed representatives of Evercore and of J.P. Morgan to continue to solicit a higher offer price from PE Firm A.
At this meeting, the Special Committee also reviewed with its advisors the terms and conditions of the $16.50 Vista Proposal, including the conditions to closing in the proposed merger agreement, the terms of the go-shop and no-shop periods included in the proposed merger agreement, the termination fees proposed in the merger agreement to be payable in the event that the Company terminated the merger agreement to accept a superior proposal, among other events, the remedies available to the Company in the event that closing conditions were satisfied but Vista did not consummate the closing, and the termination rights available to the Company and Vista under the proposed merger agreement. The Special Committee also reviewed with its advisors the terms of the draft merger agreement that Paul, Weiss was preparing to send to PE Firm A and its counsel, including the regulatory covenants included in the proposed merger agreement. The Special Committee discussed with its advisors the potential for a longer period to closing a strategic transaction with PE Firm A and Company A, relative to the anticipated period to close a transaction with Vista, because of potential additional informational requests from regulators relating to the involvement of a portfolio company in the Company’s industry. The Special Committee, following discussion with its advisors, determined that the proposed draft of the merger agreement for PE Firm A would be substantially similar to the proposed merger agreement with Vista, but that the draft agreement for PE Firm A would contain various timing and other specifically tailored regulatory-related provisions and would provide for a reverse termination fee payable by PE Firm A in the event of termination of the merger agreement for failure to obtain regulatory clearances.
On January 7, 2023, the Company and Apax finalized and executed the Apax Letter Agreement, reflecting the terms proposed by the Special Committee at its meeting earlier that day, and Apax received access to the Data Room. The Apax Letter Agreement, in its final form, permitted Apax to receive access to the Data Room, subject to confidentiality obligations, engage in co-bidding discussions with PE Firm A and Company A intended to permit the evaluation as to whether an Apax fund would be interested in potentially pursuing a strategic transaction involving the Company with PE Firm A and Company A, and conduct diligence on Company A, and provided that Apax would continue to limit its engagement of Consultant A to its evaluation of Company A, using a team that did not have confidential information of the Company and who had not worked, and would not work, on Consultant A’s engagement by the Company. The Apax Letter Agreement also prohibited Apax from taking certain actions that would reasonably be expected to require the Apax fund through which Apax owns Duck Creek Common Stock to file a Schedule 13D amendment for a period of time.
Later in the day on January 7, 2023, once the Apax Letter Agreement was confirmed by the parties and their counsel to be in final form for execution, the Special Committee discussed, and resolved by written consent to grant, a waiver to PE Firm A under Section 203. The Special Committee further granted a waiver in favor of PE Firm A and Company A of the prohibitions on co-bidding discussions in their confidentiality agreement with the Company that would permit PE Firm A and Company A to engage in discussions with Apax regarding a joint proposal for a strategic transaction involving the Company if they decided they wanted to do so. Following receipt of the Section 203 waiver and the waiver to permit co-bidding discussions under the confidentiality agreement, PE Firm A’s legal counsel stated to Paul, Weiss that PE Firm A and Company A did not wish to have discussions with Apax regarding any joint proposal for a strategic transaction at that time and intended to submit a proposal, without Apax, for negotiation and execution prior to January 9, 2023.

On January 7, 2023, Paul, Weiss sent a revised draft of the merger agreement and related documents on behalf of the Special Committee to Kirkland & Ellis LLP (“Kirkland”), Vista’s legal counsel. Later in the day on January 7, 2023, representatives of Paul, Weiss discussed via telephone with Kirkland the draft merger documents.
On January 7, 2023, Paul, Weiss also sent an initial draft of the merger agreement on behalf of the Special Committee to legal counsel for PE Firm A and Company A.
Also on January 7, 2023, a representative of Apax reiterated to J.P. Morgan representatives via a telephone call that Apax was not interested in investing in the buyer group for a strategic transaction involving the Company with any partner other than potentially PE Firm A and Company A. Separately, that day, as directed by the Special Committee, Mr. Nicoll informed Mr. Wright via a telephone call that the Special Committee had received proposals from two potential counterparties for a strategic transaction involving the Company and that the terms of both proposals were viewed by the Special Committee as attractive. Mr. Nicoll did not disclose the identity of the two potential counterparties or the terms of the proposals.
On January 7, 2023, the Company executed an engagement letter with J.P. Morgan, providing for J.P. Morgan’s engagement as financial advisor to the Company in connection with the process for a potential strategic transaction, and the Company, and the Special Committee, executed an engagement letter with Evercore, providing for Evercore’s engagement as financial advisor to the Special Committee. J.P. Morgan confirmed in its engagement letter that it had no conflicts of interest that would prevent J.P. Morgan from acting as a financial advisor to the Company in connection with a potential strategic transaction.
On January 7, 2023, the Special Committee informed Accenture plc that the Special Committee had received a proposal from Vista that it was negotiating, with the potential for finalizing and executing transaction documents in the coming days, and that Vista had requested voting agreements from the Company’s significant stockholders. The Special Committee requested that Accenture plc negotiate and execute a voting agreement with Vista (or, if the Special Committee decided to recommend a transaction with PE Firm A rather than Vista, with PE Firm A). Later that day, Accenture plc’s legal counsel informed representatives of Paul, Weiss that Accenture plc would be willing to execute a voting agreement with Vista or PE Firm A, if a transaction with either party were approved by the Special Committee. Throughout the day on January 7 and January 8, 2023, Accenture plc’s legal counsel negotiated and finalized the terms of a proposed voting agreement with Vista with Kirkland, and during the day on January 8, 2023, discussed the terms of a proposed voting agreement with PE Firm A with PE Firm A’s legal counsel.
On January 8, 2023, the Imburse Projections were uploaded to the Data Room and made available to potential counterparties for their due diligence.
On the morning of January 8, 2023, the Special Committee held a meeting with representatives of each of Paul, Weiss, Skadden, Evercore and J.P. Morgan in attendance. The Special Committee discussed the developments since the last meeting of the Special Committee in negotiations with Vista and PE Firm A, and the significant open points remaining in negotiations of the terms of the proposals and definitive agreements with each party, relating to offer price, the terms of the “go-shop” and non-solicit periods and regulatory-related covenants and related provisions. Representatives of Evercore and J.P. Morgan updated the Special Committee on the progress and engagement demonstrated by each of Vista and PE Firm A in completing their due diligence that weekend. The Special Committee directed its representatives to inform each of Vista and PE Firm A that the deadline for submitting final proposals for a strategic transaction with the Company would be 7:00 p.m., Eastern Time that day and that the Special Committee would be reconvening at 8:00 p.m., Eastern Time to consider the final proposals.
The Special Committee invited Ms. Crusco, Mr. Love, Mr. Rajasekar and Mr. Pelzer, the other members of the Board (other than the Apax nominees and Mr. Jackowski), to join the meeting. The Special Committee informed these directors of the process followed by the Special Committee and its advisors in the Special Committee’s exploration of a potential strategic transaction involving the Company, the terms and accelerated timeline of the $16.50 Vista Proposal, the terms of the $16.35 PE Firm A Proposal, and other recent events in the sales process. The Special Committee advised these directors that both Vista and PE Firm A were expected to submit revised proposals with higher offer prices later that day. Skadden representatives reviewed with all of the directors present the fiduciary duties of directors considering a change in control transaction, and reviewed with them the protocols that the Special Committee had implemented since its formation.

The Special Committee then invited Mr. Jackowski and Mr. Rhodes to join the meeting. Representatives of Evercore reviewed with the Special Committee, the additional directors (including Mr. Jackowski) and Mr. Rhodes the process undertaken by the Special Committee in evaluating a transaction, including that representatives of Evercore and of J.P. Morgan had contacted 24 parties, including 18 financial parties (including 4 with ownership of portfolio companies in the same industry as the Company) and 6 strategic parties, at the direction of the Special Committee and of the Board, respectively, the terms of the $16.50 Vista Proposal and $16.35 PE Firm A Proposal, and the diligence review in process by four other potential counterparties.
Representatives of Evercore reviewed with the Special Committee, the additional directors (including Mr. Jackowski) and Mr. Rhodes Evercore’s updated preliminary financial analyses of the Company, based on the Forecasts at the direction of the Special Committee, and the members of the Special Committee and the additional directors asked representatives of Evercore various questions about the analyses and discussed Evercore’s representatives’ answers. Representatives of J.P. Morgan then reviewed its updated preliminary financial analyses of the Company, based on the Forecasts at the direction of the Board, and the members of the Special Committee and the additional directors asked representatives of J.P. Morgan various questions about the analyses and discussed J.P. Morgan’s representatives’ answers. The members of the Special Committee and the additional directors also asked representatives of each of Evercore and J.P. Morgan questions about the differences between their respective preliminary financial analyses and the reasons for the differences in assumptions, such as discount rates, applied by each advisor. The members of the Special Committee and the additional directors also asked representatives of Paul, Weiss and Skadden questions about the terms of the $16.50 Vista Proposal and the $16.35 PE Firm A Proposal, and discussed their answers.
Throughout the day on January 8, 2023, representatives of Paul, Weiss and Skadden continued to negotiate the terms of the proposed merger agreement and other transaction documents with Kirkland and legal counsel for PE Firm A and Company A, and exchanged and discussed various drafts of the documents during the course of the day.
On January 8, 2023, at approximately 8:00 p.m., Eastern Time, the Special Committee held a meeting with all members of the Special Committee, and representatives of Evercore, J.P. Morgan, Paul, Weiss and Skadden in attendance. At the outset of the meeting, representatives of Evercore and J.P. Morgan advised the Special Committee that they had not yet received updated proposals for a strategic transaction from either Vista or PE Firm A. The Special Committee decided to reconvene after updated proposals from Vista and PE Firm A were received.
Later on January 8, 2023, after reconvening the meeting of the Special Committee, the Special Committee was informed that PE Firm A had submitted a revised written non-binding proposal, including an offer price of $18.15 per share of Duck Creek Common Stock, in cash, and shortly thereafter, PE Firm A submitted a further updated, best and final offer price of $18.66 per share of Duck Creek Common Stock, in cash (such proposal, reflecting the updated price, the “$18.66 PE Firm A Proposal”). The $18.66 PE Firm A Proposal stated that PE Firm A was prepared to deliver fully committed equity financing to fund the purchase price of the transaction; included a reverse termination fee of 6% of the equity value of the transaction in the event that the merger agreement is terminated in connection with the failure to obtain regulatory clearances prior to the outside date and a commitment from PE Firm A in the merger agreement to take all actions and agree to all remedies (except as would have a material adverse effect on the combined company) in order to obtain regulatory clearances; and required that certain parties who had recently been engaged in negotiations with the Company would be excluded from the go-shop period contemplated by the merger agreement. The $18.66 PE Firm A Proposal provided for a termination fee payable by the Company in the event that the Company terminated the merger agreement to accept a superior proposal or in certain similar circumstances, and such termination fee would be equal to 1.5% of the equity value of the transaction if termination occurred during the “go-shop” period, and 2.75% of the equity value of the transaction if termination occurred after the “go-shop” period. Shortly after submitting the $18.66 PE Firm A Proposal, PE Firm A’s legal counsel sent Paul, Weiss revised drafts of the merger agreement and other transaction documents.
Also on January 8, 2023, while the meeting of the Special Committee was in process, Vista submitted a revised written non-binding proposal, including an offer price of $19.00 per share of Duck Creek Common Stock, in cash (referred to as the “$19.00 Vista Proposal”). The $19.00 Vista Proposal was conditioned on the definitive agreements being executed within the following two hours and the execution by certain large stockholders of the Company of voting agreements in support of the transaction; stated that Vista was prepared to deliver fully committed equity financing to fund the purchase price of the transaction; included a “hell or high water” regulatory efforts covenant; required that certain parties be excluded from the “go-shop” period contemplated by the merger agreement; and provided for a termination fee payable by the Company of 1.5% of the equity value of the transaction relating to a superior proposal during the “go-shop” period, and 3% of the equity value of the transaction for a termination relating to a superior proposal after the “go-shop” period. Concurrently with submitting the $19.00 Vista Proposal, Vista also sent the Special Committee revised drafts of the merger agreement and other transaction documents.
The Special Committee then discussed the $19.00 Vista Proposal and the $18.66 PE Firm A Proposal, including the changes agreed in the draft merger agreements with Vista and PE Firm A over the course of the day, the fact that neither counterparty would require debt financing or additional equity partners to complete a transaction, the differences in the regulatory related terms of each draft merger agreement and the regulatory-related risk profiles of the two parties in terms of certainty and timing of closing, and that both parties required certain parties to be excluded from the “go-shop” period (and subject instead to all provisions of the non-solicitation covenants beginning on the date of the Merger Agreement). The Special Committee compared the offer prices and certainty of closing in each proposal, and discussed Vista’s request that certain large stockholders of the Company execute voting agreements with Vista.
Following separate negotiations among the representatives of the legal and financial advisors for the Special Committee with the legal advisors and other representatives of Vista, and discussions of those negotiations and the items at issue with the Special Committee during the course of the ongoing meeting of the Special Committee, the Special Committee and Vista reached agreement on the final terms of the draft merger agreement, including that the merger agreement would not be conditioned on receipt of voting agreements from particular stockholders, but that the Company would use commercially reasonable efforts to enter into voting agreements with each holder of 10% or more of the Duck Creek Common Stock after signing, and that the parties that would be excluded from the “go-shop” period (and subject instead to all provisions of the non-solicitation covenants beginning on the date of the Merger Agreement) would consist of holders of 10% or more of the Company’s common stock and any party that had submitted an acquisition proposal to the Company in the previous five days. In deciding to agree to those provisions in particular, the Special Committee considered the fact that Apax had clearly stated on multiple occasions that Apax was not interested in pursuing a strategic transaction involving the Company with any partner other than PE Firm A and Company A, that PE Firm A had clearly stated on multiple occasions that it did not require a partner, including Apax, to pursue a strategic transaction involving the Company, and had subsequently stated on January 6, 2023 that it did not intend to pursue a strategic transaction involving the Company with Apax and the Special Committee’s belief that PE Firm A’s offer of $18.66 per share of Duck Creek Common Stock was “best and final”. The Special Committee further considered the fact that Accenture plc had previously informed the Special Committee that it had no interest in participating as a buyer or co-investor with a potential counterparty in a strategic transaction involving the Company, had indicated its willingness to enter into a voting agreement with the counterparty to a transaction recommended by the Special Committee, and that Accenture plc had negotiated and finalized the terms of a voting agreement with Vista.
During the meeting, representatives of Evercore reviewed with the Special Committee its financial analyses of the Company and the $19.00 Vista Proposal. The financial analyses presented by Evercore were, at the direction of the Special Committee, based on the Forecasts. Evercore delivered to the Special Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated January 8, 2023, and that is attached to this Proxy Statement as Annex B-2, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $19.00 per share to be received by the holders of shares of Duck Creek Common Stock in the Merger was fair, from a financial point of view, to such holders.
After discussion and deliberation, the Special Committee unanimously (i) determined that it was in the best interests of the Company and its stockholders to enter into the Merger Agreement with Vista in accordance with the terms of the $19.00 Vista Proposal and the additional terms agreed by the Special Committee and Vista, (ii) recommended that the Board approve, declare advisable and enter into the Merger Agreement and approve the execution, delivery and consummation of the merger and other transactions in accordance with the Merger Agreement and the DGCL and (iii) recommended that, subject to the approval by the Board of the Merger Agreement and the transactions contemplated thereby, the stockholders of the Company vote in favor of the adoption of the Merger Agreement and the approval of the merger and the other transactions contemplated thereby.

Immediately following the meeting of the Special Committee on January 8, 2023, the Board held a meeting with all members of the Board (other than Mr. Wright and Mr. Mackenzie) and with representatives of Evercore, J.P. Morgan, Paul, Weiss and Skadden in attendance. The Special Committee delivered its recommendation to the Board that the Board approve, declare advisable and enter into the Merger Agreement and approve the execution, delivery and consummation of the merger and other transactions in accordance with the Merger Agreement and the DGCL. Representatives of Evercore and of J.P. Morgan updated the directors on their respective financial analyses of the Company, which had been presented to the directors at the Special Committee meeting earlier that day, to take into account the $19.00 Vista Proposal. J.P. Morgan rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated January 9, 2023, and that is attached to this Proxy Statement as Annex B-1, that as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, and matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration to be paid to the stockholders of the Company pursuant to the Merger Agreement with Vista was fair, from a financial point of view, to such holders. After discussion and deliberation and based in part on the unanimous recommendation of the Special Committee, the Board (i) determined that it is in the best interests of Duck Creek and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared it advisable and approved and adopted the Merger Agreement, approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger and the other transactions, including the Voting Agreement, upon the terms and conditions set forth therein and (iii) resolved to recommend that the Company stockholders vote in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement.
Following the meeting of the Board, representatives of Evercore and J.P. Morgan notified Vista that the Special Committee and the Board had adopted resolutions approving the Merger Agreement.
Shortly thereafter, the Company and Vista finalized and executed the Merger Agreement and other merger documentation, and Accenture plc executed a voting agreement with Vista in favor of the transactions.
At the time of the execution of the Merger Agreement, Vista had not discussed the terms of any post-closing employment or equity participation for the Company’s management with the Special Committee, the Company or any members of the Company’s management.
The following morning, on January 9, 2023, the Company issued a press release announcing the execution of the Merger Agreement.
Because Apax, PE Firm A and Company A were all deemed to be Excluded Parties under the Merger Agreement, during the week of January 9, 2023, pursuant to the terms of the Merger Agreement, the Company terminated the Data Room access of each of Apax, PE Firm A and Company A, and requested that each of them and their representatives return or destroy the confidential information of the Company that they had received during the course of their evaluation of a potential transaction.
On January 11, 2023, the Special Committee held a meeting with all members of the Special Committee and Paul, Weiss representatives in attendance. The Special Committee discussed the Company’s obligation under the Merger Agreement to use commercially reasonable efforts to enter into voting agreements with each holder of 10% or more of the Duck Creek Common Stock after signing. Accordingly, the Special Committee directed its advisors to request that Apax execute a voting agreement. Later that day, Paul, Weiss representatives informed Apax’s legal counsel of the Special Committee’s request. Between January 11, 2023 and the date of this Proxy Statement, Apax, Apax’s legal counsel, the Company, Paul, Weiss, Vista and Vista’s legal counsel discussed from time to time Apax’s willingness to enter into the voting agreement. No voting agreement with Apax has been executed as of the date of this Proxy Statement.
During the Go-Shop Period, at the direction of the Special Committee, representatives of Evercore and of J.P. Morgan contacted the potential counterparties who had been conducting diligence prior to the announcement of the Merger Agreement (other than Apax, PE Firm A and Company A) regarding their interest in pursuing an Acquisition Proposal. Each of these parties indicated that it was not interested in pursuing a strategic transaction involving the Company at that time. At the direction of the Special Committee, representatives of Evercore and of J.P. Morgan also contacted nine additional potential counterparties, including eight financial parties and one strategic party. Of these parties, one financial party (“PE Firm M”), requested to negotiate a confidentiality agreement with the Company; however, after negotiations, PE Firm M did not enter into a confidentiality agreement with the Company and declined to continue with an evaluation of a strategic transaction.
The Go-Shop Period expired at 11:59 p.m., Eastern Time on February 7, 2023.
Recommendation and Reasons for the Merger
The Special Committee
On January 8, 2023, the Special Committee, after considering various factors, including those described herein, and after consultation with the Special Committee’s independent legal and financial advisors, unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger in accordance with the DGCL, (ii) approved and adopted the Merger Agreement and (iii) resolved to recommend that the Board approve and adopt the Merger Agreement.
In evaluating the Merger Agreement and the transactions contemplated thereby, the Special Committee consulted with the Company’s senior management, and the legal and financial advisors of the Company and the Special Committee. In reaching its determinations and recommendations, the Special Committee considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Special Committee viewed as being generally positive or favorable in coming to its determination and recommendation:
•
Premium to Market Price. The fact that the Merger Consideration of $19.00 for each share of Duck Creek Common Stock represents a premium of approximately (i) 46% relative to the unaffected closing price of Duck Creek Common Stock on January 6, 2023 (the last trading day prior to the public announcement of the Company’s entry into the Merger Agreement) and (ii) 64% relative to the volume weighted average price of Duck Creek Common Stock for the 30 days ending January 6, 2023. Certain historical market prices of the Duck Creek Common Stock are set forth in the table in the section entitled “Market Prices” beginning on page 102 of this Proxy Statement.

•
Opinion of Evercore. The opinion of Evercore, dated January 8, 2023, to the Special Committee to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $19.00 per share to be received by the holders of shares of Duck Creek Common Stock in the Merger was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “The Merger—Opinions of Duck Creek’s Financial Advisors.”

•	Financial Analyses. The financial analyses reviewed and discussed with the Special Committee and the Board by representatives of Evercore and J.P. Morgan.
•
History of Negotiations. The fact that the Special Committee negotiated vigorously with Vista with respect to price and other terms of the Merger Agreement, including obtaining a price increase by Vista from Vista’s initial offer price of $15.00 per share of Duck Creek Common Stock to $19.00 per share of Duck Creek Common Stock, which after consultation with Evercore and J.P. Morgan, the Special Committee believed represented the highest price that Vista was willing to pay.

•
Other Strategic Alternatives. The Special Committee’s assessment that the Merger Consideration of $19.00 per share of Duck Creek Common Stock is more favorable to the stockholders of the Company than the potential value that would reasonably be expected to result from other strategic and financial alternatives reasonably available, including a sale to another potential counterparty, the continuation of the Company’s business plan as an independent public company or potential expansion opportunities through acquisitions and combinations of the Company with other businesses.

•
Form of Consideration. The fact that the Merger Consideration is all cash, and therefore would provide the Company’s stockholders significant, immediate and certain value and liquidity for their shares of Duck Creek Common Stock, taking into account the effect on Company stockholders of long-term business and execution risk, as well as risks related to the financial markets generally.

•
Solicitation Process Prior to Merger Agreement. The Special Committee’s fulsome process, together with its and the Company’s advisors, for soliciting and responding to offers from potential counterparties that were believed to be the most willing and able to pay for the highest price for the

Duck Creek Common Stock, including the fact that twenty-four (24) parties were contacted or solicited during the Special Committee’s process for exploring a potential strategic transaction in an effort to obtain the best value reasonably available to stockholders, seven (7) of which entered into confidentiality agreements with the Company and were provided with an opportunity to conduct due diligence, including conducting management diligence sessions with members of the Company’s management (as described under the section entitled “The Merger—Background of the Merger” beginning on page 29 of this Proxy Statement), in addition to nine (9) parties who were later contacted during the Go-Shop Period.
•
Loss of Opportunity. The possibility that, if the Special Committee declined to recommend the Merger Agreement, there may not be another opportunity for the Company’s stockholders to receive a comparably priced offer with a comparable level of closing certainty. The Special Committee also considered Vista’s position that Vista would no longer be interested in pursuing a transaction with the Company if the parties did not finalize a definitive agreement and publicly announce a transaction by the morning of January 9, 2023 and that Vista had been one of the two most engaged potential counterparties to a transaction to date.

•
Current Conditions. The current state of the U.S. and global economies, including increased volatility in the credit, financial and stock markets, global inflation trends and the increasing interest rate environment to combat inflation, the potential for a recession, the continuing impacts of the COVID-19 pandemic, and the current and potential impact in both the near term and long term on the Company’s industry and the trading price of the Duck Creek Common Stock.

•	Likelihood of Closing. The likelihood that the Merger would be completed, based on, among other things (not in any relative order of importance):
○	the fact that Parent and Merger Sub obtained committed equity financing for the transactions, and the limited number and nature of the conditions to the equity financing;
○	the absence of a financing condition of any kind in the Merger Agreement;
○	the likelihood and anticipated timing of obtaining all required regulatory approvals in connection with the Merger;
○
the Company’s ability, under certain circumstances pursuant to the Merger Agreement and the equity commitment letter, to seek specific performance of Parent’s obligation to cause the equity commitments to Parent to be funded pursuant to the equity commitment letter;

○
the Company’s ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement and enforce specifically the terms of the Merger Agreement; and

○	Vista’s ability to complete large acquisition transactions.
•
Accenture Voting Agreement. The fact that the Accenture Signatories, who hold approximately 15.9% of the voting power of the Duck Creek Common Stock, had informed the Special Committee that they were willing to, and at the time the Company executed the Merger Agreement did, enter into a voting agreement, pursuant to which they agreed to vote their shares of Duck Creek Common Stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, subject to the terms and conditions of the voting agreement.

•
Merger Agreement Terms. The terms of the Merger Agreement and the related agreements, which were reviewed by the Special Committee with its outside legal counsel and financial advisor, and the fact that such terms were the product of arm’s-length negotiations between the parties, including:

○	the Company’s ability during the Go-Shop Period to solicit alternative acquisition proposals from, and participate in discussions and negotiations with, third parties;
○
the Company’s ability to consider and respond to unsolicited acquisition proposals, including to furnish information to and conduct negotiations with third parties under certain circumstances specified in the Merger Agreement;

○	the Board’s ability, upon the recommendation of the Special Committee, to effect a Company Board Recommendation Change;
○
the Company’s ability, under certain circumstances, to terminate the Merger Agreement in order to enter into an agreement providing for a Superior Proposal, provided that the Company complies with its obligations relating to Superior Proposals under the Merger Agreement and concurrently pays to Parent the Company Termination Fee, as described in “Terms of the Merger Agreement—Termination of the Merger Agreement” and “Terms of the Merger Agreement—Company Termination Fee”;

○	Vista’s commitment to a “hell or high water” standard for its obligations to obtain regulatory clearances required for closing; and
○	the fact that Vista Fund VIII provided a limited guarantee in favor of the Company, which guarantees certain obligations of the Buyer Parties under the Merger Agreement.
•
Appraisal Rights. The fact that Company stockholders who do not vote to adopt the Merger Agreement have the right to demand appraisal of their shares of Duck Creek Common Stock in accordance with the procedures of Section 262 of the DGCL.

In the course of its deliberations, the Special Committee also considered a number of uncertainties, risks and other countervailing factors relating to entering into the Merger Agreement, including (not necessarily in order of relative importance):
•	Closing Certainty. The risk that the Merger might not be completed in a timely manner or at all.
•
No Stockholder Participation in Future Growth. The fact that, following the Merger, the Company stockholders would no longer participate in the Company’s future earnings or growth, or benefit from any future appreciation in value of the Duck Creek Common Stock.

•
Impact of Merger Announcement on the Company. The risk that disruptions from the Merger (including the ability of certain customers to terminate or amend contracts upon a change of control) will harm (i) the Company’s business, including current plans and operations, including during the pendency of the Merger and (ii) the ability of the Company to retain and hire key personnel. The potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger and potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect the Company’s financial performance.

•
Loss of Opportunity with other Potential Counterparties. The possibility that another potential counterparty could have submitted an acquisition proposal with a higher offer price than the Merger Consideration of $19.00 per share of Duck Creek Common Stock if the Company did not enter into the Merger Agreement and continued the process for a strategic transaction with other potential counterparties.

•
Tax Treatment. The fact that the receipt of the Merger Consideration, which is all cash, in exchange for shares of Duck Creek Common Stock pursuant to the Merger Agreement would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

•
Restrictions on Solicitation. The restrictions imposed by the Merger Agreement on the Company’s solicitation of alternative acquisition proposals from third parties during and after the Go-Shop Period, and that prospective bidders may perceive Vista’s right under the Merger Agreement to negotiate with the Company to match the terms of any Superior Proposal prior to the Company being able to terminate the Merger Agreement and accept a Superior Proposal to be a deterrent to making alternative acquisition proposals.

•
Excluded Parties During Go-Shop Period. The fact that Excluded Parties are excluded from the Go-Shop Period, with the effect that such parties would not have the benefit of a lower termination fee payable by the Company, if they were interested in submitting an Acquisition Proposal during the Go-Shop Period, and would be required, during the Go-Shop Period, to comply with the restrictions imposed by the Merger Agreement on the Company’s solicitation of an Acquisition Proposal after the No-Shop Period Start Date.

•
Termination Fee. The possibility that the termination fee payable by the Company under certain circumstances, including if the Company terminates the Merger Agreement to accept a Superior Proposal and enters into an Alternative Acquisition Agreement with any person (other than an Excluded Party), could discourage other potential acquirors from making a competing proposal to acquire the Company (which termination fee would be equal to $39,168,671 if the Merger Agreement is terminated during the Go-Shop Period, and $78,337,343 if the Merger Agreement is terminated after the Go-Shop Period, or with respect to an Excluded Party, during or after the Go-Shop Period).

•
Cap on Vista Liability. That the Merger Agreement provides that the maximum aggregate liability of Vista for breaches under the Merger Agreement, guarantee or the equity commitment letter will not exceed, in the aggregate for all such breaches, the Parent Liability Limitation.

•
Pre-Closing Covenants. The restrictions placed on the conduct of the Company’s business prior to the completion of the Merger pursuant to the terms of the Merger Agreement, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Merger.

The Special Committee concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits.
In addition, the Special Committee was aware of and considered the fact that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, Company stockholders generally, including those interests that are a result of employment and compensation arrangements with the Company. For more information, see the section entitled “The Merger—Interests of the Directors and Executive Officers of Duck Creek in the Merger” beginning on page 71 of this Proxy Statement.
The foregoing discussion of factors considered by the Special Committee in reaching its conclusions and recommendation includes the principal factors considered by the Special Committee, but is not intended to be exhaustive and may not include all of the factors considered by the Special Committee. In light of the variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendations. Rather, the Special Committee based its decisions on the totality of the factors and information it considered. Moreover, each member of the Special Committee applied his or her own personal business judgment to the process and may have given different weight to different factors.
The Duck Creek Board
On January 8, 2023, the Board, after considering various factors, including those described herein, and after consultation with Duck Creek’s independent legal and financial advisors, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared it advisable and approved and adopted the Merger Agreement, approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger and the other transactions upon the terms and conditions set forth therein and (iii) resolved to recommend that the Company stockholders vote in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement.
The Board recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the other transactions contemplated thereby and (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by Duck Creek to its named executive officers in connection with the Merger.
In evaluating the Merger Agreement and the transactions contemplated thereby, the Board consulted with the Company’s senior management, and the legal and financial advisors of the Company. In reaching its determinations and recommendations, the Board considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Board viewed as being generally positive or favorable in coming to its determination and recommendation:
•	Premium to Market Price. The fact that the Merger Consideration of $19.00 for each share of Duck Creek Common Stock represents a premium of approximately (i) 46% relative to the unaffected closing price of Duck Creek Common Stock on January 6, 2023 (the last trading day prior to the public announcement of the Company’s entry into the Merger Agreement) and (ii) 64% relative to the volume weighted average price of Duck Creek Common Stock for the 30 days ending January 6, 2023. Certain historical market prices of the Duck Creek Common Stock are set forth in the table in the section entitled “Market Prices” beginning on page 102 of this Proxy Statement.
•
Opinion of Evercore. The opinion of Evercore, dated January 8, 2023, to the Special Committee to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $19.00 per share to be received by the holders of shares of Duck Creek Common Stock in the Merger was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “The Merger—Opinions of Duck Creek’s Financial Advisors” beginning on page 54 of this Proxy Statement.

•
Opinion of J.P. Morgan. The January 8, 2023 oral opinion delivered by J.P. Morgan to the Board, which was confirmed by delivery of its written opinion dated January 9, 2023, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of Duck Creek Common Stock in the Merger was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “The Merger—Opinions of Duck Creek’s Financial Advisors” beginning on page 54 of this Proxy Statement. The full text of the written opinion of J.P. Morgan, dated January 9, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B-1 to this Proxy Statement and is incorporated herein by reference.

•	Financial Analyses. The financial analyses reviewed and discussed with the Special Committee and the Board by representatives of Evercore and J.P. Morgan.
•
History of Negotiations. The fact that the Special Committee negotiated vigorously with Vista with respect to price and other terms of the Merger Agreement, including obtaining a price increase by Vista from Vista’s initial offer price of $15.00 per share of Duck Creek Common Stock to $19.00 per share of Duck Creek Common Stock, which after consultation with Evercore and J.P. Morgan, the Special Committee believed represented the highest price that Vista was willing to pay.

•
Unanimous Recommendation by the Special Committee. The fact that the Special Committee unanimously recommended that the Board approve, declare advisable and enter into the Merger Agreement and approve the execution, delivery and performance of the Merger Agreement in accordance with its terms and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, in accordance with the Merger Agreement and the DGCL.

•
Other Strategic Alternatives. The Board’s assessment that the Merger Consideration of $19.00 per share of Duck Creek Common Stock is more favorable to the stockholders of the Company than the potential value that would reasonably be expected to result from other strategic and financial alternatives reasonably available, including a sale to another potential counterparty, the continuation of the Company’s business plan as an independent public company or potential expansion opportunities through acquisitions and combinations of the Company with other businesses.

•
Form of Consideration. The fact that the Merger Consideration is all cash, and therefore would provide the Company’s stockholders significant, immediate and certain value and liquidity for their shares of Duck Creek Common Stock, taking into account the effect on Company stockholders of long-term business and execution risk, as well as risks related to the financial markets generally.

•
Solicitation Process Prior to Merger Agreement. The Special Committee’s fulsome process, together with its and the Company’s advisors, for soliciting and responding to offers from potential counterparties that were believed to be the most willing and able to pay for the highest price for the Duck Creek Common Stock, including the fact that twenty-four (24) parties were contacted or solicited during the Special Committee’s process for exploring a potential strategic transaction in an effort to obtain the best value reasonably available to stockholders, seven (7) of which entered into confidentiality agreements with the Company and were provided with an opportunity to conduct due diligence, including conducting management diligence sessions with members of the Company’s management (as described under the section entitled “The Merger—Background of the Merger” beginning on page 29 of this Proxy Statement), in addition to nine (9) parties who were later contacted during the Go-Shop Period.
•
Loss of Opportunity. The possibility that, if the Board declined to approve the Merger Agreement, there may not be another opportunity for the Company’s stockholders to receive a comparably priced offer with a comparable level of closing certainty. The Board also considered Vista’s position that Vista would no longer be interested in pursuing a transaction with the Company if the parties did not finalize a definitive agreement and publicly announce a transaction by the morning of January 9, 2023 and that Vista had been one of the two most engaged potential counterparties to a transaction to date.

•
Current Conditions. The current state of the U.S. and global economies, including increased volatility in the credit, financial and stock markets, global inflation trends and the increasing interest rate environment to combat inflation, the potential for a recession, the continuing impacts of the COVID-19 pandemic, and the current and potential impact in both the near term and long term on the Company’s industry and the trading price of the Duck Creek Common Stock.

•	Likelihood of Closing. The likelihood that the Merger would be completed, based on, among other things (not in any relative order of importance):
○	the fact that Parent and Merger Sub obtained committed equity financing for the transactions, and the limited number and nature of the conditions to the equity financing;
○	the absence of a financing condition of any kind in the Merger Agreement;
○	the likelihood and anticipated timing of obtaining all required regulatory approvals in connection with the Merger;
○
the Company’s ability, under certain circumstances pursuant to the Merger Agreement and the equity commitment letter, to seek specific performance of Parent’s obligation to cause the equity commitments to Parent to be funded pursuant to the equity commitment letter;

○
the Company’s ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement and enforce specifically the terms of the Merger Agreement; and

○	Vista’s ability to complete large acquisition transactions.
•
Accenture Voting Agreement. The fact that the Accenture Signatories, who hold approximately 15.9% of the voting power of the Duck Creek Common Stock, had informed the Special Committee that they were willing to, and at the time the Company executed the Merger Agreement did, enter into a voting agreement, pursuant to which they agreed to vote their shares of Duck Creek Common Stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, subject to the terms and conditions of the voting agreement.

•
Merger Agreement Terms. The terms of the Merger Agreement and the related agreements, which were reviewed by the Board with its and the Special Committee’s outside legal counsel and financial advisor, and the fact that such terms were the product of arm’s-length negotiations between the parties, including:

○	the Company’s ability during the Go-Shop Period to solicit alternative acquisition proposals from, and participate in discussions and negotiations with, third parties;
○
the Company’s ability to consider and respond to unsolicited acquisition proposals, including to furnish information to and conduct negotiations with third parties under certain circumstances specified in the Merger Agreement;

○	the Board’s ability, upon the recommendation of the Special Committee, to effect a Company Board Recommendation Change;
○
the Company’s ability, under certain circumstances, to terminate the Merger Agreement in order to enter into an agreement providing for a Superior Proposal, provided that the Company complies with its obligations relating to Superior Proposals under the Merger Agreement and concurrently pays to Parent the Company Termination Fee, as described in the sections entitled “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 98 of this Proxy Statement and “Terms of the Merger Agreement—Company Termination Fee” beginning on page 99 of this Proxy Statement;
○	Vista’s commitment to a “hell or high water” standard for its obligations to obtain regulatory clearances required for closing; and
○	the fact that Vista Fund VIII provided a limited guarantee in favor of the Company, which guarantees certain obligations of the Buyer Parties under the Merger Agreement.
•
Appraisal Rights. The fact that Company stockholders who do not vote to adopt the Merger Agreement have the right to demand appraisal of their shares of Duck Creek Common Stock in accordance with the procedures of Section 262 of the DGCL.

In the course of its deliberations, the Board also considered a number of uncertainties, risks and other countervailing factors relating to entering into the Merger Agreement, including (not necessarily in order of relative importance):
•	Closing Certainty. The risk that the Merger might not be completed in a timely manner or at all.
•
No Stockholder Participation in Future Growth. The fact that, following the Merger, the Company stockholders would no longer participate in the Company’s future earnings or growth, or benefit from any future appreciation in value of the Duck Creek Common Stock.

•
Impact of Merger Announcement on the Company. The risk that disruptions from the Merger (including the ability of certain customers to terminate or amend contracts upon a change of control) will harm (i) the Company’s business, including current plans and operations, including during the pendency of the Merger and (ii) the ability of the Company to retain and hire key personnel. The potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger and potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect the Company’s financial performance.

•
Loss of Opportunity with other Potential Counterparties. The possibility that another potential counterparty could have submitted an acquisition proposal with a higher offer price than the Merger Consideration of $19.00 per share of Duck Creek Common Stock if the Company did not enter into the Merger Agreement and continued the process for a strategic transaction with other potential counterparties.

•
Tax Treatment. The fact that the receipt of the Merger Consideration, which is all cash, in exchange for shares of Duck Creek Common Stock pursuant to the Merger Agreement would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

•
Restrictions on Solicitation. The restrictions imposed by the Merger Agreement on the Company’s solicitation of alternative acquisition proposals from third parties during and after the Go-Shop Period, and that prospective bidders may perceive Vista’s right under the Merger Agreement to negotiate with the Company to match the terms of any Superior Proposal prior to the Company being able to terminate the Merger Agreement and accept a Superior Proposal to be a deterrent to making alternative acquisition proposals.

•
Excluded Parties During Go-Shop Period. The fact that Excluded Parties are excluded from the Go-Shop Period, with the effect that such parties would not have the benefit of a lower termination fee payable by the Company, if they were interested in submitting an Acquisition Proposal during the Go-Shop Period, and would be required, during the Go-Shop Period, to comply with the restrictions imposed by the Merger Agreement on the Company’s solicitation of an Acquisition Proposal after the No-Shop Period Start Date.

•
Termination Fee. The possibility that the termination fee payable by the Company under certain circumstances, including if the Company terminates the Merger Agreement to accept a Superior Proposal and enters into an Alternative Acquisition Agreement with any person (other than an Excluded Party), could discourage other potential acquirors from making a competing proposal to acquire the

Company (which termination fee would be equal to $39,168,671 if the Merger Agreement is terminated during the Go-Shop Period, and $78,337,343 if the Merger Agreement is terminated after the Go-Shop Period, or with respect to an Excluded Party, during or after the Go-Shop Period).
•
Cap on Vista Liability. That the Merger Agreement provides that the maximum aggregate liability of Vista for breaches under the Merger Agreement, guarantee or the equity commitment letter will not exceed, in the aggregate for all such breaches, the Parent Liability Limitation.

•
Pre-Closing Covenants. The restrictions placed on the conduct of the Company’s business prior to the completion of the Merger pursuant to the terms of the Merger Agreement, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Merger.

The Board concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits.
In addition, the Board was aware of and considered the fact that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the Company stockholders generally, including those interests that are a result of employment and compensation arrangements with the Company. For more information, see the section entitled “The Merger—Interests of the Directors and Executive Officers of Duck Creek in the Merger” beginning on page 71 of this Proxy Statement.
The foregoing discussion of factors considered by the Board in reaching its conclusions and recommendation includes the principal factors considered by the Board, but is not intended to be exhaustive and may not include all of the factors considered by the Board. In light of the variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendations. Rather, the Board based its decisions on the totality of the factors and information it considered. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors.
Opinions of Duck Creek’s Financial Advisors
Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter, the Company retained J.P. Morgan as its financial advisor in connection with the proposed Merger.
At the meeting of the Board on January 8, 2023, J.P. Morgan rendered to the Board its oral opinion to the Board, which was subsequently confirmed by delivery of a written opinion, dated as of January 9, 2023, that as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, and matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration to be paid to the holders of Duck Creek Common Stock in the proposed Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated January 9, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B-1 to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Duck Creek Common Stock in the proposed Merger and did not express any opinion as to the fairness of any consideration paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion, which is attached as Annex B-1 to this Proxy Statement. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed a draft dated January 8, 2023 of the Merger Agreement;
•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;
•
compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Duck Creek Common Stock and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business, as discussed more fully in the section entitled “The Merger—Forecasts” beginning on page 67 of this Proxy Statement; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness, and, pursuant to J.P. Morgan’s engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement will not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company, Parent and Merger Sub in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Duck Creek Common Stock in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Merger, or any class of such persons relative to the consideration to be paid to the holders of Duck Creek Common Stock in the Merger or with respect to the fairness of any such compensation.

The terms of the Merger Agreement, including the consideration to be paid to the holders of Duck Creek Common Stock, were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Special Committee and the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Special Committee, the Board or the Company’s management with respect to the proposed Merger or the consideration, including the consideration to be paid to the holders of Duck Creek Common Stock.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Board on January 8, 2023, which was subsequently confirmed by delivery of a written opinion, dated as of January 9, 2023, and in the financial analyses presented to the Board on January 8, 2023 in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be sufficiently analogous to the Company based on J.P. Morgan’s experience and its familiarity with the industries in which the Company operates. The companies selected by J.P. Morgan were as follows:
Insurance Vertical Software
•	Guidewire Software, Inc.
•	Verisk Analytics, Inc.
•	CCC Intelligent Solutions Holdings Inc.
•	Sapiens International Corporation N.V.
Financial Services Vertical Software
•	Clearwater Analytics Holdings, Inc.
•	Model N, Inc.
•	nCino, Inc.
•	Q2 Holdings, Inc.
These companies selected were chosen by J.P. Morgan because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, were considered similar to the Company. However, certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company.
Using publicly available information, J.P. Morgan calculated, for each selected company, the multiple of the firm value (the “FV”) (calculated as equity value, plus or minus, as applicable, net debt or net cash) to the analyst consensus estimates of calendar year 2023 revenues for the applicable company (the “FV/2023E Revenue Multiple”).
Based on the results of this analysis, J.P. Morgan selected a FV/2023E Net Revenue Multiple reference range for the Company of 4.0x to 6.5x. J.P. Morgan then applied such reference range to the Company’s projected revenue for calendar year 2023 as set forth in the Forecasts. The analysis indicated a range of implied per share equity value for Duck Creek Common Stock (rounded to the nearest $0.10) of approximately $12.30 to $18.80, which J.P. Morgan compared to the Merger Consideration of $19.00 per share of Duck Creek Common Stock.
Selected Transactions Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be sufficiently analogous to the Company’s business (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which the Company operates. The following transactions were selected by J.P. Morgan as relevant to the evaluation of the proposed Merger:
Announcement Date	Acquiror	Target
December 12, 2022	Thoma Bravo LP	Coupa Software Incorporated
October 27, 2022	Thoma Bravo LP	UserTesting, Inc.
August 8, 2022	Vista Equity Partners Management, LLC	Avalara, Inc.
June 24, 2022	Hellman & Friedman LLC and Permira Advisers LLC	Zendesk, Inc.
April 11, 2022	Kaseya Inc.	Datto Holding Corp.
December 17, 2021	Thoma Bravo LP	Bottomline Technologies, Inc.
July 20, 2020	Thoma Bravo LP	Majesco
None of the selected transactions reviewed was identical to the proposed Merger. However, the selected transactions were chosen by J.P. Morgan because J.P. Morgan judged certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, to be similar to the proposed Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed Merger.
Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s FV implied in the relevant transaction to the target company’s estimated revenue for the twelve months immediately following the announcement of the applicable transaction (the “FV/NTM Revenue Multiple”).
Based on the results of this analysis, J.P. Morgan selected a FV/NTM Revenue Multiple reference range for the Company of 4.0x to 8.5x. J.P. Morgan then applied such reference range to the Company’s projected revenue for calendar year 2023 as set forth in the Forecasts. The analysis indicated a range of implied per share equity value for Duck Creek Common Stock (rounded to the nearest $0.10) of approximately $12.30 to $24.00, which J.P. Morgan compared to the Merger Consideration of $19.00 per share of Duck Creek Common Stock.
Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for Duck Creek Common Stock. J.P. Morgan calculated the unlevered free cash flow that the Company is expected to generate from December 1, 2022 through fiscal year 2032 based upon the Forecasts, which were discussed with, and approved by, the Company for use by J.P. Morgan in connection with its financial analyses. J.P. Morgan also calculated a range of terminal values for the Company at the end of this period by applying perpetual growth rates ranging from 3.5% to 4.5%, which range was selected in consultation with Company management, to estimates of terminal revenue for the Company at the end of fiscal year 2032, based on the Forecasts. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of November 30, 2022 using discount rates ranging from 9.25% to 10.25%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present values of the unlevered free cash flow estimates and the range of terminal values were then adjusted for the Company’s estimated net debt, calculated pro forma for the Company’s expected acquisition of Imburse, of $244 million as of November 30, 2022, as provided by management of the Company. This analysis indicated a range of implied per share equity value for Duck Creek Common Stock (rounded to the nearest $0.10) of $14.60 to $20.10, which J.P. Morgan compared to the Merger Consideration of $19.00 per share of Duck Creek Common Stock.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P.

Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the proposed Merger. However, the companies selected were chosen by J.P. Morgan because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, were considered similar to those of the Company. The transactions selected were similarly chosen by J.P. Morgan because J.P. Morgan judged certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, to be similar to the proposed Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the proposed Merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the proposed Merger and deliver an opinion to the Board with respect to the proposed Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.
For financial advisory services rendered in connection with the Merger, the Company has agreed to pay J.P. Morgan an estimated fee of approximately $21 million, $1.5 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the proposed Merger. In addition, the Company has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunning manager on an offering of the Company’s equity securities in January 2021 and joint lead arranger and bookrunner on a credit facility for the Company in October 2021. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have also had commercial or investment banking relationships with Accenture plc, the Company’s 15.9% stockholder, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on a credit facility for Accenture plc in April 2021. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have also had commercial or investment banking relationships with portfolio companies of Apax, the Company’s 23.8% stockholder, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to portfolio companies of Apax. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of portfolio companies of Apax, for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s written opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Parent. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Vista, and portfolio companies of Vista, for which J.P. Morgan and such affiliates received customary compensation. J.P. Morgan’s commercial banking affiliate is an administrative agent bank and a lender under outstanding credit facilities of Vista, for which it receives customary compensation or other financial benefits. In addition, during the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with portfolio companies of Vista for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to portfolio companies of Vista. J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of portfolio companies of Vista, for which it receives customary compensation or other financial benefits. During the two-year period preceding the delivery of J.P. Morgan’s written opinion on January 9, 2023, the aggregate fees received by J.P. Morgan from the Company were approximately $8 million, from Accenture plc were approximately $7 million, from the portfolio companies of Apax were approximately $72 million and from Vista and the portfolio companies of Vista were approximately $37 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company and Accenture plc. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Accenture plc, portfolio companies of Apax or portfolio companies of Vista for their own account or for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities or other financial instruments.
Opinion of Evercore Group L.L.C.
The Special Committee retained Evercore to act as its financial advisor in connection with the Special Committee’s evaluation of strategic and financial alternatives including, but not limited to, a merger or sale of all or a majority of the equity, business or assets of the Company, regardless of the form or structure thereof, or other significant corporate transaction. As part of this engagement, the Special Committee requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Duck Creek Common Stock. At a meeting of the Special Committee held on January 8, 2023, Evercore rendered to the Special Committee its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $19.00 per share to be received by the holders of Duck Creek Common Stock in the Merger was fair, from a financial point of view, to such holders.
The full text of the written opinion of Evercore, dated January 8, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B-2 to this Proxy Statement and is incorporated herein by reference. The Company encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of Duck Creek Common Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger.
In connection with rendering its opinion Evercore, among other things:
•	reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates;
•
reviewed certain internal projected financial data relating to the Company, including certain net operating loss carryforwards of the Company, prepared and furnished to Evercore by management of the Company, as approved for its use by the Special Committee and the Company, as more fully described in the section entitled “The Merger—Forecasts” beginning on page 67 of this Proxy Statement;

•
discussed with management of the Company and the Special Committee their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts (as defined in the section entitled “The Merger—Forecasts” beginning on page 67 of this Proxy Statement);

•	reviewed the reported prices and the historical trading activity of the Duck Creek Common Stock;
•	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•
compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of a draft, dated January 8, 2023, of the Merger Agreement; and
•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.
For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, Evercore assumed with the Special Committee’s consent that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company and the Special Committee as to the future financial performance of the Company and the other matters covered thereby. Evercore expressed no view as to the Forecasts or the assumptions on which they were based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement would not differ from the draft Merger Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Duck Creek Common Stock of the Merger. As the Special Committee was aware, the credit, financial and stock markets had been experiencing unusual volatility and Evercore expressed no opinion or view as to any potential effects of such volatility on the parties or the Merger.
Evercore did not conduct a physical inspection of the properties or facilities of the Company and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of Evercore’s opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. It was understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of the Duck Creek Common Stock, from a financial point of view, of the Merger Consideration. Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the Merger. Evercore’s opinion did not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of the Duck Creek Common Stock should vote or act in respect of the Merger. Evercore did not express any opinion as to the prices at which shares of Duck Creek Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the Special Committee on January 8, 2023 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before January 6, 2023, and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of the Company. The estimates contained in Evercore's analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore's analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore's analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Duck Creek Common Stock.
Using discount rates ranging from 11.0% to 13.0%, which were based on an estimate of the Company’s weighted average cost of capital, and the mid-year cash flow discounting convention, Evercore discounted to present value as of November 30, 2022, (i) estimates of Unlevered Free Cash Flow pre-NOLs (as defined in the section entitled “The Merger—Forecasts” beginning on page 67 of this Proxy Statement) that the Company was forecasted to generate during the second, third and fourth quarters of the Company’s fiscal year 2023 and the Company’s fiscal years 2024 through 2032 based on the Forecasts, and (ii) a range of terminal values for Duck Creek, which was calculated by applying perpetuity growth rates ranging from 4.0% to 6.0%, which range was selected based on Evercore’s professional judgment and experience, to estimate the terminal year unlevered, after-tax free cash flows that the Company was forecasted to generate based on the Forecasts, assuming a 22% tax rate in the second, third and fourth quarters of the Company’s fiscal year 2023 and a 24% tax rate in all fiscal years thereafter, in each case as approved by the Company’s management. Evercore derived ranges of implied total enterprise values by adding the range of present values derived above.
In calculating implied total enterprise values, Evercore included the present value of tax savings from the Company’s estimated usage of NOLs (as defined in the section entitled “The Merger—Forecasts” beginning on page 67 of this Proxy Statement) based on the Forecasts ranging between $19 million and $20 million. Based on this range of implied enterprise values, adjusted for the Company’s net debt (calculated as total debt less cash and cash equivalents, each as of November 30, 2022, less the estimated $20 million cash consideration anticipated by the Company’s management to be paid for the acquisition of Imburse), and divided by the fully diluted shares outstanding of Duck Creek Common Stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Duck Creek Common Stock of $10.25 to $17.15 (rounded to the nearest five cents), compared to the Merger Consideration of $19.00 per share of Duck Creek Common Stock.
Selected Public Company Trading Analysis
Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for Guidewire Software, Inc., a selected publicly traded company in the P&C insurance industry, and for the following selected publicly traded companies in the vertical software and financial software industries (collectively, the “selected companies”), which were selected based on Evercore’s professional judgment and experience:
•	P&C Insurance
•	Guidewire Software, Inc.
•	Vertical Software
•	AppFolio, Inc.
•	Blackbaud, Inc.
•	Docebo Inc.
•	Descartes Systems Group Inc.
•	Intapp, Inc.
•	Model N, Inc.
•	Tyler Technologies, Inc.
•	Veeva Systems Inc.
•	Financial Software
•	Alkami Technology, Inc.
•	Bill.com Holdings, Inc.
•	nCino, Inc.
•	Q2 Holdings, Inc.
•	Sapiens International Corp N V
For each of the selected companies, Evercore calculated total enterprise value (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, less cash and cash equivalents, less unconsolidated investments) as a multiple of estimated revenue for the 2023 and 2024 calendar years, which is referred to as “2023E Revenue” and “2024E Revenue”, respectively, in each case, based on closing share prices as of January 6, 2023. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates.
This analysis indicated the following:
P&C Insurance
Benchmark	Multiple
2023E Revenue	5.3x
2024E Revenue	4.8x
Financial Software
Benchmark	High	Low	Mean	Median
2023E Revenue	8.5x	1.9x	4.9x	4.9x
2024E Revenue	6.6x	1.7x	4.0x	3.9x

Vertical Software
Benchmark	High	Low	Mean	Median
2023E Revenue	10.9x	3.8x	7.0x	6.6x
2024E Revenue	9.9x	3.6x	6.1x	5.7x
Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied a total enterprise value / revenue multiple reference range of 3.5–6.5x to the Company’s 2023E Revenue (“TEV / 2023E Revenue Reference Range”) and a total enterprise value / revenue multiple reference range of 3.0–6.0x to the Company’s 2024E Revenue (“TEV / 2024E Revenue Reference Range”), in each case, based on the Forecasts. Based on this range of implied enterprise values, the Company’s net debt (calculated as total debt less cash and cash equivalents, each as of November 30, 2022, less the estimated $20 million cash consideration anticipated by the Company’s management to be paid for the acquisition of Imburse), and the number of fully diluted shares of Duck Creek Common Stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Duck Creek Common Stock of $10.95 to $18.80 (rounded to the nearest five cents) based on the TEV / 2023E Revenue Reference Range and a range of implied equity values per share of Duck Creek Common Stock of $10.85 to $19.95 (rounded to the nearest five cents) based on the TEV / 2024E Revenue Reference Range, in each case, compared to the Merger Consideration of $19.00 per share of Duck Creek Common Stock.
Although none of the selected companies is directly comparable to the Company, Evercore selected these companies because they are publicly traded P&C insurance, vertical software and financial software companies that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Selected Transactions Analysis
Evercore reviewed, to the extent publicly available, financial information related to the following selected transactions involving publicly-traded target companies in the software industry announced since 2016 that Evercore considered in its professional judgment and experience to be generally relevant for purposes of analysis, (the “selected transactions”). The selected transactions reviewed by Evercore, and the month and year each was announced, were as follows:
Month and Year Announced	Acquiror	Target
December 2022	Thoma Bravo	Coupa Software
May 2022	Broadcom Inc.	VMware, Inc.
January 2022	Vista Equity Partners	Citrix Systems, Inc.
December 2021	Thoma Bravo	Bottomline Technologies
December 2021	Permira Advisers LLC	Mimecast Limited
November 2021	Permira Advisers LLC	McAfee Corp.
August 2021	Nordic Capital	Inovalon
August 2021	Clearlake Capital Group, L.P.	Cornerstone OnDemand, Inc.
June 2021	Thoma Bravo	QAD Inc.
December 2020	Thoma Bravo	Realpage, Inc.
July 2020	Thoma Bravo	Majesco
December 2019	Thoma Bravo	Instructure
June 2019	Dassault Systemes	Medidata Solutions, Inc.
February 2019	Thoma Bravo	Ellie Mae
April 2016	Vista Equity Partners	Cvent, Inc.
For each selected transaction, Evercore calculated the implied total enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and minority interest, less cash and cash equivalents, less unconsolidated investments) as (i) a multiple of last twelve-month (based on the last four reported quarters for each target company through the end of the last such quarter prior to the announcement of the applicable transaction) revenue for the target company at the time of the announcement of the applicable transaction, which is referred to as “LTM Revenue” and (ii) a multiple of the next twelve-month (based on the next four unreported quarters for each target company through the end of the last such quarter after the announcement of the applicable transaction) revenue, which is referred to as “NTM Revenue”. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.
Benchmark	High	Low	Median
LTM Revenue	10.0x	4.4x	7.4x
NTM Revenue	9.0x	4.1x	6.5x
Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected (i) a reference range of total enterprise value to LTM Revenue multiples of 5.0–9.5x and applied this range of multiples to the Company’s LTM Revenue as of December 31, 2022 based on the financial results for the Company provided by the Company’s management and (ii) a reference range of total enterprise value to NTM Revenue multiples of 4.5–8.5x and applied this range of multiples to the Company’s NTM Revenue as of December 31, 2022 based on the financial results for the Company provided by the Company’s management. Based on this range of implied enterprise values, the Company’s net debt (calculated as total debt less cash and cash equivalents, each as of November 30, 2022, less the estimated $20 million cash consideration anticipated by the Company’s management to be paid for the acquisition of Imburse), and the number of fully diluted shares of Duck Creek Common Stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Duck Creek Common Stock as shown below, compared to the Merger Consideration of $19.00 per share of Duck Creek Common Stock.
Benchmark	Implied Equity Value per Share of Duck Creek Common Stock (rounded to the nearest five cents)
	Low	High
LTM Revenue	$13.15	$23.40
NTM Revenue	$13.55	$24.05
Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to the Company and none of the selected transactions is directly comparable to the Merger, Evercore selected these transactions based on its professional judgment and experience because they involve companies with business characteristics that for purposes of its analysis Evercore considered similar to the business characteristics of the Company. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Last 52-Week Trading Range
Evercore reviewed historical trading prices of shares of Duck Creek Common Stock during the twelve-month period ended January 6, 2023 noting that the low and high closing prices during such period ranged from $10.24 to $29.03 per share of Duck Creek Common Stock, respectively.
Equity Research Analyst Price Targets
Evercore reviewed selected public market trading price targets for the shares of Duck Creek Common Stock prepared and published by equity research analysts that were publicly available as of January 6, 2023, the last full trading day prior to the delivery by Evercore of its opinion to the Special Committee. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Duck Creek Common Stock at the time the price target was published. As of January 6, 2023, the range of selected equity research analyst price targets per share of Duck Creek Common Stock was $11.00 to $22.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Duck Creek Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of the Company and future general industry and market conditions.
Illustrative Present Value of Future Share Price
Evercore performed an illustrative analysis of the implied present value of the future price per share of Duck Creek Common Stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s total enterprise value as a function of that company’s estimated revenue and its assumed total enterprise value to 2023 revenue multiple (based on the succeeding twelve-month period).
In calculating the implied present value of the future price per share of Duck Creek Common Stock, Evercore first calculated a range of implied enterprise values by multiplying estimates of the Company’s revenue based on the Forecasts for each of calendar years 2023, 2024, 2025, 2026 and 2027, by a range of total enterprise value to NTM Revenue multiples of 3.5–6.5x. This range of implied total enterprise values was then discounted back to present value using a discount rate of 12.0%, which was based on an estimate of the Company’s weighted average cost of capital. Based on this range of implied enterprise values as of today, the Company’s net debt (calculated as total debt less cash and cash equivalents, each as of November 30, 2022, less the estimated $20 million cash consideration anticipated by the Company’s management to be paid for the acquisition of Imburse) and the number of fully diluted shares of Duck Creek Common Stock, in each case as provided by the Company’s management, this analysis indicated a range of implied present prices per share of Duck Creek Common Stock of $10.95 to $23.10 (rounded to the nearest five cents), compared to the Merger Consideration of $19.00 per share of Duck Creek Common Stock.
Premiums Paid Analysis
Using publicly available information, Evercore reviewed the 15 transactions outlined above under Selected Transaction Analysis. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the unaffected closing market prices per share of the target companies prior to announcement of each transaction.
Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of 30.0% to 75.0% to the closing price per share of Duck Creek Common Stock of $12.99 as of January 6, 2023. This analysis indicated a range of implied equity values per share of Duck Creek Common Stock of $16.90 to $22.75 (rounded to the nearest five cents), compared to the Merger Consideration of $19.00 per share of Duck Creek Common Stock.
Leveraged Buyout Analysis
Evercore made certain assumptions for an acquisition of the Company via a leveraged buyout (“LBO”), based on its experience and professional judgment, including assuming (i) a 15.0–25.0% required rate of return for the LBO acquirer, (ii) a holding period of 5.75 years, (iii) an exit multiple of 4.5– 6.5x NTM Revenue and (iv) assumed leverage equal to 2.0x estimated average recurring revenue as of February 28, 2023, to derive a range of implied equity values per share of Duck Creek Common Stock. This analysis indicated an implied equity value range of $11.50 to $22.05 per share of Duck Creek Common Stock (rounded to the nearest five cents).
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Special Committee. In connection with the review of the Merger by the Special Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Duck Creek Common Stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the Special Committee as to the fairness, from a financial point of view, of the Merger Consideration to the holders of shares of Duck Creek Common Stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the Special Committee, the Board or the Company’s management or that any specific amount of consideration constituted the only appropriate consideration in the Merger for the holders of Duck Creek Common Stock.
Pursuant to the terms of Evercore’s engagement letter with the Special Committee, the Company has agreed to pay Evercore a fee for its services in the amount of approximately $21.3 million, of which $1.5 million came due upon delivery of Evercore’s opinion, and the balance of which will be payable contingent upon the consummation of the Merger. The Company has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two year period prior to the date of its opinion, Evercore and its affiliates were not engaged to provide financial advisory or other services to the Company and Evercore did not receive any compensation from the Company during such period. During the two year period prior to the date of its opinion, Evercore and its affiliates provided financial advisory services to Vista (“Sponsor”), an affiliate of Parent, and its affiliates and portfolio companies for which Evercore received fees for the rendering of these services in the amount of approximately $17.6 million. During the two year period prior to the date of its opinion, Evercore and its affiliates provided financial advisory services regarding matters unrelated to the Company to Apax, an affiliate of which owns more than 5% of the Duck Creek Common Stock, and its affiliates and portfolio companies for which Evercore received fees for the rendering of these services in the amount of approximately $16.6 million. During the two year period prior to the date of its opinion, Evercore and its affiliates did not provide financial advisory services to Accenture LLP and Accenture Holdings BV (“Accenture”), which owns more than 5% of the Duck Creek Common Stock. Evercore may provide financial advisory or other services to the Company, Sponsor, Apax, Accenture or any of their respective affiliates or portfolio companies in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Sponsor, Apax, Accenture or potential parties to the Merger and/or any of their respective affiliates or portfolio companies or persons that are competitors, customers or suppliers of the Company, Sponsor, Apax, Accenture or any of their respective affiliates or portfolio companies.

The Special Committee engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Forecasts
In connection with Duck Creek’s review of strategic alternatives, Duck Creek management prepared unaudited forecasted financial information of Duck Creek for fiscal year 2023 through fiscal year 2027 (the “Stand-Alone Projections”), which were reviewed by the Board, subsequently approved by the Board on December 5, 2022, and then used by the Board in connection with its review of strategic alternatives. The Stand-Alone Projections were made available to potential counterparties to a strategic transaction, including Vista, in connection with their due diligence review of a potential transaction. The Stand-Alone Projections were prepared from October through early December 2022 and the Board approved the Stand-Alone Projections on December 5, 2022.
This Proxy Statement contains certain non-GAAP financial measures, including:
•
Adjusted EBITDA (or Adj. EBITDA), which is defined as net income/loss before interest income/expense (net), other income/expense (net), provision for income taxes, depreciation of property and equipment, amortization of intangible assets, share-based compensation expense, the change in fair value of contingent consideration and acquisition-related expenses; the Company’s actual Adjusted EBITDA for the first fiscal quarter of 2023 is calculated before severance costs relating to a reduction in force during that quarter;

•
Non-GAAP Gross Margin, which is defined as GAAP gross margin before share-based compensation expense, amortization of intangible assets and amortization of capitalized internal-use software that is included in cost of revenue;

•
Non-GAAP Income from Operations, which is defined as GAAP income/loss from operations before share-based compensation expense, amortization of intangible assets, amortization of capitalized internal-use software that is included in cost of revenue, the change in fair value of contingent consideration and acquisition-related expenses;

•
Unlevered Free Cash Flow pre-NOLs, which is defined as Non-GAAP Income from Operations less share-based compensation expense, less estimated cash taxes excluding the effect of utilization of net operating losses (“NOLs”) where applicable, plus depreciation and amortization, less changes in net working capital (including deferred revenue), less capital expenditures and less capitalized software; and

•	Unlevered Free Cash Flow post-NOLs, which is defined as Unlevered Free Cash Flow pre-NOLs, plus the effect of utilization of NOLs where applicable.
Duck Creek believes that its presentation of these non-GAAP measures provides useful supplemental information to investors and management regarding Duck Creek’s financial condition and results of operations. Other firms may calculate non-GAAP measures differently than Duck Creek, which limits comparability between companies. Non-GAAP measures are not in accordance with, or a substitute for, GAAP.
Although the information in the Stand-Alone Projections is presented with numerical specificity, it reflects numerous estimates and assumptions made by Duck Creek management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Duck Creek’s business in each case as of the date it was prepared, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Certain key material assumptions underlying the Stand-Alone Projections include the following:
•
A majority of software sales being comprised of multi-year subscription licenses to new and existing customers, including migrations from on-premises installations to SaaS, pursuant to Duck Creek’s strategic focus on sales of its core SaaS offerings;

•	expansion of subscription gross margins primarily through better leveraging headcount, modifications to subscription pricing and improvements and operational efficiency in Duck Creek’s hosting costs;

•
reduction in operating expenses as a percentage of revenue, as the Company generates greater productivity from existing resources and hires fewer headcount or offshore headcount in the future to reduce overall costs; and

•	expansion of Adjusted EBITDA margin resulting from scale and operational efficiencies.
The following table presents a summary of the Stand-Alone Projections:
(US$ in millions)	FY23E	FY24E	FY25E	FY26E	FY27E
Revenue	$343	$385	$456	$542	$652
% Total Growth	13%	12%	18%	19%	20%
% Subscription Growth	21%	22%	30%	29%	25%
Non-GAAP Gross Margin	$204	$238	$294	$364	$446
% Non-GAAP Gross Margin	59%	62%	65%	67%	68%
Adj. EBITDA	$30	$47	$74	$103	$143
% Adj. EBITDA Margin	9%	12%	16%	19%	22%
On January 5, 2023, a subsidiary of the Company entered into a share purchase agreement to acquire IMburse AG (together with its subsidiaries, “Imburse”), and the acquisition was completed on January 25, 2023. In December 2022, in connection with the evaluation by Duck Creek management of the acquisition of Imburse, Duck Creek management prepared unaudited forecasted financial information of Imburse for fiscal year 2023 through fiscal year 2027 (the “Imburse Projections”). The Imburse Projections treat Imburse on a stand-alone basis without giving effect to the Merger. The Imburse Projections were made available to potential counterparties to a strategic transaction, including Vista, in connection with their due diligence review of a potential transaction.
Although the information in the Imburse Projections is presented with numerical specificity, it reflects numerous estimates and assumptions made by Duck Creek management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Imburse’s business, in each case as of the date it was prepared, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Certain key material assumptions underlying the Imburse Projections include the following:
•	Imburse focusing on sales of its core payments offerings with a majority of software sales being comprised of subscription license agreements to new customers;
•	commercial sales only in EMEA during fiscal 2023 and sales to US customers commencing in the first fiscal quarter of 2024;
•	increase in gross margins, primarily resulting from scale in revenue and covering operational fixed costs; and
•	growth in Adjusted EBITDA, primarily resulting from growth in revenue and scale of operations.
The following table presents a summary of the Imburse Projections:
(US$ in millions)	FY23E	FY24E	FY25E	FY26E	FY27E
Revenue	$1	$3	$10	$16	$21
Non-GAAP Gross Margin	$0	$2	$7	$12	$16
% Non-GAAP Gross Margin	57%	63%	73%	76%	77%
Adj. EBITDA	($3)	($3)	$1	$6	$10
% Adj. EBITDA Margin	(374%)	(87%)	13%	36%	46%
The projections summarized in the table below for the Company’s second through fourth fiscal quarters 2023 through fiscal year 2032 (the “Forecasts”) were prepared on the following basis:
•	projections for fiscal year 2023 reflect actual results from the first fiscal quarter for 2023, as reported by the Company after the approval of the Stand-Alone Projections;
•	projections for the second through fourth fiscal quarters of 2023 and through 2027 mathematically compute the combination of the Stand-Alone Projections and the Imburse Projections (which were each unrounded, but rounded to the nearest million dollars once combined) for those periods; the estimated earnings used to calculate Adjusted EBITDA included in the Forecasts for the second through fourth fiscal quarters of 2023 include approximately $600,000 in acquisition-related expenses relating to the acquisition of Imburse;
•	projections for fiscal years 2028 through 2032 were extrapolated based on the Stand-Alone Projections and the Imburse Projections;
•
Unlevered Free Cash Flow pre-NOLs and Unlevered Free Cash Flow post-NOLs for the second through fourth fiscal quarters of 2023 and through fiscal year 2032, as set forth in the table immediately below, were calculated based on the projections summarized in the preceding rows in such table; and

•
cash tax savings from estimated usage of NOL carryforwards for the second through fourth fiscal quarters of 2023 and through fiscal year 2032, as set forth in the table immediately below, were calculated based on the projections summarized in the preceding rows in such table.

Although the information in the table below is presented with numerical specificity, it reflects numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Duck Creek’s business, in each case as of the date it was prepared, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control.
(US$ in millions)	1Q 23 Actual	2-4Q 23E	FY24E	FY25E	FY26E	FY27E	FY28E	FY29E	FY30E	FY31E	FY32E
Revenue	$81	$266	$389	$466	$557	$674	$792	$907	$1,014	$1,104	$1,170
% Total Growth	10%	16%	12%	20%	20%	21%	18%	15%	12%	9%	6%
Non-GAAP Gross Margin	$46	$161	$240	$301	$376	$463	$546	$628	$705	$770	$819
% Non-GAAP Gross Margin	58%	60%	62%	65%	67%	69%	69%	69%	69%	70%	70%
Adj. EBITDA	$3	$27	$44	$75	$109	$153	$195	$240	$288	$333	$374
% Adj. EBITDA Margin	4%	10%	11%	16%	20%	23%	25%	26%	28%	30%	32%
Unlevered Free Cash Flow pre-NOLs	N/A	$22	($7)	$4	$23	$54	$81	$112	$145	$179	$210
NOL Cash Tax Savings	N/A	$2	$2	$5	$9	$7	$1	$0	$0	$0	$0
Unlevered Free Cash Flow post-NOLs	N/A	$24	($5)	$10	$32	$61	$82	$112	$145	$179	$210
The Stand-Alone Projections, the Imburse Projections and the Forecasts treat Duck Creek on a stand-alone basis without giving effect to, and as if Duck Creek never contemplated, the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.
The Stand-Alone Projections, the Imburse Projections and the Forecasts were not prepared with a view toward public disclosure and the summary thereof is included in this Proxy Statement only because (i) the Stand-Alone Projections were made available to the Board in connection with its review of strategic alternatives, (ii) the Stand-Alone Projections and the Imburse Projections were made available to potential counterparties to a strategic transaction, including Vista, in connection with their due diligence review of a potential transaction, and (iii) the Forecasts were used by JPM for purposes of preparing its financial analyses and fairness opinion provided to the Board and by Evercore for purposes of preparing its financial analyses and fairness opinion provided to the Special Committee, each on January 8, 2023, as described in the section entitled “The Merger—Opinions of Duck Creek’s Financial Advisors” beginning on page 54 of this Proxy Statement. The summary of the Stand-Alone Projections, the Imburse Projections and the Forecasts is not being included in this Proxy Statement to influence your decision whether to vote for the proposal to adopt the Merger Agreement. The Stand-Alone Projections, the Imburse Projections and the Forecasts were not prepared with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public

Accountants for preparation or presentation of prospective financial information, or GAAP (and do not include footnote disclosures as may be required by GAAP). Neither KPMG LLP, Duck Creek’s independent registered public accounting firm (“KPMG”), nor any other audit firm has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Stand-Alone Projections, the Imburse Projections or the Forecasts and, accordingly, KPMG has not expressed an opinion or any other form of assurance with respect thereto. The KPMG report included in Duck Creek’s Annual Report on Form 10-K for the year ended August 31, 2022, which is incorporated by reference into this Proxy Statement, relates to Duck Creek’s historical financial information and does not extend to the Stand-Alone Projections, the Imburse Projections or the Forecasts and should not be read to do so.
The Stand-Alone Projections, the Imburse Projections and the Forecasts are subject to estimates and assumptions in many respects and, as a result, subject to interpretation and reflect subjective judgment in many respects, and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual results and business developments. While presented with numerical specificity, the Stand-Alone Projections, the Imburse Projections and the Forecasts are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Duck Creek management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, which are difficult to predict and which are beyond Duck Creek’s control, including general economic conditions, competition and the risks discussed in this Proxy Statement under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21 of this Proxy Statement. The Stand-Alone Projections, the Imburse Projections and the Forecasts also reflect assumptions as to certain business decisions that are subject to change. Because the Stand-Alone Projections, the Imburse Projections and the Forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year and are unlikely to anticipate each and every circumstance that could have an effect on Duck Creek’s business and its results of operations. There can be no assurance that the projections contained in the Stand-Alone Projections, the Imburse Projections and the Forecasts will be realized, and actual results may differ materially from those shown therein.
The information in the Stand-Alone Projections, the Imburse Projections and the Forecasts is not factual and should not be relied upon as being necessarily indicative of future results. The inclusion of the summary of the Stand-Alone Projections, the Imburse Projections and the Forecasts in this Proxy Statement should not be regarded as an indication that Duck Creek or anyone else then considered, or now considers, such summaries to be necessarily predictive of actual future events, and this information should not be relied upon as such. In light of the foregoing, Duck Creek’s stockholders are cautioned not to place undue reliance thereon. The Stand-Alone Projections, the Imburse Projections and the Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Duck Creek contained in Duck Creek’s public filings with the SEC.
None of Duck Creek, its financial advisors or its or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the Stand-Alone Projections, the Imburse Projections or the Forecasts, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Stand-Alone Projections, the Imburse Projections or the Forecasts to reflect circumstances existing after the date the Stand-Alone Projections, the Imburse Projections or the Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Stand-Alone Projections, the Imburse Projections or the Forecasts, as applicable, are shown to be in error. Since the date of the Stand-Alone Projections, the Imburse Projections and the Forecasts, Duck Creek has made publicly available its actual results of operations for the first quarter of fiscal year 2023, ended November 30, 2022. You should review Duck Creek’s Quarterly Report on Form 10-Q filed with the SEC on January 9, 2023 for information about Duck Creek’s actual results of operations for the fiscal quarter ended November 30, 2022. Duck Creek does not intend to make publicly available any update or other revision to the Stand-Alone Projections, the Imburse Projections or the Forecasts, even in the event that any or all assumptions are shown to be in error. Except as required by applicable law, none of Duck Creek, its financial advisors or its or their respective affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Company stockholder or any other person (including Vista, in the Merger Agreement or otherwise) regarding the Stand-Alone Projections, the Imburse Projections or the Forecasts, Duck Creek’s ultimate performance compared to the information contained therein or that forecasted results will be achieved.

Interests of the Directors and Executive Officers of Duck Creek in the Merger
In considering the recommendation of the Board that holders of Duck Creek Common Stock vote to adopt the Merger Agreement, our stockholders should be aware that certain of Duck Creek’s non-employee directors and executive officers have interests in the Merger that are different from, or in addition to, those of Duck Creek’s stockholders generally. The Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by Company stockholders.
Treatment of Duck Creek Common Stock
As of the Record Date, Duck Creek’s directors and executive officers, as a group, hold [•] shares of Duck Creek Common Stock.
At the Effective Time, each share of Duck Creek Common Stock outstanding as of immediately prior to the Effective Time that is held by Duck Creek’s directors and executive officers will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $19.00, without interest.
Treatment and Quantification of Duck Creek Equity Awards
As of the Record Date, certain of our directors and executive officers held Company RSAs and Company Options, as set forth in the tables below.
Company RSAs
Name	Number of Shares Subject to Company RSAs (#)
Michael Jackowski	529,237
Kevin Rhodes	278,187
Eugene Van Biert, Jr.	262,192
Nageswaran Vaidyanathan	110,471
Jeffrey Winter	88,970
Jessica Keeney	138,043
Courtney Townsend	121,971
William Bloom	14,380
Kathy Crusco	25,225
Julie Dodd	14,380
Talvis Love	13,353
Francis Pelzer	22,856
Sunil Rajasekar	15,854
Each Company RSA held by a director or executive officer that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to (A) the number of shares of Duck Creek Common Stock subject to such Company RSA, multiplied by (B) $19.00, subject to any required withholding of Taxes. Notwithstanding the foregoing, the cash amount relating to each Company RSA granted after January 8, 2023 will not be fully vested and will instead remain subject to the same terms and conditions and be paid out on the same vesting schedule as applied to such Company RSA prior to the Effective Time, subject to the holder’s continued employment or service through the applicable vesting date. None of our directors or executive officers have been granted any Company RSAs on or after January 8, 2023.
Company Options
Name	Number of Shares Subject to Company Options (#)	Option Exercise Price Per Share ($)
Michael Jackowski	182,620	27.00
Eugene Van Biert, Jr.	77,822	27.00

Name	Number of Shares Subject to Company Options (#)	Option Exercise Price Per Share ($)
Vincent Chippari	102,267	27.00
Matthew Foster	102,267	27.00
Kathy Crusco	39,008	27.00
Francis Pelzer	30,246	27.00
Each Company Option held by a director or executive officer will be cancelled immediately upon the Effective Time without payment or consideration.
See the section entitled “Interests of the Directors and Executive Officers of Duck Creek in the Merger—Golden Parachute Compensation” beginning on page 74 of this Proxy Statement for an estimate of the amounts that would become payable to each Duck Creek named executive officer in respect of his or her unvested Company RSAs.
Payments Upon Termination At or Following Change in Control
Each of our executive officers is party to a written employment arrangement with Duck Creek Technologies LLC, a subsidiary of Duck Creek, pursuant to which the executive officer will receive the following severance payments and benefits upon a termination of the executive officer’s employment without cause or, in the case of Messrs. Jackowski, Rhodes and Van Biert, resignation for good reason (as defined in the applicable employment agreement) following the consummation of the Merger, subject to each executive officer’s execution of a general release of claims:
•
Mr. Jackowski will receive (i) an amount equal to the sum of his then-current annual base salary and target annual bonus, payable in twelve equal monthly installments following the date of termination or in a lump sum if such termination takes place within one year following the consummation of the Merger, (ii) a pro-rated annual incentive bonus for the year of termination, payable based on actual performance at the same time that such bonuses are paid to other senior executives with respect to the year of termination, (iii) payment of the employer contributions for twelve months of continued health coverage costs payable in four quarterly installments following the termination date and (iv) twelve months of outplacement services not to exceed $20,000.

•
Mr. Rhodes will receive (i) continued payments of his annual base salary and target annual bonus for a period of twelve months following the date of termination or in a lump sum if such termination takes place within one year following the consummation of the Merger, (ii) a pro-rated annual incentive bonus for the year of termination, payable based on actual performance at the same time that such bonuses are paid to other senior executives with respect to the year of termination, and (iii) continued medical coverage at active employee rates for twelve months following the termination date (“Continued Medical Coverage”).

•
Mr. Van Biert will receive (i) continued payments of his annual base salary for a period of twelve months following the date of termination or in a lump sum if such termination takes place within one year following the consummation of the Merger and (ii) a payment equal to $12,000, in lieu of continued contributions toward health coverage costs, payable in lump sum on the termination date.

•
Mses. Keeney and Townsend and Mr. Winter will receive (i) continued payments of each executive officers annual base salary for a period of twelve months following the date of termination or in a lump sum if such termination takes place within one year following the consummation of the Merger and (ii) the Continued Medical Coverage.

•
Mr. Vaidyanathan will receive continued payments of his annual base salary for a period of twelve months following the date of termination or in a lump sum if such termination takes place within one year following the consummation of the Merger. Though Mr. Vaidyanathan is entitled to receive the Continued Medical Coverage under the terms of his employment agreement, he will not receive any health benefits in connection with the consummation of the Merger as he does not participate in Duck Creek’s health plans.

•	Ms. Harris and Messrs. Chippari and Foster are no longer employed by Duck Creek and will not receive any severance payments or benefits in connection with the consummation of the Merger.
Each of our executive officers has also entered into a restrictive covenants agreement with Duck Creek Technologies LLC, which provides that, during the course of each executive officer’s employment and for the one-year period following termination of his or her employment for any reason, each executive officer will not compete with, or solicit any vendors, customers, suppliers, employees, consultants or agents of, Duck Creek Technologies LLC or its affiliates. The restrictive covenants agreement further provides that each executive officer may not disclose any proprietary, trade secret or confidential information involving Duck Creek Technologies LLC or its affiliates and will assign all applicable intellectual property rights to them.
Insurance and Indemnification of Directors and Executive Officers
The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of Duck Creek and its subsidiaries pursuant to any indemnification agreements with employees and indemnified persons, which are any of their current or former directors or officers (and any person who becomes a director or officer of Duck Creek or any of its subsidiaries prior to the Effective Time), for any acts or omissions by such indemnified persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the certificates of incorporation, bylaws, and other similar organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation, bylaws and other similar organizational documents of the subsidiaries of Duck Creek, as applicable, as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.
In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless each current or former director or officer of Duck Creek and its subsidiaries (and any person who becomes a director or officer of Duck Creek or any of its subsidiaries prior to the Effective Time), to the fullest extent permitted by law or pursuant to any indemnification agreements with Duck Creek and its subsidiaries in effect on the date of the Merger Agreement, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as an affiliate, director, officer, employee or agent of Duck Creek, its subsidiaries or their affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (2) the Merger, as well as any actions taken by Duck Creek or its subsidiaries or the Buyer Parties with respect thereto. The Merger Agreement also provides that Duck Creek and its subsidiaries will advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.
The Merger Agreement also provides that Duck Creek may purchase a prepaid “tail” policy from an insurance carrier with the same or better credit rating as Duck Creek’s directors’ and officers’ liability insurance carrier on the date of the Merger Agreement on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of Duck Creek’s directors’ and officers’ liability insurance policies as in effect on the date of the Merger Agreement, subject to certain limits on the aggregate cost for such “tail” policy. The “tail” policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated in the Merger Agreement.
In addition, without limiting the foregoing, the Merger Agreement requires Parent to cause the Surviving Corporation to maintain, on terms no less advantageous to the indemnified parties, Duck Creek’s directors’ and officers’ insurance policies for a period of at least six years commencing at the Effective Time. Neither Parent nor the Surviving Corporation will be required to pay premiums for such policy or the “tail” policy to the extent such premiums exceed, on an annual basis, 300% of the aggregate annual premiums currently paid by Duck

Creek, and if the premium for such insurance coverage would exceed such amount Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost not exceeding such amount.
Arrangements with Parent
As of the date of this Proxy Statement, none of our executive officers has had any discussions or negotiations, or entered into any agreement, with Parent or any of its affiliates regarding the potential terms of their individual employment arrangements or the right to purchase or participate in the equity of Parent or one or more of its affiliates following the consummation of the Merger. Prior to or following the consummation of the Merger, however, certain executive officers may have discussions, or may enter into agreements with, Parent, the Company or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates after the Effective Time.
Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that may be paid or become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation.
The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger is consummated on February 1, 2023, and in the case of each named executive officer, that the named executive officer’s employment is terminated by the Surviving Corporation without cause, or if applicable, by the named executive officer for good reason, in each case, on that date.
In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Michael Jackowski	1,279,632	10,055,503	40,982	11,376,117
Kevin Rhodes	805,405	5,285,553	20,576	6,111,534
Eugene Van Biert, Jr.	420,000	4,981,648	12,000	5,413,648
Nageswaran Vaidyanathan	360,500	2,098,949	—	2,459,449
Jeffrey Winter	350,000	1,690,430	20,509	2,060,939
Vincent Chippari(4)	—	—	—	—
Eva Harris(4)	—	—	—	—
Matthew Foster(4)	—	—	—	—
(1)
The cash amounts reflected in this column represent potential severance payments to each named executive officer pursuant to each named executive officer’s employment agreement if the named executive officer’s employment is terminated by Duck Creek Technologies, LLC without cause or, in the case of Messrs. Jackowski, Rhodes and Van Biert, by the named executive officer for good reason. The severance amounts are “double trigger” payments and would be payable upon a named executive officer’s qualifying termination of employment without regard to whether the Merger occurs. For more information, see the section entitled “The Merger—Interests of the Directors and Executive Officers of Duck Creek in the Merger—Payments Upon Termination At or Following Change in Control” beginning on page 72 of this Proxy Statement. Pro-rated annual incentive bonuses for Messrs. Jackowski and Rhodes are reflected at the target level of performance.

(2)
The amounts reflected in this column represent the value of Company RSAs that will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to (A) the number of shares of Duck Creek Common Stock subject to such Company RSA, multiplied by (B) $19.00. The equity acceleration amounts are “single trigger” amounts. For more information, see the section entitled “The Merger—Interests of the Directors and Executive Officers of Duck Creek in the Merger—Treatment and Quantification of Duck Creek Equity Awards” beginning on page 71 of this Proxy Statement.

(3)
The amounts reflected in this column represent the value of continued health coverage reimbursement of health premiums or payments in lieu of continued health coverage, payable to each named executive officer pursuant to each named executive officer’s employment agreement if the named executive officer’s employment is terminated by Duck Creek Technologies, LLC without cause or, in the case of Messrs. Jackowski, Rhodes and Van Biert, by the named executive officer for good reason. For Mr. Jackowski, the amount also reflects the provision of twelve months of outplacement services not to exceed $20,000. The amounts are “double trigger” payments and would be payable upon a named executive officer’s qualifying termination of employment without regard to whether the Merger occurs. For more information, see the section entitled “The Merger—Interests of the Directors and Executive Officers of Duck Creek in the Merger—Payments Upon Termination At or Following Change in Control” beginning on page 72 of this Proxy Statement.
(4)	Ms. Harris and Messrs. Chippari and Foster are no longer employed by Duck Creek and will not receive any payments or benefits in connection with the consummation of the Merger.
Financing of the Merger
The obligation of the Buyer Parties to consummate the Merger is not subject to any financing condition.
We anticipate that the total amount of funds necessary to pay the aggregate Merger Consideration payable to the Company stockholders in the Merger is approximately $2.65 billion in cash.
In connection with the financing of the Merger, Vista Fund VIII and Parent have entered into an Equity Commitment Letter, pursuant to which Vista Fund VIII has agreed to provide Parent with an equity commitment of up to approximately $2.65 billion in cash, which will be available, together with cash on hand at Duck Creek as of the Closing, to fund the aggregate Merger Consideration payable to the Company stockholders (including payments in respect of our outstanding equity-based awards payable in connection with the Closing pursuant to the Merger Agreement) and to pay the fees, expenses and other amounts required to be paid in connection with the Closing by Duck Creek and the Buyer Parties.
The Equity Commitment Letter provides, among other things, that: (1) Duck Creek is an express third-party beneficiary thereof in connection with Duck Creek’s exercise of its rights related to specific performance under the Merger Agreement; and (2) Vista Fund VIII will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third-party beneficiary rights. The Equity Commitment Letter may not be waived, amended or modified except by a written instrument signed by Parent and Vista Fund VIII.
Limited Guarantee
Pursuant to the Limited Guarantee, Vista Fund VIII has agreed to guarantee the due and punctual payment to Duck Creek of all of the liabilities and obligations of the Buyer Parties under the Merger Agreement (the “Guaranteed Obligations”).
The obligations of Vista Fund VIII under the Limited Guarantee are subject to an aggregate cap equal to the Parent Liability Limitation.
Subject to specified exceptions, the Limited Guarantee will terminate upon the earliest of:
•	immediately following the later of the Effective Time and the deposit of the aggregate Merger Consideration payable to the Company stockholders with the designated payment agent;
•	the valid termination of the Merger Agreement by mutual written consent of Duck Creek, Parent and Merger Sub;
•	the valid termination of the Merger Agreement by Duck Creek in those certain circumstances specified in the Limited Guarantee;
•	the indefeasible payment by Vista Fund VIII or the Buyer Parties of an amount of the Guaranteed Obligations equal to the Parent Liability Limitation;
•
the date that is ninety (90) days following the valid termination of the Merger Agreement in accordance with its terms, other than a termination in the scenarios described in the second and third bullet above, unless prior to the expiration of such ninety (90) day period (i) Duck Creek shall have delivered a written notice with respect to any of the Guaranteed Obligations asserting that Vista Fund VIII or any Buyer Party alleging that any Buyer Party is liable, in whole or in part, for any portion of the Guaranteed Obligations and (ii) Duck Creek has commenced a legal proceeding against Vista Fund VIII or any Buyer Party alleging that any Buyer Party is liable for any payment obligations under the Merger Agreement or against Vista Fund VIII alleging that amounts are due and owing from Vista Fund VIII pursuant to the Limited Guarantee, in which case the Limited Guarantee will survive solely with respect to amounts so alleged to be owing, subject to certain restrictions contained in the Limited Guarantee; and

•
the Company or any of its controlled affiliates acting on its behalf seeks to impose liability upon Vista Fund VIII in excess of the Parent Liability Limitation, or otherwise challenges any limit on the liability of Vista Fund VIII under the Limited Guarantee or under the Equity Commitment Letter, or makes any claim arising under or in connection with the Merger Agreement, the Limited Guarantee or the Equity Commitment Letter, or the transactions contemplated thereby, other than certain claims permitted by the Limited Guarantee.

Closing and Effective Time
The Closing will take place no later than the second (2nd) business day following the satisfaction or waiver of all conditions to the Closing (described below under the section entitled, “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page 94 of this Proxy Statement) (other than those conditions to be satisfied at the Closing) or such other time agreed to in writing by Parent and Duck Creek.
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of certain U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) whose shares of Duck Creek Common Stock are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this Proxy Statement and all of which are subject to change or to differing interpretations at any time, possibly with retroactive effect.
This discussion is limited to Company stockholders who hold their shares of Duck Creek Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., estate or gift taxation) or the alternative minimum tax or the Medicare net investment income surtax that may be relevant or applicable to a particular holder in connection with the Merger. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.
This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances nor does it address any consequences to holders subject to special rules under U.S. federal income tax law, including, for example:
•	banks or other financial institutions;
•	mutual funds;
•	insurance companies;
•	tax-exempt organizations (including private foundations), governmental agencies, instrumentalities or other governmental organizations;
•	retirement plans or other tax-deferred accounts;
•
S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors in such entities or arrangements);

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulates earnings to avoid U.S. federal income tax;
•	dealers or brokers in securities, currencies or commodities;
•	traders in securities that elect to use the mark-to-market method of accounting for their securities;
•	regulated investment companies or real estate investment trusts, or entities subject to the U.S. anti-inversion rules;
•	U.S. expatriates or certain former citizens or long-term residents of the United States;
•	holders that own or have owned (directly, indirectly or constructively) five percent or more of Duck Creek Common Stock (by vote or value);
•	holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•
holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of Duck Creek Common Stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	holders that received their shares of Duck Creek Common Stock in a compensatory transaction, through a tax-qualified retirement plan or pursuant to the exercise of options or warrants;
•	holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	U.S. Holders whose “functional currency” is not the U.S. dollar; or
•	holders that do not vote in favor of the Merger and properly demand appraisal of their shares under Section 262 of the DGCL.
If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Duck Creek Common Stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of Duck Creek Common Stock and partners therein should consult their tax advisors regarding the consequences of the Merger.
No ruling has been or will be sought from the IRS regarding the U.S. federal income tax consequences of the Merger described herein. No assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. IT IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Duck Creek Common Stock who or that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person as defined in section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of Duck Creek Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Such U.S. Holder’s gain or loss generally will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of common stock at different times or different prices, such U.S. Holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of common stock.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Duck Creek Common Stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
Subject to the discussion under “Information Reporting and Backup Withholding” below, any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
The gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax, net of certain deductions, at rates generally applicable to U.S. persons (unless an applicable income tax treaty provides otherwise), and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional “branch profits tax” at a rate of thirty percent (30%) (or a lower rate under an applicable income tax treaty);
•
such Non-U.S. Holder is an individual who is present in the United States for one hundred and eighty-three (183) days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain generally will be subject to U.S. federal income tax at a rate of thirty percent (30%) (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder; or

•
Duck Creek is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five (5)-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Duck Creek Common Stock (the “Relevant Period”) and, if shares of Duck Creek Common Stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than five percent (5%) of Duck Creek Common Stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five (5)-year period preceding the Merger.

Non-U.S. Holders should consult their tax advisors regarding the tax consequences to them of the Merger.
Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of twenty-four percent (24%)) may also apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such Non-U.S. Holder’s foreign status on an applicable IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability; provided that the holder timely furnishes the required information to the IRS.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. IT IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES OF DUCK CREEK COMMON STOCK PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Regulatory Approvals Required for the Merger
Duck Creek and the Buyer Parties have agreed to use reasonable efforts to take all actions necessary to comply with all regulatory notification requirements, and to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include approval under, or notifications pursuant to, the HSR Act and any other applicable antitrust laws (whether domestic or foreign).
Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until Duck Creek and Vista Fund VIII file a notification and report form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a thirty (30) calendar day waiting period following the parties’ filing of their respective

HSR Act notification forms or the early termination of that waiting period. Duck Creek and Vista Fund VIII made the necessary filings with the FTC and the Antitrust Division of the DOJ on January 18, 2023, and the waiting period under the HSR Act will expire on February 17, 2023.
At any time before or after the consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the Antitrust Division of the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

TERMS OF THE MERGER AGREEMENT
The discussion of the terms of the Merger Agreement in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated into this Proxy Statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.
Explanatory Note Regarding the Merger Agreement
The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Annex A hereto. The Merger Agreement has been included to provide Company stockholders with information regarding its terms. It is not intended to provide any other factual information about Duck Creek, Parent, Merger Sub, Vista or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to Company stockholders. Company stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in Duck Creek’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Duck Creek and its business. Please see the section entitled “Where You Can Find More Information” beginning on page 111 of this Proxy Statement.
Effect of the Merger
The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Duck Creek, whereupon the separate corporate existence of Merger Sub will thereupon cease, and Duck Creek will continue as the Surviving Corporation. As a result of the Merger, the Surviving Corporation will become a wholly owned subsidiary of Parent and Duck Creek Common Stock will no longer be publicly traded. In addition, Duck Creek Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and Duck Creek will no longer file periodic reports with the SEC on account of Duck Creek Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation. The Effective Time will occur upon the filing of a certificate of merger with, and the acceptance for record of such filing by, the Secretary of State of the State of Delaware (or at such later time as Duck Creek and the Buyer Parties may agree and specify in the certificate of merger).
Closing and Effective Time
The Closing will take place no later than the second (2nd) business day following the satisfaction or waiver (to the extent permitted under the Merger Agreement) of all conditions to the Closing (described in the section entitled, “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page 94 of this Proxy Statement) (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted in the Merger Agreement) of such conditions) or such other time agreed to in writing by Parent and Duck Creek. On the date on which the Closing actually occurs (the “Closing Date”), the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing and acceptance for record of the certificate of merger, or such later time as may be agreed by the parties and specified in the certificate of merger.

Directors and Officers; Certificate of Incorporation; Bylaws
From and after the Effective Time, Duck Creek, as the Surviving Corporation in the Merger, will possess all properties, rights, privileges, powers and franchises of Duck Creek and Merger Sub, and all of the debts, liabilities and duties of Duck Creek and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, and the officers of Merger Sub as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of Duck Creek as the Surviving Corporation will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation of the Surviving Corporation and such bylaws.
Merger Consideration
Duck Creek Common Stock
Upon the consummation of the Merger, each share of Duck Creek Common Stock outstanding as of immediately prior to the Effective Time (other than the Owned Company Shares or the Dissenting Company Shares, as applicable) will be cancelled and extinguished and automatically converted into the right to receive the Per Share Price (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the Merger Agreement). Each Owned Company Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor.
After the Merger is completed, Company stockholders will have the right to receive the Per Share Price, but Company stockholders will no longer have any rights as a stockholder of Duck Creek (except that Company stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section entitled “Appraisal Rights” beginning on page 105 of this Proxy Statement.
Outstanding Company Equity Awards
Company RSAs. At the Effective Time, each Company RSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the number of shares of Duck Creek Common Stock subject to such Company RSA, multiplied by (B) $19.00, subject to any required withholding of Taxes. Notwithstanding the foregoing, the cash amount relating to each Company RSA that was granted after January 8, 2023 will not be fully vested and will instead remain subject to the same terms and conditions and be paid out on the same vesting schedule as applied to such Company RSA prior to the Effective Time, subject to the holder’s continued employment or service through the applicable vesting date.
Company RSUs. At the Effective Time, each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the number of shares of Duck Creek Common Stock subject to such Company RSU, multiplied by (B) $19.00, subject to any required withholding of taxes. Notwithstanding the foregoing, the cash amount relating to each Company RSU that was granted after January 8, 2023 will not be fully vested and will instead remain subject to the same terms and conditions and be paid out on the same vesting schedule as applied to such Company RSU prior to the Effective Time, subject to the holder’s continued employment or service through the applicable vesting date.
Company Phantom Stock Awards. At the Effective Time, each Company Phantom Stock Award, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the number of shares of Duck Creek Common Stock measured by reference to such Company Phantom Stock Award, multiplied by (B) $19.00, subject to any required withholding of taxes.

Company Options and Company SARs. At the Effective Time, each Company Option and Company SAR will be cancelled immediately upon the Effective Time without payment or consideration.
Exchange and Payment Procedures
Prior to the Closing, Parent will designate a bank or trust company reasonably acceptable to Duck Creek to act as the paying agent for the Merger (the “Payment Agent”) and to make payments of the Merger Consideration to Company stockholders. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent an amount of cash sufficient to pay the aggregate Merger Consideration; provided that Duck Creek shall, at the written request of Parent, and, if requested by Parent, in exchange for a promissory note issued by Parent to the Company, the amount and terms of which shall be reasonably determined by Parent, deposit with the Payment Agent at the Closing such portion of such aggregate Merger Consideration from the Company’s Cash on Hand (as defined in the Merger Agreement) as specified in such request.
Promptly following the Closing (and in any event within three (3) business days), the Payment Agent will send to each holder of record of shares of Duck Creek Common Stock as of immediately prior to the Effective Time (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the certificates representing such shares (the “Certificates”) will pass, only upon delivery of the Certificates to the Payment Agent) and (B) instructions for use in effecting the surrender of the shares of Duck Creek Common Stock represented by the Certificates and book-entry shares, as applicable, in exchange for the Per Share Price.
If any cash deposited with the Payment Agent is not claimed within one (1) year following the Closing Date, such cash will be returned to the Parent, upon demand, and any holders of Duck Creek Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Parent as general creditor for payment of the Per Share Price (subject to applicable law). Any cash deposited with the Payment Agent that remains unclaimed two (2) years following the Closing Date will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
Representations and Warranties
The Merger Agreement contains representations and warranties of the Company and the Buyer Parties.
Some of the representations and warranties in the Merger Agreement made by Duck Creek are qualified as to materiality or Company Material Adverse Effect. For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Duck Creek, any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
•	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;
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changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	changes in conditions in the industries in which the Company and its subsidiaries generally conduct business, including changes in conditions in the cloud computing industry;
•	changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

•
any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

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earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19) and other force majeure events in the United States or any other country or region in the world;

•	any COVID-19 Measures (as defined in the Merger Agreement), including any Effect with respect to COVID-19 Measures;
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any Effect resulting from the announcement of the Merger Agreement or the pendency of the Merger and the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with employees, suppliers, customers, partners, vendors or any other third person (other than for purposes of any representation or warranty contained in Section 3.5 of the Merger Agreement);

•	the compliance by any party with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement;
•	any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of the Merger Agreement;
•	changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);
•
changes in the price or trading volume of Duck Creek Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

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any failure, in and of itself, by the Company and its subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•	the availability or cost of equity, debt or other financing to the Buyer Parties;
•
any transaction litigation or other legal proceeding threatened, made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Board arising out of the Merger or any other transaction contemplated by the Merger Agreement; and

•	any matters expressly disclosed in the confidential disclosure letter to the Merger Agreement.
In the Merger Agreement, the Company made customary representations and warranties to the Buyer Parties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Company;
•	the Company’s corporate power and authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement;
•	the necessary approval of the Board and the Special Committee;
•	the rendering of JPM’s fairness opinion to the Board;
•	the rendering of Evercore’s fairness opinion to the Special Committee;
•	the inapplicability of anti-takeover statutes to the Merger;

•	the necessary vote of Company stockholders in connection with the Merger Agreement;
•
the absence of any conflict or violation of any organizational documents of the Company, certain existing contracts of the Company and its subsidiaries, applicable laws to the Company or its subsidiaries or the resulting creation of any lien upon the properties or assets of the Company or its subsidiaries due to the execution and delivery of the Merger Agreement and performance thereof;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the capital structure of the Company as well as the ownership and capital structure of its subsidiaries;
•
the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of the Company’s securities;

•
the absence of any undisclosed exchangeable security, option, warrant or other right convertible into shares of capital stock, or other equity or voting interest in the Company or any of the Company’s subsidiaries;

•	the accuracy and completeness of the Company’s SEC filings and financial statements;
•	the Company’s disclosure controls and procedures;
•	the Company’s internal accounting controls and procedures;
•	the Company’s and its subsidiaries’ indebtedness and Cash on Hand;
•	the absence of specified undisclosed liabilities;
•
the conduct of the business of the Company and its subsidiaries in the ordinary course consistent with past practice and the absence of any Company Material Adverse Effect, in each case, since August 31, 2022;

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the existence and enforceability of specified categories of the Company’s and its subsidiaries’ material contracts, and any notices with respect to termination or intent not to renew those material contracts therefrom;

•	real property leased or subleased by the Company and its subsidiaries;
•	environmental matters;
•	trademarks, patents, copyrights and other intellectual property matters;
•	data privacy matters;
•	tax matters;
•	employee benefit plans;
•	labor matters;
•	the Company’s and its subsidiaries’ compliance with laws and possession of necessary permits;
•	litigation matters;
•	insurance matters;
•	absence of any contract, transactions, arrangements or understandings between the Company or any of its subsidiaries and any affiliate or related person;
•	payment of fees to brokers in connection with the Merger Agreement; and
•	export controls matters and compliance with the Foreign Corrupt Practices Act of 1977.
In the Merger Agreement, the Buyer Parties made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to the Buyer Parties and availability of the organizational documents of the Buyer Parties;
•	the Buyer Parties’ authority to enter into and perform the Merger Agreement;
•
the absence of any conflict or violation of the Buyer Parties’ organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon the Buyer Parties’ properties or assets due to the execution and delivery of the Merger Agreement and performance thereof;

•	required consents and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the absence of litigation and orders;
•	ownership of capital stock of Duck Creek;
•	payment of fees to brokers in connection with the Merger Agreement;
•	operations of the Buyer Parties;
•	the absence of any required consent of holders of voting interests in the Buyer Parties;
•	delivery and enforceability of the Limited Guarantee;
•	matters with respect to the Parent’s financing and sufficiency of funds;
•	the absence of agreements between the Parent and its affiliates, and members of the Board or the Company and its subsidiaries’ management;
•	the absence of any stockholder or management arrangements related to the Merger;
•	the solvency of the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement; and
•	the exclusivity and terms of the representations and warranties made by the Company.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that, except: (1) as expressly contemplated by the Merger Agreement or required by applicable law or order; (2) for any actions taken reasonably and in good faith to respond to COVID-19 or any COVID-19 Measures; (3) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed) or (4) as disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, the Company will, and will cause each of its subsidiaries to:
•	use its respective commercially reasonable efforts to maintain its existence in good standing pursuant to applicable law;
•
subject to the restrictions and exceptions in the Merger Agreement, use its respective commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practices; and

•
use its commercially reasonable efforts to (A) preserve intact its material assets, properties, contracts or other legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and key employees and (C) preserve the current relationships with customers, vendors, distributors, partners (including system integrators, platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other persons with which the Company and its subsidiaries have material business relations.

In addition, the Company has also agreed that, except as (1) expressly contemplated by the Merger Agreement or required by applicable law or order; (2) approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed) or (3) disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, the Company will not, and will cause each of its subsidiaries not to, among other things:
•	amend the organizational documents;
•	liquidate, dissolve or reorganize;
•
issue, sell, deliver or grant any shares of capital stock or any options, warrants, commitments, subscriptions or rights to purchase any similar capital stock or securities of the Company or any of its subsidiaries, except (A) for the issuance or sale of shares of Duck Creek Common Stock in connection with the exercise or settlement of the Company Equity Awards (as defined in the Merger Agreement) outstanding as of January 8, 2023, in accordance with their terms as in effect on such date or (B) in connection with agreements in effect as of January 8, 2023 and made available to Parent (or the form of such agreement has been made available to Parent and any such agreement is substantially identical to such form), including the maximum amount of Company securities to be issued thereunder;

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directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases, withholdings or cancellations of securities pursuant to the terms and conditions of the Company Equity Awards outstanding as of January 8, 2023, in accordance with their terms as in effect on such date or (B) transactions between the Company and its subsidiaries;

•	adjust, split, combine, pledge, encumber or modify the terms of capital stock of the Company or any of its subsidiaries;
•	declare, set aside or pay any dividend or other distribution;
•
incur or assume any indebtedness or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business, consistent with past practices; (2) obligations incurred pursuant to business credit cards in the ordinary course of business, consistent with past practices; and (3) intercompany loans or advances between or among the Company and its subsidiaries;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except with respect to obligations of any subsidiaries of the Company;
•	mortgage, pledge or incur any lien upon any assets other than in connection with financing transactions permitted by the Merger Agreement or consented to by Parent;
•
make any loans, advances or capital contributions to, or investments in, any other person except for (1) extensions of credit to customers in the ordinary course of business, consistent with past practices; (2) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business, consistent with past practices and in compliance in all material respects with the Company and its subsidiaries’ policies related thereto; and (3) loans, advances or capital contributions to, or investments in the Company or any of its subsidiaries;

•
acquire, lease, license, sell, abandon, transfer, assign, guarantee or exchange any assets in excess of $250,000, individually, and other than (1) the sale, lease or licensing of products or services of the Company and its subsidiaries or other materials embodying intellectual property of the Company and its subsidiaries in the ordinary course of business, consistent with past practices; (2) the acquisition, lease or license of products or services by the Company and its subsidiaries in the ordinary course of business, consistent with past practices; (3) the acquisition, assignment or abandonment of immaterial intellectual property of the Company and its subsidiaries in connection with the exercise of the reasonable business judgment of the Company and its subsidiaries in the ordinary course of business, consistent with past practices; (4) the abandonment of trade secrets in the ordinary course of business, consistent with past practices and to the extent not economically desirable to maintain for the conduct of the business of the Company and its subsidiaries and (5) any capital expenditures permitted by (or consented to by Parent under) the confidential disclosure letter to the Merger Agreement;

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(A) enter into, adopt, amend (including accelerating the vesting, payment or funding), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, phantom equity, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Plan (as defined in the Merger Agreement) in any manner (other than at-will offer letters (or, for jurisdictions outside of the United States, employment agreements that provide for employment periods or rights no greater than required by applicable law) entered into with new hires of employees of the Company or its subsidiaries in the ordinary course of business and consistent with past practice and whose annual salary is less than $200,000); (B) increase or decrease the compensation of any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company or its subsidiaries, pay any special bonus or special remuneration to any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company or its subsidiaries, or pay any benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any employee plan as in effect as of the Merger Agreement, except in the case of each of (A) and (B), (1) as may be required by applicable law or the terms of the applicable employee plan in effect as of the date of the Merger Agreement or (2) for increases in base salary for employees of the Company or its subsidiaries below the level of vice president and whose annual salary is less than $200,000 in the ordinary course of business and consistent with past practice (it being understood that the foregoing exceptions in clauses (1) and (2) will not apply to any actions otherwise prohibited by the Merger Agreement or the following sub-clause (C)); (C) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company or its subsidiaries or (D) hire, terminate (other than for “cause”), furlough or temporarily lay off any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company or any of its subsidiaries with an annual base salary or wages (or, in the case of non-employee service providers, equivalent compensation) of $200,000 or more;
•	settle litigation involving the Company and its subsidiaries;
•	revalue in any material respect any assets or change accounting practices;
•	change tax elections or settle any tax claims, except in the ordinary course of business and consistent with past practice;
•	make any capital expenditures other than to the extent that such capital expenditures are otherwise reflected in the Company’s capital expenditure budget, as previously disclosed to the Buyer Parties;
•	enter into, modify, amend or terminate any Material Contracts (as defined in the Merger Agreement);
•	fail to maintain insurance at current levels;
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engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•	effect certain employee layoffs without complying with applicable laws;
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grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business and consistent with past practice;

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make any acquisitions by merger, consolidation or acquisition of stock or assets or enter into any joint ventures or similar arrangements, but not including reseller agreements and similar commercial relationships that do not include the formation of any entity with any third person;

•	enter into any collective bargaining agreement or recognize any labor union;
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waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

•	adopt or implement any stockholder rights plan or similar arrangement applicable to the Merger; or
•	enter into, authorize any of or agree or commit to enter into a contract to do any of the foregoing.
Solicitation of Other Offers
For purposes of this Proxy Statement and the Merger Agreement:

“Acceptable Confidentiality Agreement” means an agreement with Duck Creek that contains customary provisions requiring the counterparty thereto (and any of its affiliates and representatives) that receive material non-public information of or with respect to Duck Creek and its subsidiaries to keep such information confidential; provided that the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its affiliates and representatives named therein) than the terms of the confidentiality agreement entered into between Duck Creek and Vista (except that such agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal).
“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties) to engage in an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(i)
Any direct or indirect purchase or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than the Buyer Parties, their affiliates or any group that includes the Buyer Parties or their affiliates), whether from Duck Creek or any other person(s), of securities representing more than fifteen percent (15%) of the total outstanding equity securities of Duck Creek (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than fifteen percent (15%) of the total outstanding equity securities of Duck Creek (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;

(ii)
Any direct or indirect purchase, license or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons of assets constituting or accounting for more than fifteen percent (15%) of the consolidated assets, revenue or net income of Duck Creek and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii)
Any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Duck Creek pursuant to which any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons would hold securities representing more than fifteen percent (15%) of the total outstanding equity securities of Duck Creek (by vote or economic interests) after giving effect to the consummation of such transaction.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement.
“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the person making the proposal and other aspects of the Acquisition Proposal that the Special Committee deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Company stockholders (in their capacity as such) than the Merger (taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “fifteen percent (15%)” in the definition of “Acquisition Transaction” will be deemed to be references to “fifty percent (50%)”.
Go-Shop Period
Under the Merger Agreement, during the Go-Shop Period until the No-Shop Period Start Date, the Company, its affiliates and its other representatives had the right to, solely with respect to any person that is not an Excluded Party:
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constituted, or was reasonably expected to lead to, an Acquisition Proposal;

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subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to any person (and its representatives and financing sources subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such person) any non-public information relating to Duck Creek or afford to any such person (and such representatives and financing sources) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constituted, or was reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; provided, however, that the Company was required to promptly (and in any event within twenty-four (24) hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company and its subsidiaries that is provided to any such person or its representatives that was not previously provided to Parent or its representatives; and

•	participate or engage in discussions or negotiations with any such person (and such representatives and financing sources) with respect to an Acquisition Proposal.
No-Shop Period
From the No-Shop Period Start Date (or, with respect to an Excluded Party, from the date of the Merger Agreement) until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, Duck Creek will cease and cause to be terminated any discussions or negotiations with any person and its representatives, request the prompt return or destruction of all non-public information concerning Duck Creek and its subsidiaries theretofore furnished to any such person with whom a confidentiality agreement was entered into at any time within the six (6)-month period immediately preceding the No-Shop Period Start Date and (A) cease providing any further information with respect to Duck Creek or any Acquisition Proposal to any such person or its representatives and (B) terminate all access granted to any such person and its representatives to any physical or electronic data room.
In addition, from the No-Shop Period Start Date (or, with respect to an Excluded Party, from the date of the Merger Agreement) until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, Duck Creek and its subsidiaries agreed not to, and to not instruct, authorize or knowingly permit any of their affiliates or representatives to, directly or indirectly:
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solicit, initiate, propose or induce or knowingly encourage, facilitate or assist any inquiries regarding any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•
furnish to any person (other than to Parent or any designees of Parent) any non-public information relating to Duck Creek and its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Duck Creek and its subsidiaries (other than to Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal;

•
participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (other than informing such persons of the restrictions contained in this paragraph and contacting the person making the Acquisition Proposal to the extent necessary to clarify the terms of the Acquisition Proposal);

•	approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; or
•	enter into any Alternative Acquisition Agreement.
Notwithstanding these restrictions, from the No-Shop Period Start Date (or, with respect to an Excluded Party, from the date of the Merger Agreement) until the receipt of the Requisite Stockholder Approval, Duck Creek and the Special Committee may, among other things, directly or indirectly, participate or engage in discussions or negotiations with, furnish any non-public information relating to Duck Creek and its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Duck Creek and its subsidiaries pursuant to an Acceptable Confidentiality Agreement to any person or its affiliates or representatives that has made or delivered to the Company an Acquisition Proposal after the No-Shop Period Start Date (or, with respect to an Excluded Party, after the date of the Merger Agreement), and otherwise facilitate such Acquisition Proposal or assist such person (and its affiliates, representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person), in each case with respect to an Acquisition Proposal that did not result from any material breach of Duck Creek’s obligations, as described in the immediately two preceding paragraphs; provided, however, that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by the above would be inconsistent with its fiduciary duties pursuant to applicable law; provided further, however, that the Company will promptly (and in any event within twenty-four (24) hours) make available to Parent any non-public information concerning Duck Creek and its subsidiaries that is provided to any such person or its affiliates or representatives that was not previously made available to Parent.
Duck Creek is not entitled to terminate the Merger Agreement for the purpose of entering into an Alternative Acquisition Agreement, unless it complies with certain procedures in the Merger Agreement, including but not limited to, negotiating with Parent and its representatives in good faith over a four business day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal contemplated by such Alternative Acquisition Agreement no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.
If Duck Creek terminates the Merger Agreement prior to the adoption of the Merger Agreement by Company stockholders for the purpose of entering into an Alternative Acquisition Agreement, Duck Creek must pay the Company Termination Fee of $78,337,343; provided that if (A) such termination occurs prior to the No-Shop Period Start Date, (B) the Company enters into a definitive Alternative Acquisition Agreement with any person other than an Excluded Party to consummate an Acquisition Transaction at the time of such termination and (C) no Excluded Party has provided equity financing for, or any other investment in, such Acquisition Transaction, then the Company Termination Fee shall be reduced to $39,168,671.
A breach of these “no-solicitation” provisions of the Merger Agreement by any director, officer or other representative of Duck Creek (other than a consultant or an employee of Duck Creek who is not an officer of Duck Creek) will be deemed to be a breach of such provisions by Duck Creek. Duck Creek may not authorize, direct or knowingly permit any consultant or employee of a Duck Creek to breach these “no-solicitation” provisions of the Merger Agreement, and upon becoming aware of any breach or threatened breach of these provisions by a consultant or employee of Duck Creek, will use its reasonable best efforts to stop such breach or threatened breach.
Company Board Recommendation Changes
As described above, and subject to the provisions described below, the Board has made the recommendation that the Company stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board (or a committee thereof, including the Special Committee) will not effect a Company Board Recommendation Change (as defined below) except as described below.
Prior to obtaining the Requisite Stockholder Approval, the Board (or a committee thereof, including the Special Committee) may not take any action described in the following (any such action, a “Company Board Recommendation Change”):
•	withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Board’s recommendation in a manner adverse to Parent in any material respect;
•	adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal;
•
fail to publicly reaffirm the Board’s recommendation within ten business days after Parent so requests in writing (it being understood that Duck Creek will have no obligation to make such reaffirmation on more than three separate occasions);

•	take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a

“stop, look and listen” communication by the Board (or a committee thereof, including the Special Committee) to Company stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Board (or a committee thereof, including the Special Committee) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth business day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of the Merger Agreement); or
•	fail to include the Board’s recommendation in this Proxy Statement.
Notwithstanding the restrictions described above, prior to obtaining the Requisite Stockholder Approval, the Board, upon the recommendation of the Special Committee, may effect a Company Board Recommendation Change if (1) there has been an Intervening Event or (2) the Special Committee determines that an Acquisition Proposal constitutes a Superior Proposal.
The Board may only effect a Company Board Recommendation Change for an Intervening Event if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and if and only if:
•
Duck Creek has provided prior written notice to Parent at least four (4) business days in advance to the effect that the Board (or a committee thereof), upon the recommendation of the Special Committee has (1) so determined; and (2) resolved to effect a Company Board Recommendation Change pursuant to the Merger Agreement, which notice must specify the applicable Intervening Event in reasonable detail; and

•
prior to effecting such Company Board Recommendation Change, Duck Creek and its representatives, during such four (4) business day period, must have negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Special Committee no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law.

In addition, the Board may only effect a Company Board Recommendation Change, or authorize Duck Creek to terminate the Merger Agreement and to enter into an Alternative Acquisition Agreement, in response to a bona fide Acquisition Proposal that the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal if:
•
the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•
Duck Creek and its subsidiaries and their representatives have otherwise complied in all material respects with its obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal;

•
Duck Creek has provided prior written notice to Parent at least four (4) business days in advance (the “Notice Period”) to the effect that the Board (or a committee thereof), upon the recommendation of the Special Committee, has (1) received a bona fide Acquisition Proposal that has not been withdrawn; (2) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (3) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the person or “group” of persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal;

•
prior to effecting such Company Board Recommendation Change or termination, Duck Creek and its representatives, during the Notice Period, have negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and

•
in the event of any termination of the Merger Agreement in order to cause or permit Duck Creek and its subsidiaries to enter into an Alternative Acquisition Agreement, Duck Creek has validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent the Company Termination Fee.

For purposes of this Proxy Statement and the Merger Agreement, an “Intervening Event” means any positive material event or development or material change in circumstances with respect to Duck Creek (other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal) that (1) was not actually known to, or reasonably expected by, the Special Committee or the Board as of the date on which the Merger Agreement was executed; and (2) does not relate to (a) any Acquisition Proposal; or (b) the mere fact, in and of itself, that Duck Creek meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of Duck Creek Common Stock or credit rating, it being understood that the underlying cause of any of the foregoing in clause (b) may be considered and taken into account.
Employee Benefits
The Merger Agreement provides that, after the Effective Time, the Surviving Corporation will honor all of the benefit plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time. In addition, after the Effective Time until the first anniversary of the Effective Time (the “Continuation Period”), the Surviving Corporation and its Subsidiaries will provide employee benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) to each individual who is an employee of Duck Creek and its subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its subsidiaries (including the Surviving Corporation) (a “Continuing Employee”) that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time. In each case, during the Continuation Period, base compensation and target annual cash incentive compensation opportunity (other than equity or equity-based incentive arrangements) will not be decreased for any Continuing Employee. During the Continuation Period, the Surviving Corporation will also provide severance benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on January 8, 2023.
The Surviving Corporation will grant any Continuing Employee credit for all service with Duck Creek and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of vacation accrual and determining severance amounts, except that (i) service will not be credited to the extent that it would result in duplication of coverage or benefits, (ii) service will only be credited to the same extent and for the same purpose as such service was credited under a Duck Creek employee benefit plan or arrangement before the Effective Time and (iii) no service shall be required to be credited under any plan that provides for equity or equity-based, defined benefit pension, deferred compensation or post-employment or retiree welfare benefits. In addition, the Surviving Corporation will use commercially reasonable efforts to ensure that (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its subsidiaries to the extent that coverage pursuant to any such plans replaces coverage previously provided under a comparable Duck Creek benefit plan or arrangement in which such Continuing Employee participates immediately before the Effective Time; (ii) during the plan year in which the Closing Date occurs, for purposes of each employee benefit plan sponsored by the Surviving Corporation or its subsidiaries that provides medical, dental, pharmaceutical or vision benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of the plan will be waived for the Continuing Employee and his or her covered dependents, and full credit will be given for any eligible expenses incurred by the Continuing Employee and his or her covered dependents during the portion of the plan year ending on the Closing Date for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to the Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the employee benefit plan sponsored by the Surviving Corporation or its subsidiaries; and (iii) the account of each Continuing Employee pursuant to any flexible spending plan sponsored by the Surviving Corporation or its subsidiaries will be credited with any unused balance in the account of the Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to the Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that such limits or forfeitures applied under Duck Creek’s benefit plans and arrangements in effect as of January 8, 2023).
Conditions to the Closing of the Merger
The respective obligations of the Buyer Parties and Duck Creek to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:
•	the receipt of the Requisite Stockholder Approval;
•	the expiration or termination of the applicable waiting period under the HSR Act; and
•	the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority.
In addition, the obligations of the Buyer Parties to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Parent:
•
the representations and warranties of the Company (other than the representations and warranties in the next two bullets) set forth in the Merger Agreement being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect;

•
the representations and warranties of the Company relating to certain aspects of the Company’s organization and good standing, corporate power, enforceability, anti-takeover laws, certain aspects of the Company’s capitalization, the absence of any Company Material Adverse Effect since August 31, 2022 and brokers that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications being true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date) and (B) are qualified by Company Material Adverse Effect or other materiality qualifications being true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);

•
the representations and warranties of the Company relating to certain aspects of the Company’s capitalization being true and correct in all respects as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount;

•
the Company having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be complied with by the Company at or prior to the Closing;

•
the receipt by the Buyer Parties of a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the foregoing conditions to the obligations of the Buyer Parties to consummate the Merger have been satisfied; and

•	the absence of any Company Material Adverse Effect after the date of the Merger Agreement that is continuing as of the Closing Date.

In addition, the obligation of the Company to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by the Company:
•
the representations and warranties of the Buyer Parties set forth in the Merger Agreement being true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (A) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to the Merger Agreement and (B) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to the Merger Agreement;

•
the Buyer Parties having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by the Buyer Parties at or prior to the Closing; and

•
the receipt by the Company of a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in their respective names by a duly authorized officer thereof, certifying that the foregoing conditions to the obligations of Duck Creek to effect the Merger have been satisfied.

Indemnification and Insurance
The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of Duck Creek and its subsidiaries pursuant to any indemnification agreements with employees and indemnified persons, which are any of their current or former directors or officers (and any person who becomes a director or officer of Duck Creek or any of its subsidiaries prior to the Effective Time), for any acts or omissions by such indemnified persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the certificates of incorporation, bylaws, and other similar organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation, bylaws and other similar organizational documents of the subsidiaries of Duck Creek, as applicable, as of the date of the Merger Agreement. During such six (6)-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.
In addition, the Merger Agreement provides that, during the six (6)-year period commencing at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless each current or former director or officer of Duck Creek and its subsidiaries (and any person who becomes a director or officer of Duck Creek or any of its subsidiaries prior to the Effective Time), to the fullest extent permitted by law or pursuant to any indemnification agreements with Duck Creek and its subsidiaries in effect on the date of the Merger Agreement, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as an affiliate, director, officer, employee or agent of Duck Creek, its subsidiaries or their affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time and (2) the Merger, as well as any actions taken by Duck Creek or its subsidiaries or the Buyer Parties with respect thereto. The Merger Agreement also provides that Duck Creek and its subsidiaries will advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.
The Merger Agreement also provides that Duck Creek may purchase a prepaid “tail” policy from an insurance carrier with the same or better credit rating as Duck Creek’s directors’ and officers’ liability insurance carrier on the date of the Merger Agreement on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of Duck Creek’s directors’ and officers’ liability insurance policies as in effect on the date of the Merger Agreement, subject to certain limits on the aggregate cost for such “tail” policy. The “tail” policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated in the Merger Agreement.
In addition, without limiting the foregoing, the Merger Agreement requires Parent to cause the Surviving Corporation to maintain, on terms no less advantageous to the indemnified parties, Duck Creek’s directors’ and officers’ insurance policies for a period of at least six (6) years commencing at the Effective Time. Neither Parent nor the Surviving Corporation will be required to pay premiums for such policy or the “tail” policy to the extent such premiums exceed, on an annual basis, three hundred percent (300%) of the aggregate annual premiums currently paid by Duck Creek, and if the premium for such insurance coverage would exceed such amount Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost not exceeding such amount.
For more information, please refer to the section entitled “The Merger—Interests of the Directors and Executive Officers of Duck Creek in the Merger” beginning on page 71 of this Proxy Statement.
Other Covenants
Stockholders’ Meeting
Duck Creek has agreed to take all necessary action (in accordance with applicable law and Duck Creek’s organizational documents) to establish a record date for, duly call, give notice of, convene and hold a special meeting of the Company stockholders as promptly as reasonably practicable following the mailing of this Proxy Statement for the purpose of voting upon the adoption of the Merger Agreement and the approval of the Merger.
Transaction Litigation
The Company will: (1) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement; (2) keep the Parent reasonably informed with respect to status thereof; (3) give the Parent the opportunity to participate in the defense, settlement or prosecution of any such litigation and (4) consult with the Parent with respect to the defense, settlement or prosecution of such litigation. The Company may not settle any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).
Regulatory Efforts
Duck Creek and the Buyer Parties have agreed to use their respective reasonable best efforts to consummate and make effective, in the most expeditious manner possible, the Merger, including by using reasonable best efforts to cause the conditions to the Merger to be satisfied. If necessary to receive clearance of the Merger pursuant to the HSR Act and other antitrust and foreign investment laws set forth in the confidential disclosure letter to the Merger Agreement, the Buyer Parties (and their respective controlled affiliates, if applicable) will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets, rights, products or businesses of the Buyer Parties (and their respective controlled affiliates, if applicable), on the one hand, and the Company and its subsidiaries, on the other hand; and (B) any other restrictions on the activities of the Buyer Parties (and their respective controlled Affiliates, if applicable), on the one hand, and the Company and its subsidiaries, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger.
Equity Financing
Subject to the terms and conditions of the Merger Agreement, Parent will:
•
not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing (as defined in the Merger Agreement); (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect or (iii) adversely impact the ability of Parent or the Company, as applicable, to enforce its rights against Vista Fund VIII under the Equity Commitment Letter. Any reference in the Merger Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with the Merger Agreement’ and (2) “Equity Commitment Letter” will include such document as amended or modified in compliance with the Merger Agreement; and
•
use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) satisfy on a timely basis all conditions to funding that are applicable to Parent in the Equity Commitment Letter; (iii) consummate the Equity Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Equity Commitment Letter and (v) enforce its rights pursuant to the Equity Commitment Letter.

In no event will the reasonable best efforts of Parent be deemed or construed to require Parent to (i) bring any enforcement action against any source of the Equity Financing to enforce its rights pursuant to the Equity Commitment Letter (it being understood that Parent will seek to enforce, including by bringing suit for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger) or (ii) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.
Debt Financing
Prior to the Effective Time, the Company will use its reasonable best efforts to, and will use its reasonable best efforts to cause each of its subsidiaries and its and their respective representatives to provide Parent with such reasonable cooperation as may be reasonably requested by Parent to assist the Buyer Parties in arranging the debt financing (if any) to be obtained by the Buyer Parties or their respective affiliates in connection with the Merger (the “Debt Financing”). The Company’s obligations include, but are not limited to, upon reasonable advance notice, reasonably cooperating with the marketing and due diligence efforts for any of the Debt Financing, providing reasonable assistance with the timely preparation of documents required in connection with or proper for the Debt Financing, subject to the limitations set forth in the Merger Agreement.
In no event will the Company or any of its subsidiaries be required to (i) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company or any of its subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its subsidiaries or (v) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which the Company or any of its subsidiaries is a party.
Obtaining the Debt Financing is not a condition to the Closing. If the Debt Financing has not been obtained, the Buyer Parties will each continue to be obligated, subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, to consummate the Merger.
Repaid Indebtedness
At the Closing, the Buyer Parties shall, on behalf of the Company and its subsidiaries, pay or cause to be paid all amounts necessary to fully discharge the then-outstanding balance of the Repaid Indebtedness (as defined in the Merger Agreement), pursuant to payoff letters with respect to such Repaid Indebtedness, which such letters shall set forth the aggregate amounts required to satisfy in full all such Repaid Indebtedness as of the Closing Date and include lien release documents evidencing release and termination of all security interests in respect thereof and indicating that the holders of such Repaid Indebtedness shall return all possessory and original collateral, in each case, on the Closing Date.

Promissory Note
Immediately prior to the Effective Time, to the extent requested by Parent, Parent shall issue a promissory note to the Company, in exchange for a portion of the Company’s Cash on Hand, the amount and terms of which shall be reasonably determined by Parent.
Termination of the Merger Agreement
The Merger Agreement may be terminated:
•	at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Duck Creek and Parent;
•	by either Duck Creek or Parent at any time prior to the Effective Time:
○
whether prior to or after the receipt of the Requisite Stockholder Approval, (1) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any governmental authority of competent jurisdiction that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable or (2) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger (except that this right to terminate the Merger Agreement will not be available to any party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order);

○
whether prior to or after the receipt of the Requisite Stockholder Approval, the Merger has not been consummated by the Termination Date; provided, however, that this right to terminate the Merger Agreement will not be available to (i) (1) Parent if the Company has the valid right to terminate this Agreement because the Buyer Parties have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform results in the failure of any conditions to the obligations of Duck Creek to effect the Merger; or (2) the Company if Parent has the valid right to terminate this Agreement because the Company is in breach of its representations, warranties, covenants or other agreements that causes a condition failure; and (ii) any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the primary cause of or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger prior to the Termination Date or (B) the failure of the Closing to have occurred prior to the Termination Date; or

○
the Company fails to obtain the Requisite Stockholder Approval, except that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval;

•	by Duck Creek:
○
whether prior to or after the receipt of the Requisite Stockholder Approval, if the Buyer Parties have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would result in the failure of any conditions to the obligations of Duck Creek to effect the Merger and (ii) is not capable of being cured, or is not cured before the earlier of the Termination Date or the date that is forty-five (45) days following Duck Creek’s delivery of written notice of such breach or failure to perform, and Duck Creek is not then in breach of any provision of the Merger Agreement and has not failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would give rise to the failure of any conditions relating thereto; or

○
prior to receipt of the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Board (or a committee thereof), upon the recommendation of the Special Committee, has authorized the Company to enter into a definitive Alternative Acquisition

Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal and (iv) concurrently with such termination the Company pays the Company Termination Fee due to Parent pursuant to the Merger Agreement; and
•	by Parent:
○
whether prior to or after the receipt of the Requisite Stockholder Approval, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would result in the failure of any conditions to the obligations of the Buyer Parties to effect the Merger and (ii) is not capable of being cured, or is not cured before the earlier of the Termination Date or the date that is forty-five (45) days following Parent’s delivery of written notice of such breach and Parent is not then in breach of any provision of the Merger Agreement and has not failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would give rise to the failure of any conditions relating thereto; or

○
if, prior to the receipt of the Requisite Stockholder Approval, the Board (or a committee thereof), upon the recommendation of the Special Committee has effected a Company Board Recommendation Change (except this right for Parent to terminate the Merger Agreement will expire at 5:00 p.m., Eastern Time, on the tenth (10th) business day following the date on which such right to terminate first arose).

Company Termination Fee
If the Merger Agreement is validly terminated in specified circumstances, the Company may be required to pay the Company Termination Fee.
If the Merger Agreement is validly terminated (1) (A) by either Parent or Duck Creek because the Closing has not occurred by the Termination Date and the closing conditions relating to the HSR Act and absence of any law or order retraining, enjoining or otherwise prohibiting the Merger have been satisfied or (B) (i) by either Parent or Duck Creek because the Company fails to obtain the Requisite Stockholder Approval or (ii) by Parent, whether prior to or after the receipt of the Requisite Stockholder Approval, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform would result in the failure of any conditions to the obligations of the Buyer Parties to effect the Merger (subject to the cure rights referenced above); provided that in the case of (B)(i)-(ii) above, the Company is not then able to terminate the Merger Agreement because of the existence of a law or order retraining, enjoining or otherwise prohibiting the Merger; provided, further, that in each of (1)(A) and (1)(B), the conditions relating to the Buyer Parties’ representations and warranties and covenants would be satisfied if the date of such termination was the Closing Date or (2) since the date of the Merger Agreement and prior to its termination pursuant to (1)(A) or (1)(B) above, an Acquisition Proposal for an Acquisition Transaction has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned and (3) within one year following the termination of the Merger Agreement pursuant to (1)(A) or (1)(B) above, either an Acquisition Transaction is consummated or Duck Creek enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will concurrently with the consummation of such Acquisition Transaction pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee (provided that, for purposes of determining whether a Company Termination Fee is payable in this instance, all references to “fifteen percent (15%)” in the definition of “Acquisition Transaction” are deemed to be references to “fifty percent (50%)”).
If the Merger Agreement is validly terminated by Parent, at any time prior to receipt of the Requisite Stockholder Approval, because the Board (or a committee thereof), upon the recommendation of the Special Committee, has effected a Company Board Recommendation Change (which termination must occur by 5:00 p.m., Eastern Time, on the 10th business day following the date on which such right to terminate first arose), Duck Creek must promptly (and in any event within two business days) following such termination pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee; provided that if (A) such termination occurs prior to the No-Shop Period Start Date, (B) the Company has entered into a definitive Alternative Acquisition Agreement with any person other than an

Excluded Party to consummate an Acquisition Transaction at the time of such termination and (C) no Excluded Party has provided equity financing for, or any other investment in, such Acquisition Transaction, then the “Company Termination Fee” shall mean an amount equal to $39,168,671.
If the Merger Agreement is validly terminated by Company, at any time prior to receipt of the Requisite Stockholder Approval, because (i) the Company has received a Superior Proposal; (ii) the Board (or a committee thereof), upon the recommendation of the Special Committee, has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal and (iv) concurrently with such termination the Company pays or causes to be paid to Parent (as directed to Parent) the Company Termination Fee; provided that if (A) such termination occurs prior to the No-Shop Period Start Date, (B) the Company has entered into a definitive Alternative Acquisition Agreement with any person other than an Excluded Party to consummate an Acquisition Transaction at the time of such termination and (C) no Excluded Party has provided equity financing for, or any other investment in, such Acquisition Transaction, then the “Company Termination Fee” shall mean an amount equal to $39,168,671.
If the Company fails to promptly pay the Company Termination Fee when due and, in order to obtain such payment, Parent commences a legal proceeding that results in a judgment against the Company for the Company Termination Fee or any portion thereof, the Company will pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such legal proceeding, together with interest on such amount or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable law.
Specific Performance
The Buyer Parties and the Company are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.
Limitations of Liability
The maximum aggregate liability of the Buyer Parties or any of their affiliates for breaches under the Merger Agreement, the Limited Guarantee or the Equity Commitment Letter will not exceed the Parent Liability Limitation. The maximum aggregate liability of the Company for breaches under the Merger Agreement (taking into account the payment of the Company Termination Fee, if applicable) will not exceed approximately $78,337,343 in the aggregate for all such breaches and any indemnification. Notwithstanding such limitations of liability, the Buyer Parties and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.
Fees and Expenses
Except in specified circumstances, whether or not the Merger is completed, Duck Creek, on the one hand, and the Buyer Parties, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.
Amendment
The Merger Agreement may be amended in writing at any time before or after the adoption of the Merger Agreement by Company stockholders. However, after the adoption of the Merger Agreement by Company stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.
Governing Law
The Merger Agreement is governed by Delaware law.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS
The Non-Binding Advisory Proposal
Section 14A of the Exchange Act and Rule 14a-21 thereunder, which were enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Duck Creek provide Company stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger, as disclosed in the section entitled “Interests of the Directors and Executive Officers of Duck Creek in the Merger—Golden Parachute Compensation” beginning on page 74 of this Proxy Statement.
Company stockholders are asked to indicate their approval of the compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger. These payments are set forth in the section entitled “Interests of the Directors and Executive Officers of Duck Creek in the Merger—Golden Parachute Compensation” beginning on page 74 of this Proxy Statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Duck Creek’s overall compensation program for its named executive officers, and previously have been disclosed to Company stockholders as part of the “Compensation Discussion and Analysis” and related sections of Duck Creek’s annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board, which is composed solely of independent directors, and are believed to be reasonable and in line with marketplace norms.
Accordingly, Duck Creek is seeking approval of the following resolution at the Special Meeting:
“RESOLVED, that the stockholders of Duck Creek Technologies, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable to Duck Creek’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Interests of the Directors and Executive Officers of Duck Creek in the Merger—Golden Parachute Compensation” in Duck Creek’s Proxy Statement for the Special Meeting of stockholders.”
Company stockholders should note that this proposal is not a condition to consummation of the Merger, and as an advisory vote, the result will not be binding on Duck Creek, the Board or Parent. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, Duck Creek’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the Merger in accordance with the terms and conditions applicable to those payments.
Vote Required and Board Recommendation
The affirmative vote of the holders of a majority of the total number of votes of Duck Creek Common Stock present at the Special Meeting, or represented by proxy and entitled to vote thereon at the Special Meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger.
The Board recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Duck Creek to its named executive officers in connection with the Merger.
TERMS OF THE VOTING AGREEMENT
In connection with the execution of the Merger Agreement, the Accenture Signatories entered into the Voting Agreement with Parent, pursuant to which the Accenture Signatories have agreed, among other things, to vote their shares of Duck Creek Common Stock in favor of the adoption of the Merger Agreement and the approval of the Merger and against any other action, agreement or proposal which to their knowledge would reasonably be expected to prevent or materially impede or materially delay the consummation of the Merger or any of the transactions contemplated by the Merger Agreement. The Voting Agreement also includes certain restrictions on transfer of shares of Duck Creek Common Stock by the Accenture Signatories.

MARKET PRICES
Duck Creek Common Stock is listed on Nasdaq under the symbol “DCT.” As of [•], 2023, the Record Date, there were [•] shares of Duck Creek Common Stock outstanding, held by approximately [•] stockholders of record.
The following table sets forth, for the indicated periods, the high and low sales prices of Duck Creek Common Stock for the fiscal quarters shown as reported by Nasdaq:
	Market Price
	High	Low
Fiscal Year Ending August 31, 2023
First Quarter (ended November 30, 2022)	$12.70	$10.04
Fiscal Year Ended August 31, 2022
Fourth Quarter (ended August 31, 2022)	$19.84	$11.83
Third Quarter (ended May 31, 2022)	$24.01	$14.90
Second Quarter (ended February 28, 2022)	$32.49	$20.40
First Quarter (ended November 30, 2021)	$50.90	$27.60
Fiscal Year Ended August 31, 2021
Fourth Quarter (ended August 31, 2021)	$47.38	$37.50
Third Quarter (ended May 31, 2021)	$50.65	$33.91
Second Quarter (ended February 28, 2021)	$59.40	$38.24
First Quarter (ended November 30, 2020)	$48.00	$35.10
The closing price of Duck Creek Common Stock on January 6, 2023, the last full trading day prior to the Board’s approval of the Merger Agreement, was $12.99. On February 15, 2023, the latest practicable trading day before the date of this Proxy Statement, the closing price of Duck Creek Common Stock was $18.83 per share.
Following the Merger, there will be no further market for shares of Duck Creek Common Stock and, Duck Creek anticipates that its stock will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, Duck Creek would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the total number of shares of Duck Creek Common Stock beneficially owned and the percentage of the shares so owned as of February 1, 2023 by:
•	each person, or group of affiliated persons, known by us to beneficially own more than five percent (5%) of Duck Creek Common Stock based solely on public filings made by such owners with the SEC;
•	each director;
•	each named executive officer; and
•	all directors and current executive officers as a group.
The percentage ownership information is based on 132,892,979 shares of Duck Creek Common Stock outstanding as of February 1, 2023, which for purposes of the table below includes any shares of unvested restricted stock that are held by such individual or entity over which such individual or entity has voting rights.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to equity awards or other rights held by such person that are currently exercisable or will become exercisable within sixty (60) days after February 1, 2023, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
Name of beneficial owner	Number of outstanding shares beneficially owned	Percentage of beneficial ownership
5% Stockholders
Apax(1)	31,606,952	23.8%
Accenture(2)	21,071,302	15.9%
Echo Street Capital Management LLC(3)	9,233,926	6.9%
Kayne Anderson Rudnick Investment Management, LLC(4)	17,131,351	12.9%
The Vanguard Group(5)	7,518,818	5.7%
Named Executive Officers and Directors
Michael Jackowski(6)	2,319,691	1.7%
Kevin Rhodes(7)	281,189	*
Eugene Van Biert(8)	620,008	*
Nageswaran Vaidyanathan(9)	120,592	*
Jeff Winter(10)	95,347	*
Jason Wright	—	—
Roy Mackenzie	—	—
Stuart Nicoll(11)	12,000	*
Francis Pelzer(12)	171,654	*
William Bloom(13)	18,677	*
Kathy Crusco(14)	97,917	*
Julie Dodd(15)	21,318	*
Sunil Rajasekar(16)	15,854	*
Talvis Love(17)	13,353	*
Vincent Chippari(18)	332,892	*
Matthew Foster(19)	720,939	*
Eva Harris(20)	76,901	*
All current executive officers and directors as a group (16 persons)	4,053,526	3.0%
*	Represents beneficial ownership of less than 1%.

(1)
Information is based on a Schedule 13D/A filed with the SEC on February 12, 2021. Represents shares of Duck Creek Common Stock held by Disco (Guernsey) Holdings L.P. Inc., Disco (Guernsey) GP Co. Limited is the general partner of Disco (Guernsey) Holdings L.P. Inc., and Apax VIII GP Co. Limited holds all of the ordinary shares of Disco (Guernsey) GP Co. Limited. The registered address for Apax VIII GP Co. Limited is Third Floor Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ. The registered address for each of Disco (Guernsey) Holdings L.P., Inc. and Disco (Guernsey) GP Co. Limited is PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP. Does not include shares of Duck Creek Common Stock held by other stockholders that are subject to the Stockholders’ Agreement.

(2)
Information is based on a Schedule 13D/A filed with the SEC on January 10, 2023. Represents shares of Duck Creek Common Stock held by Accenture LLP and Accenture Holdings BV, each of which is an indirect wholly owned subsidiary of Accenture plc, which has sole voting and dispositive power over all such shares. The address for Accenture LLP is c/o Accenture LLP, 500 West Madison Street, Chicago, Illinois, 60601. The address for Accenture Holdings BV is c/o Accenture Holdings BV, Gustav Mahlerplein 90, 1082MA, Amsterdam, Netherlands. The address for Accenture plc is 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. Does not include shares of Duck Creek Common Stock held by other stockholders that are subject to the Stockholders’ Agreement.

(3)	Information is based on a Schedule 13G filed with the SEC on February 14, 2023. The address of Echo Street Capital Management LLC is 12 E. 49th Street, 44th Floor, New York, NY 10017.
(4)
Information is based on a Schedule 13G/A filed with the SEC on February 14, 2023. Kayne Anderson Rudnick Investment Management, LLC has (i) sole voting power with respect to 4,361,199 shares of Duck Creek Common Stock, (ii) sole dispositive power with respect to 4,797,061 shares of Duck Creek Common Stock, and (iii) shared voting and dispositive power with respect to 12,334,290 shares of Duck Creek Common Stock. Virtus Investment Advisers, Inc. has shared voting and dispositive power with respect to 12,334,290 shares of Duck Creek Common Stock. Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund, has shared voting and dispositive power with respect to 9,519,221 shares of Duck Creek Common Stock. The address for Kayne Anderson Rudnick Investment Management, LLC is 2000 Avenue of the Stars, Suite 1110, Los Angeles, California, 90067. The address for Virtus Investment Advisers, Inc. is One Financial Plaza, Hartford, CT 06103. The address for Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund is 101 Munson Street, Greenfield, MA 01301.

(5)
Information is based on a Schedule 13G/A filed with the SEC on February 9, 2023. The Vanguard Group has (i) sole dispositive power with respect to 7,318,303 shares of Duck Creek Common Stock, and (ii) shared voting and dispositive power with respect to 200,515 shares of Duck Creek Common Stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(6)
Consists of (i) 2,137,071 shares of Duck Creek Common Stock, including restricted stock, held by Mr. Jackowski and (ii) 182,620 shares of Duck Creek Common Stock subject to options held by Mr. Jackowski that are currently exercisable.

(7)	Consists of 281,189 shares of Duck Creek Common Stock, including restricted stock, held by Mr. Rhodes.
(8)
Consists of (i) 542,186 shares of Duck Creek Common Stock, including restricted stock, held by Mr. Van Biert and (ii) 77,822 shares of Duck Creek Common Stock subject to options held by Mr. Van Biert that are currently exercisable.

(9)	Consists of 120,592 shares of Duck Creek Common Stock, including restricted stock, held by Mr. Vaidyanathan.
(10)	Consists of 95,347 shares of Duck Creek Common Stock, including restricted stock, held by Mr. Winter.
(11)	Consists of 12,000 shares of Duck Creek Common Stock held by Mr. Nicoll.
(12)
Consists of (i) 141,408 shares of Duck Creek Common Stock, including restricted stock, held by Mr. Pelzer and (ii) 30,246 shares of Duck Creek Common Stock subject to options held by Mr. Pelzer that are currently exercisable or will become exercisable within 60 days of February 1, 2023.

(13)	Consists of 18,677 shares of Duck Creek Common Stock, including restricted stock, held by Mr. Bloom.
(14)
Consists of (i) 68,663 shares of Duck Creek Common Stock, including restricted stock, held by Ms. Crusco and (ii) 29,254 shares of Duck Creek Common Stock subject to options held by Ms. Crusco that are currently exercisable or will become exercisable within 60 days of February 1, 2023.

(15)	Consists of 21,318 shares of Duck Creek Common Stock, including restricted stock, held by Ms. Dodd.
(16)	Consists of 15,854 shares of Duck Creek Common Stock, including restricted stock, held by Mr. Rajasekar.
(17)	Consists of 13,353 shares of Duck Creek Common Stock, including restricted stock, held by Mr. Love.
(18)
Consists of (i) 230,625 shares of Duck Creek Common Stock, including restricted stock, held by Mr. Chippari and (ii) 102,267 shares of Duck Creek Common Stock subject to options held by Mr. Chippari that are currently exercisable. Mr. Chippari is a former executive officer as of April 2022.

(19)
Consists of (i) 618,672 shares of Duck Creek Common Stock, including restricted stock, held by Mr. Foster and (ii) 102,267 shares of Duck Creek Common Stock subject to options held by Mr. Foster that are currently exercisable. Mr. Foster is a former executive officer as of March 2022.

(20)	Consists of 76,901 shares of Duck Creek Common Stock held by Ms. Harris. Ms. Harris is a former executive officer as of July 2022.

APPRAISAL RIGHTS
If the Merger is consummated, stockholders and beneficial owners of Duck Creek Common Stock who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect his, her or its demand for appraisal rights under Section 262 of the DGCL shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of Duck Creek Common Stock unless otherwise expressly noted therein or herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of shares of Duck Creek Common Stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted therein or herein.
Under Section 262, if the Merger is consummated, stockholders and beneficial owners of Duck Creek Common Stock who (i) deliver a written demand for appraisal of their shares of Duck Creek Common Stock before the taking of the vote on the proposal to adopt the Merger Agreement, (ii) do not vote in favor of the Merger, (iii) continuously hold of record or beneficially own, as applicable of such shares through the Effective Time, and (iv) otherwise follow the procedures set forth in Section 262, will be entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Court of Chancery to be the “fair value” of the shares of Duck Creek Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value as determined by the Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262). Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that, if at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the $19.00 per share Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This Proxy Statement constitutes Duck Creek’s notice to Company stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 of the DGCL may be accessed, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any holder or beneficial owner of shares of Duck Creek Common Stock who wishes to exercise appraisal rights or who wishes to preserve such person’s right to do so should review the following summary and the applicable statutory provisions carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. In addition, the Court of Chancery will dismiss appraisal proceedings as to all Company stockholders and beneficial owners who assert appraisal rights unless (i) the total number of shares of Duck Creek Common Stock for which appraisal rights have been pursued and perfected exceeds one percent (1%) of the outstanding shares of Duck Creek Common Stock measured in accordance with subsection (g) of Section 262 of the DGCL or (ii) the value of the aggregate Merger Consideration in respect of the shares of Duck Creek Common Stock for which appraisal rights have been pursued and perfected exceeds $1 million. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Duck Creek Common Stock, Duck Creek believes that if a Company stockholder or beneficial owner is considering exercising appraisal rights, that person should seek the advice of legal counsel. A Company stockholder or beneficial owner who loses his, her, or its appraisal rights will be entitled to receive the Merger Consideration as described in the Merger Agreement upon surrender of the certificates that formerly represented such shares of Duck Creek Common Stock.
Company stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Duck Creek Common Stock must fully comply with Section 262, which means doing, among other things, ALL of the following:
•	the person must not vote in favor of, or consent in writing to, the proposal to adopt the Merger Agreement;
•
the person must deliver to Duck Creek a written demand for appraisal before the vote on proposal to adopt the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder or beneficial owner, as applicable, and the intention of such person to demand appraisal of his, her or its shares. A stockholder’s or beneficial owner's failure to make a written demand for appraisal before the vote with respect to the Merger is taken will constitute a waiver of appraisal rights;

•
the person must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder or beneficial owner, as applicable, will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•
the person, another stockholder or beneficial owner who has properly demanded appraisal rights or the Surviving Corporation must file a petition in the Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Duck Creek Common Stock.
Because a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of proposal to adopt the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the proposal to adopt the Merger Agreement, abstain or not vote its shares.
Making a Written Demand
Any holder or beneficial owner of shares of Duck Creek Common Stock wishing to exercise appraisal rights must deliver to Duck Creek, before the vote on the proposal to adopt the Merger Agreement at the Special Meeting, a written demand for the appraisal of the stockholder’s or beneficial owner shares. The person making the written demand must be a stockholder of record or a beneficial owner, as applicable, on the date the written demand for appraisal is made, and such person must continue to hold or beneficially own, respectively, the shares as to which such demand relates through the effective date of the Merger.
A person wishing to exercise appraisal rights must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement either by ballot or by proxy. In the case of a holder of record shares of Duck Creek Common Stock a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will cause a stockholder to lose the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement. In the case of a beneficial owner, brokers, banks and other nominees that hold shares of Duck Creek Common Stock in “street name” for their customers do not have discretionary authority to vote those shares on the proposal to adopt the Merger Agreement without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares held in “street name” instructs such person's broker, bank or other nominee to vote such person's shares in favor of the proposal to adopt the Merger Agreement, and does not revoke such instruction prior to the vote on the proposal to adopt the Merger Agreement, then such shares will be voted in favor of the adoption of the Merger Agreement, and it will cause such beneficial owner to lose his, her or its right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a beneficial owner who wishes to exercise appraisal rights must either not provide any instructions to such person's broker, bank or other nominee how to vote on the proposal to adopt the Merger Agreement or must instruct such broker, bank or other nominee to vote against the adoption of the Merger Agreement or abstain from voting on such proposal. Neither voting against the proposal to adopt the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement. A proxy or vote against the proposal to adopt the Merger Agreement will not constitute a demand. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the Merger Agreement at the Special Meeting will cause such person to lose its appraisal rights in connection with the Merger.
A demand for appraisal made by a Company stockholder or beneficial owner should be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform Duck Creek of the identity of such stockholder or beneficial owner. In addition, in the case of a demand for appraisal of such beneficial owner, the demand must also (1) reasonably identify the holder of record of the shares for which the demand is made, (2) be accompanied by documentary evidence of the beneficial owner’s ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be and (3) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 and the verified list required by subsection (f) of Section 262 (discussed further below). Whether made by a Company stockholder or a beneficial owner, a written demand for appraisal must state that the person intends thereby to demand appraisal of the person's shares in connection with the Merger. If the shares are held of record or beneficially owned in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of such holder of record or beneficial owner, and if the shares are held of record or beneficially owned by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all such joint holders of record or beneficial owners. An authorized agent, including an authorized agent for two or more joint stockholders or beneficial owners, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record holder or holders or beneficial owner or owners, respectively, and should expressly disclose that, in executing the demand, the agent is acting as agent for the record holder or holders or beneficial owner or owners, as applicable.
All written demands for appraisal pursuant to Section 262 of the DGCL should be mailed or delivered to:
Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210
Attention: Secretary
Any holder or beneficial owner of shares of Duck Creek Common Stock who has delivered a written demand to Duck Creek and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his or her or its demand for appraisal in respect of some or all of such person's shares and accept the Merger Consideration with respect to the shares subject to the withdrawal by delivering to Duck Creek a written withdrawal of the demand for appraisal within sixty (60) days after the Effective Time. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Court of Chancery will be dismissed as to any person without the approval of such court and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person's demand for appraisal in respect of some or all of such person's shares and accept the Merger Consideration with respect to the shares subject to the withdrawal within sixty (60) days after the Effective Date.
Notice by the Surviving Corporation
If the Merger is consummated, within ten (10) days after the Effective Time, the Surviving Corporation will notify each holder of shares of Duck Creek Common Stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the proposal to adopt the Merger Agreement, and any beneficial owner who has demanded appraisal in such person's name pursuant to Section 262, that the Merger has become effective.
Filing a Petition for Appraisal
Within one hundred twenty (120) days after the Effective Time, the Surviving Corporation or any holder or beneficial owner of shares of Duck Creek Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all persons entitled to appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and Company stockholders and beneficial owners should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair values of shares of Duck Creek Common Stock. Accordingly, any holders or beneficial owners of Duck Creek Common Stock who desire to have their shares appraised by the Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Court of Chancery in the manner prescribed in Section 262. The failure of a holder or beneficial owner of Duck Creek Common Stock to file such a petition for appraisal within the period specified in Section 262 will nullify the person’s previous written demand for appraisal.
Within one hundred twenty (120) days after the Effective Time, any holder or beneficial owner of shares of Duck Creek Common Stock who has complied with the requirements for the exercise of appraisal rights, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger proposal and with respect to which Duck Creek received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares of such common stock (provided that, in the case of a demand made by a beneficial owner in such person's name, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must mail this statement to the requesting person within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a holder or beneficial owner of shares of Duck Creek Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all persons who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders and beneficial owners as required by the court, the Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the persons who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to such person.
Determination of Fair Value
After determining the persons entitled to appraisal the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. The Court of Chancery will appraise the “fair value” of the shares of Duck Creek Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery of will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has indicated that transaction price is one of the relevant factors the Court of Chancery may consider in determining “fair value” and that absent deficiencies in the sale process the transaction price should be given “considerable weight”. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Duck Creek believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Duck Creek nor Parent anticipates offering more than the $19.00 per share Merger Consideration to any person exercising appraisal rights. Each of Duck Creek and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Duck Creek Common Stock is less than the $19.00 per share Merger Consideration.
Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment; provided that if at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL.
If any stockholder or beneficial owner who demands appraisal of his, her or its shares of Duck Creek Common Stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, the person’s shares of Duck Creek Common Stock will be deemed to have been converted at the Effective Time into the Merger Consideration, less applicable withholding taxes. A person will fail to perfect, or effectively lose or withdraw, the person’s right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time or if the stockholder or beneficial owner, as applicable, delivers to the Surviving Corporation a written withdrawal of the person’s demand for appraisal in respect to some or all of such person’s shares and an acceptance of the Merger Consideration with respect to the shares subject to withdrawal in accordance with Section 262.
From and after the Effective Time, no person who has demanded appraisal rights will be entitled to vote Duck Creek Common Stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the person’s shares of Duck Creek Common Stock, if any, payable to Company stockholders of record as of a time prior to the Effective Time.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of statutory appraisal rights. Consequently, any Company stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
STOCKHOLDERS AND BENEFICIAL OWNERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.
OTHER MATTERS
The sole business that may be considered at the Special Meeting are the matters set forth in the Notice of Special Meeting accompanying this Proxy Statement.
FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of Company stockholders. However, if the Merger is not consummated, Company stockholders will continue to be entitled to attend and participate in Company stockholders’ meetings.
As described in our annual proxy statement for the 2023 annual meeting of stockholders filed on December 28, 2022, any proposal or proposals by a Company stockholder intended to be included in the proxy statement and form of proxy relating to the annual meeting of Company stockholders to be held in 2024 must comply with the procedures set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, your proposal(s) must be received by the Company no later than August 30, 2023. Proposals should be sent to the Secretary of the Company at its principal executive offices, 22 Boston Wharf Road, Floor 10, Boston, MA 02210. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the annual meeting of stockholders to be held in 2024 any Company stockholder proposal which may be omitted from the proxy materials according to applicable regulations of the SEC in effect at the time the proposal is received.
A Company stockholder who wishes to submit a proposal or nominate a candidate to serve as a director for consideration at the annual meeting of stockholders to be held in 2024 outside the processes of Rule 14a-8 under the Exchange Act must timely deliver a written notice in accordance with the requirements, including eligibility and information required in such notice, set forth in Sections 2.15 and 2.16 of the Company’s amended and restated bylaws. To be timely, such written notice must be received by the Secretary of the Company at its principal executive offices, 22 Boston Wharf Road, Floor 10, Boston, MA 02210, not earlier than the close of business on October 25, 2023, nor later than the close of business on November 24, 2023. In the event that the annual meeting of stockholders to be held in 2024 is not scheduled to occur within twenty-five (25) days before or after February 22, 2024 (the anniversary of the 2023 annual meeting), the written notice must be received by the Company not later than the close of business on the tenth (10th) day following (i) the day on which notice of the date of the annual meeting for 2024 is mailed or (ii) the day on which public announcement of the date of such meeting is first made, whichever first occurs.
In addition to satisfying the foregoing requirements, to comply with the SEC’s universal proxy rules, Company stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide timely notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
HOUSEHOLDING INFORMATION
Duck Creek will not provide householding in connection with the solicitation of proxies.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that Duck Creek can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that Duck Creek has previously filed with the SEC. These documents contain important information about Duck Creek and its financial condition and are incorporated by reference into this Proxy Statement.
The following Duck Creek filings with the SEC are incorporated by reference:
•	Duck Creek’s Quarterly Reports on Form 10-Q for the first quarter of fiscal year 2023, ended November 30, 2022, filed with the SEC on January 9, 2023;
•	Duck Creek’s Annual Report on Form 10-K for the fiscal year ended August 31, 2022, filed with the SEC on October 28, 2022;
•	Duck Creek’s Definitive Proxy Statement on Schedule 14A for the February 22, 2023 annual meeting of stockholders, filed with the SEC on December 28, 2022; and
•	Duck Creek’s Current Reports on Form 8-K, filed with the SEC on January 9, 2023 and January 10, 2023.
Duck Creek also incorporates by reference into this Proxy Statement additional documents that it may file with the SEC between the date of this Proxy Statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on Duck Creek’s website is not part of this Proxy Statement, and therefore is not incorporated by reference into this Proxy Statement.
You may obtain any document we file without charge through the SEC website at www.sec.gov, on our website at https://ir.duckcreek.com or upon written request to Duck Creek Technologies, Inc., 22 Boston Wharf Road, Floor 10, Boston, MA 02210, Attention: Secretary. Exhibits will be provided upon request.
If you have any questions about this Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, you should contact:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call: (877) 717-3923 (TOLL-FREE from the U.S. and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers May Call Collect: (212) 750-5833

MISCELLANEOUS
Duck Creek has supplied all information relating to Duck Creek, and Parent has supplied, and Duck Creek has not independently verified, all of the information relating to Parent and Merger Sub contained in the sections entitled “Summary—Parties Involved in the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger.”
The cost of this proxy solicitation will be borne by Duck Creek. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of Duck Creek Common Stock.
You should not send in your Duck Creek stock certificates until you receive transmittal materials after the Merger is consummated.
You should rely only on the information contained in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to in this Proxy Statement to vote on the Merger. Duck Creek has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated February [•], 2023. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement) and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER

by and among

DISCO PARENT, LLC,

DISCO MERGER SUB, INC.

and

DUCK CREEK TECHNOLOGIES, INC.

Dated as of January 8, 2023

Exhibits
Exhibit A	Surviving Corporation Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 8, 2023, by and among Disco Parent, LLC, a Delaware limited liability company (“Parent”), Disco Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), and Duck Creek Technologies, Inc., a Delaware corporation (the “Company”). Each of the Company, Parent and Merger Sub is sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.
RECITALS
A. The Company Board has established a special committee of independent and disinterested members of the Company Board (the “Special Committee”).
B. The Special Committee has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved and adopted this Agreement and (iii) resolved to recommend that the Company Board approve and adopt this Agreement.
C. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved and adopted this Agreement and approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL.
D. Each of the board of managers of Parent and the board of directors of Merger Sub has (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.
E. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered (i) a limited guarantee (the “Guarantee”) from Vista Equity Partners Fund VIII, L.P. (the “Guarantor”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of the Buyer Parties in connection with this Agreement; and (ii) a commitment letter between Parent and the Guarantor, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (the “Equity Commitment Letter”).
F. Prior to the execution and delivery of this Agreement, and as a condition to the willingness of the Buyer Parties to enter into this Agreement, certain stockholders of the Company have entered into Voting Agreements (the “Voting Agreements”) in connection with the Merger.
G. The Buyer Parties and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Buyer Parties and the Company agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:
(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receive material non-public information of or with respect to the Company Group to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement, it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal.
(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties) to engage in an Acquisition Transaction.
(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby) involving:
(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates), whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;
(ii) any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or
(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction.
(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
(e) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.
(f) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of August 31, 2022 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended August 31, 2022.
(g) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.
(h) “Business Systems” means all computer hardware (whether general or special purpose), electronic data processing systems, information technology systems and computer systems, including any outsourced electronic data processing, information technology, or computer systems that are owned or used by or for any of the Company Group in the conduct of the business of the Company Group.
(i) “Cash on Hand” means all cash, cash equivalents, marketable securities and short-term investments of the Company Group, in each case determined in accordance with GAAP and expressed in U.S. dollars. For the avoidance of doubt, “Cash on Hand” shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit in the accounts of the Company Group.
(j) “Code” means the Internal Revenue Code of 1986, as amended.
(k) “Company Board” means the Board of Directors of the Company.
(l) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
(m) “Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company.
(n) “Company Equity Plan” means the Duck Creek Technologies, Inc. 2020 Omnibus Incentive Plan that provides for the issuance of any Company Equity Awards.
(o) “Company Group” means the Company and its Subsidiaries.
(p) “Company Intellectual Property” means any Intellectual Property that is owned by the Company Group.
(q) “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;
(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iii) changes in conditions in the industries in which the Company Group generally conducts business, including changes in conditions in the cloud computing industry;
(iv) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;
(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19) and other force majeure events in the United States or any other country or region in the world;
(vii) any COVID-19 Measures, including any Effect with respect to COVID-19 Measures;
(viii) any Effect resulting from the announcement of this Agreement or the pendency of the Merger and the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Section 3.5);
(ix) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;
(x) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date hereof;
(xi) changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);
(xii) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);
(xiii) any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);
(xiv) the availability or cost of equity, debt or other financing to the Buyer Parties;
(xv) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by this Agreement; and
(xvi) any matters expressly disclosed in the Company Disclosure Letter;
except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi) and (xi), to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.
(r) “Company Option” means each option to purchase shares of Company Common Stock granted under the Company Equity Plan.
(s) “Company Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.
(t) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by any member of the Company Group.
(u) “Company Phantom Stock Award” means each award that is measured by reference to a share of Company Common Stock granted under the Company Equity Plan.

(v) “Company RSA” means each award of restricted stock of the Company issued under the Company Equity Plan.
(w) “Company RSU” means each restricted stock unit award granted under the Company Equity Plan.
(x) “Company SAR” means each stock appreciation right granted under the Company Equity Plan.
(y) “Company Stockholders” means the holders of shares of Company Capital Stock.
(z) “Continuing Employees” means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) on and immediately following the Effective Time.
(aa) “Contract” means any (i) written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or (ii) other binding agreement.
(bb) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).
(cc) “COVID-19 Measures” means any public health, quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar law, requirement, directive or mandate promulgated by any Governmental Authority, in each case, in connection with or in response to COVID-19.
(dd) “Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, data protection, security, or security breach notification requirements with respect to data Processing and to the extent applicable to a Company Group entity from time to time: (i) the Company Group’s own written policies, and procedures; (ii) all applicable laws, rules and regulations, including the California Consumer Privacy Act (CCPA), the Privacy and Electronic Communications Directive (2002/58/EC) (the “ePrivacy Directive”) and the General Data Protection Regulation (2016/679) (the “GDPR”) and any national legislation implementing or supplementing the ePrivacy Directive or the GDPR, the United Kingdom’s Data Protection Act 2018 and the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of the European Union (Withdrawal) Act 2018 (to the extent applicable); and (iii) industry best standards applicable to the industry in which the Company Group operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)) (“Data Protection Laws”).
(ee) “DOJ” means the United States Department of Justice or any successor thereto.
(ff) “Environmental Law” means any applicable law (including common law) or order relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.
(gg) “ERISA” means the Employee Retirement Income Security Act of 1974.
(hh) “Exchange Act” means the Securities Exchange Act of 1934.
(ii) “Excluded Party” means the Person(s) set forth in Section 1.1(ii) of the Company Disclosure Letter.
(jj) “FCPA” means the Foreign Corrupt Practices Act of 1977.
(kk) “Financing Sources” means the Persons (other than Parent, Guarantor and their Affiliates), if any, that provide the Debt Financing in connection with the Merger and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing and the successors and assigns of each of the foregoing.

(ll) “Foreign Investment Laws” means laws in any jurisdiction, that are designed or intended to prohibit, restrict, or regulate direct or indirect acquisitions, investments or ownership or control of assets by a foreign investor.
(mm) “FTC” means the United States Federal Trade Commission or any successor thereto.
(nn) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.
(oo) “Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company Group and a Governmental Authority or entered, to the Knowledge of the Company, into by the Company Group as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.
(pp) “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.
(qq) “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or for which liability or standards of conduct may be imposed pursuant to any Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls, per- and polyfluoroalkyl substances and friable asbestos.
(rr) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
(ss) “In-the-Money Company Options” means Company Options with an exercise price per share less than the Per Share Price.
(tt) “In-the-Money Company SARs” means Company SARs with an exercise price per share less than the Per Share Price.
(uu) “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (viii) liabilities arising from any breach of any of the foregoing; and (ix) indebtedness of others guaranteed by the Company Group or secured by any lien or security interest on the assets of the Company Group.
(vv) “Intellectual Property” means the rights associated with the following: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress rights, domain name registrations, and similar designation of origin and rights therein (“Marks”); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in Software, trade secrets and confidential information; (vi) rights of publicity; and (vii) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
(ww) “IRS” means the United States Internal Revenue Service or any successor thereto.
(xx) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer; Chief Financial Officer; Chief Operating Officer;

Chief Marketing Officer; Chief People Officer; Chief Technology Officer and Chief Legal Officer, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving Intellectual Property, Knowledge does not require the Company, or any of its directors, officer or employees, to have conducted or have obtained any freedom-to-operate opinions or any Patent, Mark or other Intellectual Property clearance searches, and if not conducted or obtained, no knowledge of any third Person Patents, Mark or other Intellectual Property that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.
(yy) “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, investigation (to the Knowledge of the Company, as used in relation to the Company Group) or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.
(zz) “Material Contract” means any of the following Contracts:
(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;
(ii) any material Contract with any of the 20 largest customers of the Company Group, taken as a whole, determined on the annual recurring revenue of the Company Group attributable to such customers pursuant to such Contracts in effect as of the date of this Agreement;
(iii) any material Contract with any of the top 5 system integrators of the Company Group, taken as a whole, determined on the basis of the number of trained consultants on the implementation of Company Group products in effect as of the date of this Agreement;
(iv) any material Contract with any of the top 10 vendors (excluding legal service providers) to the Company Group, taken as a whole, determined on the basis of expenditures by the Company Group, taken as a whole, for the 12 months ended December 31, 2022 and December 31, 2021 (the customers, vendors and system integrators in clauses (ii) through (iv), collectively, “Material Relationships”);
(v) subject to the exclusions in Section 3.16(f), any IP Contract;
(vi) any Contract containing any covenant or other provision (A) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company Group; (B) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions, in each case of the above other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole;
(vii) any Contract (A) relating to the disposition or acquisition of assets by the Company Group with a value or purchase price greater than $2,000,000 after the date hereof other than in the ordinary course of business; or (B) pursuant to which the Company Group will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;
(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, in each case in excess of $2,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;
(ix) any Lease or Sublease set forth in Section 3.14(b) or Section 3.14(c) of the Company Disclosure Letter;
(x) any Contract providing for cash severance payments in excess of $200,000 (other than those pursuant to which severance is required by applicable law);

(xi) any Contract providing for indemnification of any officer, director or employee by the Company Group, other than Contracts entered into on substantially the same form as the Company Group’s standard forms previously made available to Parent;
(xii) any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Company Group after the date hereof;
(xiii) any Collective Bargaining Agreement;
(xiv) any Government Contract active in performance representing annual recurring revenue of the Company Group as of the date of this Agreement in excess of $500,000 with a Governmental Authority that has Contracts with the Company Group representing aggregate annual recurring revenue of the Company Group as of the date of this Agreement in excess of $1,000,000;
(xv) any Contract that (A) is with or results in revenue from transactions processed on a Payment Network, (B) is with any Processor or Member Bank, or (C) pursuant to which a financial institution sponsors a Company Group entity to a Payment Network; and
(xvi) any Contract that involves a joint venture entity, limited liability company or legal partnership (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person).
(aaa) “Member Bank” means an institution that, as a member of a Payment Network, is authorized by such Payment Network to enter, initiate, or receive transactions into (or from) such Payment Network’s authorization and settlement systems.
(bbb) “Nasdaq” means The Nasdaq Global Select Market and any successor stock exchange.
(ccc) “Open Source Software” shall mean any Software (in source or object code form) that is licensed pursuant to (i) any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license commonly referred to as a “free software” or “open source” license by the Open Source Foundation or the Free Software Foundation or (iii) any license to Software that conditions any rights granted in such license on the disclosure, distribution, or licensing of any other Software in source code form (other than the licensed Software in its unmodified form).
(ddd) “Payment Network” means Mastercard International, Incorporated (including its subsidiaries), Visa Inc. (including its subsidiaries), Discover Financial Services, LLC, American Express, National Automated Clearinghouse Association (NACHA), and any other card association, debit card network, electronic payments, or funds transfer network, or similar organization or association having clearing or oversight responsibilities.
(eee) “Payment Network Rules” means the rules, regulations, bylaws, standards, policies, manuals, or procedures or published written guidance of, or applicable to, any Payments Network, including with respect to the processing of credit or debit card information or electronic payments or funds transfers.
(fff) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (ix) licenses to Company Intellectual Property; (x) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; (xi) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; (xii) COVID-19 Measures restricting the access or use of any Leased Real Property; or (xiii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto.
(ggg) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
(hhh) “Personally Identifiable Information” means all data relating to an identified or identifiable natural person (i.e., data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual) or which is otherwise classified as ‘personal data’ or ‘personally identifiable information’ under applicable Data Protection Laws.
(iii) “Processed” or “Processing” means to store, collect, copy, process, transfer, transmit, display, access, use, adapt, record, retrieve, organize, structure, erase or disclose, or which is otherwise defined as ‘processed’ or ‘processing’ under applicable Data Protection Laws.
(jjj) “Processor” means any Person that directly or indirectly provides credit, debit, funds transfer or other electronic payment services to or on behalf of any Company Group entity.
(kkk) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including domain name registrations and intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.
(lll) “Sanctioned Country” means any country or region that is the target of a comprehensive embargo under Trade Control Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called “Donetsk People’s Republic,” and so-called “Luhansk People’s Republic” regions of Ukraine).
(mmm) “Sanctioned Person” means any Person that is the subject or target of sanctions under applicable Trade Controls, including: (i) any Person listed on any U.S., United Kingdom, or European Union sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any Person located, organized, or ordinarily resident in a Sanctioned Country or a national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.
(nnn) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(ooo) “SEC” means the United States Securities and Exchange Commission or any successor thereto.
(ppp) “Securities Act” means the Securities Act of 1933.
(qqq) “Software” means all computer software (in object code or source code format), associated databases, and related documentation and materials.

(rrr) “Specified Letter” means a pre-consummation letter from the Federal Trade Commission in similar form to that set forth in its blogpost dated August 3, 2021 and posted at this link: https://www.ftc.gov/system/files/attachments/blog_posts/Adjusting%20merger%20review%20to
%20deal%20with%20the%20surge%20in%20merger%20filings/sample_pre-consummation_warning_letter.pdf.
(sss) “Specified Data Breach” means the actual unauthorized (i) disclosure of Personally Identifiable Information in the possession, custody or direct control of any member of the Company Group; or (ii) access, use, theft, transmission or transfer of Personally Identifiable Information Processed by or in the possession, custody or direct control of any member of the Company Group that, in the case of each of clauses (i) or (ii), would reasonably be expected to (A) negatively impact in any material respect, the business, reputation, or results of operation of the Company Group; or (B) result in any member of the Company Group having any material obligation under applicable Data Protection Law to provide notification regarding any of the foregoing to any Governmental Authority.
(ttt) “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, following the Closing, each of the Surviving Corporation and its Subsidiaries will be deemed to be a Subsidiary of Parent.
(uuu) “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Special Committee deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
(vvv) “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes), together with all interest, penalties and additions imposed with respect to such amounts imposed by any Governmental Authority.
(www) “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Capital Stock or any other securities of any member of the Company Group) against a Party or any of its Subsidiaries or any of its or their Representatives or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or any of its or their Representatives, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties or with the Financing Sources related to this Agreement, the Guarantee or the Equity Commitment Letter.

(xxx) “WARN” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law, regulation or ordinance.
1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:
Term	Section Reference
Advisors	3.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(b)
Anti-Corruption Laws	3.26(b)
Buyer Parties	Preamble
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company Equity Awards	3.7(b)
Company Liability Limitation	8.3(e)(ii)
Company Related Parties	8.3(e)(ii)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Confidentiality Agreement	9.4
Consent	3.6
Continuation Period	6.11(c)
Copyrights	1.1(vv)
D&O Insurance	6.10(c)
Debt Financing	6.6(a)(i)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DPA	3.26(g)
DTC	2.9(d)
DTC Payment	2.9(d)
Effect	1.1(q)
Effective Time	2.2
Electronic Delivery	9.13
Employee Plan	3.18(a)
Enforceability Limitations	3.2
ePrivacy Directive	1.1(dd)
Equity Commitment Letter	Recitals
Equity Financing	4.11(a)
ERISA Affiliate	3.18(a)
Exchange Fund	2.9(b)

Term	Section Reference
GDPR	1.1(dd)
Go-Shop Period	5.3(a)
Government Closure	6.2(a)
Guarantor	Recitals
Guarantee	Recitals
Indemnified Persons	6.10(a)
International Employee Plans	3.18(a)
Intervening Event	5.3(e)(i)
IP Contracts	3.16(f)
Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1(vv)
Material Relationships	1.1(zz)(iii)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.11(d)
No-Shop Period Start Date	5.3(a)
Notice Period	5.3(e)(ii)(2)
OFAC	1.1(mmm)
Old Plans	6.11(d)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Share	2.7(a)(iii)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Liability Limitation	8.3(e)(i)
Parent Related Parties	8.3(e)(i)
Party	Preamble
Patents	1.1(vv)
Payment Agent	2.9(a)
Payoff Letters	6.23
Per Share Price	2.7(a)(ii)
Permits	3.20
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Reimbursement Obligations	6.6(f)
Repaid Indebtedness	6.23
Representatives	5.3(a)
Requisite Stockholder Approval	3.4
Special Committee	Recitals
Sublease	3.14(c)
Surviving Corporation	2.1
Tax Returns	3.17(a)
Termination Date	8.1(c)
Trade Control Laws	3.26(a)
Uncertificated Shares	2.9(c)
Voting Agreements	Recitals

1.3 Certain Interpretations.
(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.
(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” means “the date of this Agreement.”
(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.
(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.
(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.
(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.
(i) When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”
(j) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. A reference to “law” will refer to any legislation, statute, law (including common law), ordinance, rule, regulation or stock exchange listing requirement, as applicable, and “order” will refer to any decree, judgment, injunction or other order in any Legal Proceedings by or with any Governmental Authority. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.
(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item; or (ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto (provided that an amount with respect to such item is included in such notes), in each case of clauses (i) and (ii), if an amount is so shown or set forth on such balance sheet or financial statement or notes thereto, solely to the extent of such amount.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.
(n) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
(o) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.
(p) The information contained in this Agreement and in the Company Disclosure Letter and Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.
(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.
(r) Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided” or “delivered” by the Company if such documents, information or materials have been physically or electronically delivered to the relevant Party prior to the date of this Agreement, including by being posted to a virtual data room managed by the Company at www.intralinks.com prior to 10:00 p.m. Eastern time on January 8, 2023 or filed with or furnished to the SEC and available on EDGAR.
(s) References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.
ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
2.3 The Closing. The consummation of the Merger (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery) on a date to be agreed upon by Parent and the Company that is no later than (a) the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and/or date as Parent and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
2.5 Certificate of Incorporation and Bylaws.
(a) Surviving Corporation Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Amended and Restated Certificate of Incorporation of the Company (the “Charter”), will be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.
(b) Surviving Corporation Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
2.6 Directors and Officers.
(a) Directors of the Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
(b) Officers of the Surviving Corporation. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.
2.7 Effect of Merger on Company Capital Stock.
(a) Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the Company or the holders of any of the following securities, the following will occur:
(i) each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $19.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and
(iii) each share of Company Common Stock that is (A) held by the Company Group; (B) owned by the Buyer Parties; or (C) owned by any direct or indirect wholly owned Subsidiary of the Buyer Parties as of immediately prior to the Effective Time (each, an “Owned Company Share”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.
(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately (and subject to the terms of the Charter) to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Capital Stock occurring on or after the date hereof and prior to the Effective Time.
(c) Statutory Rights of Appraisal.
(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7 Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.
(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.
2.8 Equity Awards.
(a) Company RSAs. At the Effective Time, by virtue of the Merger, each Company RSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSA, multiplied by (B) the Per Share Price, subject to any required withholding of Taxes (the “Company RSA Consideration”).

(b) Company RSUs. At the Effective Time, by virtue of the Merger, each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSU, multiplied by (B) the Per Share Price, subject to any required withholding of Taxes (the “Company RSU Consideration”).
(c) Company Phantom Stock Awards. At the Effective Time, by virtue of the Merger, each Company Phantom Stock Award, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock measured by reference to such Company Phantom Stock Award, multiplied by (B) the Per Share Price, subject to any required withholding of Taxes (the “Company Phantom Stock Award Consideration”).
(d) Company Options. At the Effective Time, by virtue of the Merger, each Company Option, whether vested or unvested, that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company Option, multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Company Option, subject to any required withholding of Taxes (the “Company Option Consideration”). Notwithstanding the foregoing, any Company Option that is not an In-the-Money Company Option shall be cancelled immediately upon the Effective Time pursuant to this Section 2.8(d) without payment or consideration.
(e) Company SARs. At the Effective Time, by virtue of the Merger, each Company SAR, whether vested or unvested, that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company SAR, multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Company SAR, subject to any required withholding of Taxes (the “Company SAR Consideration”). Notwithstanding the foregoing, any Company SAR that is not an In-the-Money Company SAR shall be cancelled immediately upon the Effective Time pursuant to this Section 2.8(e) without payment or consideration.
(f) Payment Procedures. The Surviving Corporation or its Subsidiaries, as applicable, shall pay no later than the first payroll date following the Closing Date the aggregate Company Option Consideration, Company Phantom Stock Award Consideration, Company RSA Consideration, Company RSU Consideration, and Company SAR Consideration, as applicable, payable with respect to each of the Company Options, Company Phantom Stock Awards, Company RSAs, Company RSUs and Company SARs, respectively, through the Company Group’s payroll to the applicable holders of such Company Options, Company Phantom Stock Awards, Company RSAs, Company RSUs, and Company SARs. Notwithstanding the foregoing, if any payment owed to such holders cannot be made through the Company Group’s payroll system or payroll provider, then the Company Group will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than the first payroll date following the Closing Date).
(g) Further Actions. The Company will pass resolutions approving and take other actions as may be reasonably necessary or required to effect the cancellation of Company Options, Company Phantom Stock Awards, Company RSUs, Company RSAs and Company SARs upon the Effective Time, and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). The Company Equity Plan will terminate as of the Effective Time, and the provisions in any other Employee Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock or other equity interests of the Company Group will be cancelled as of the Effective Time, and the Company will take all action necessary to effect the foregoing. The Company will use its reasonable best efforts to ensure that following the Effective Time, no participant in the Company Equity Plan or other Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

2.9 Exchange of Certificates.
(a) Payment Agent. Prior to the Closing, (i) Parent will select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) Parent will enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.
(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders become entitled pursuant to Section 2.7; provided that the Company shall, at the written request of Parent, deposit with the Payment Agent at the Closing such portion of such aggregate consideration from the Company Group’s Cash on Hand as specified in such request. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.
(c) Payment Procedures. Promptly following the Closing (and in any event within three Business Days following the Closing), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (other than Dissenting Company Shares and Owned Company Shares, as applicable) (the “Certificates”); (ii) uncertificated shares of Company Capital Stock (other than Dissenting Company Shares and Owned Company Shares, as applicable) (the “Uncertificated Shares”): (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares, as applicable, in exchange for the Per Share Price, payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Capital Stock represented by such Certificate; by (y) the Per Share Price (subject to Section 2.12), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Capital Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (subject to Section 2.12), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price, payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this

Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.
(d) DTC Payment. Prior to the Closing, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.
(e) Transfers of Ownership. Subject, in all cases, to the terms and conditions of the Charter in respect of Company Capital Stock, if a transfer of ownership of shares of Company Capital Stock is not registered in the stock transfer books or ledger of the Company or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company, as applicable, only if, in the case of Company Capital Shares represented by Certificates, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Uncertificated Shares, a proper transfer instruction is presented, and in either case the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.
(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Capital Stock, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Closing Date, as applicable, will be delivered to Parent (as directed by Parent) upon demand, and any holders of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time, who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Capital Stock, for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price without interest thereon, payable in respect of the shares of Company Capital Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price, to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
2.10 No Further Ownership Rights in Company Capital Stock. From and after the Effective Time, (a) all shares of Company Capital Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable, in accordance with Section 2.7 and cease to exist; and (b) each holder of Certificates or Uncertificated Shares theretofore representing any shares of Company Capital Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price, payable therefor in accordance with

Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.
2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Capital Stock or Company Equity Awards, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
2.13 No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.
2.14 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, then the directors and officers of the Company and Merger Sub will take all such lawful and necessary action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after August 14, 2020 and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”) (it being (i) understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such Recent SEC Report that it is applicable to such section of the Company Disclosure Letter; and (ii) acknowledged that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.7 or Section 3.12(a)(ii)); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to the Buyer Parties as follows:
3.1 Organization; Good Standing. The Company (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company (the “Bylaws”). The Company is not in violation of the Charter or the Bylaws.
3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized and approved by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (collectively, the “Enforceability Limitations”).
3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.
(a) Special Committee Approval. The Special Committee has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved and adopted this Agreement and (iii) resolved to recommend that the Company Board approve and adopt this Agreement.
(b) Company Board Approval. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.
(c) Fairness Opinion. (i) The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of the Company’s financial advisor J.P. Morgan Securities LLC, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, and matters considered and limitations on the review undertaken by J.P. Morgan Securities LLC in preparing its opinion, the Per Share Price to be paid pursuant to, and in accordance with, the terms of this Agreement to the holders of shares of Company Common Stock is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by the Buyer Parties or any director, officer or employee of the Buyer Parties for any purpose) and (ii) the Special Committee has received the written opinion (or an oral opinion to be confirmed in writing of Evercore Group L.L.C. (together, the advisors in prongs (i) and (ii) of this Section 3.3(c), the “Advisors”) to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Price to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent) is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Special Committee and may not be relied upon by the Buyer Parties). The Company shall, following the execution of this Agreement by all Parties, furnish an accurate, complete and confidential copy of said opinion letters to Parent solely for informational purposes.

(d) Anti-Takeover Laws. Assuming that the representations of the Buyer Parties set forth in Section 4.6 and Section 4.12 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.
3.4 Requisite Stockholder Approval. Except for the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock to adopt this Agreement (the “Requisite Stockholder Approval”), no other vote of the holders of any class or series of Company Capital Stock is necessary pursuant to applicable law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.
3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any law, Payment Network Rule or order applicable to the Company Group or by which any of its properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.
3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and Antitrust Laws and Foreign Investment Laws set forth in Section 7.1(b) of the Company Disclosure Letter; and (iv) such other Consents the failure of which to obtain or make would not have a Company Material Adverse Effect.
3.7 Company Capitalization.
(a) Capital Stock. The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Common Stock, and (ii) 50,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on January 6, 2023 (such time and date, the “Capitalization Date”), (A) 135,630,210 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 2,742,001 shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date hereof, the Company has not issued or granted any Company Securities other than pursuant to the exercise or settlement of Company Equity Awards granted prior to the date hereof.
(b) Stock Reservation. As of the Capitalization Date, the Company has reserved 12,381,721 shares of Company Common Stock for issuance pursuant to the Company Equity Plan. As of the Capitalization Date, there were outstanding the following (collectively, the “Company Equity Awards”): (i) Company Options to acquire 1,565,361 shares of Company Common Stock, of which (A) no shares of Company Common Stock are In-the-Money Company Options and (B) 1,565,361 shares of Company Common Stock are not In-the-Money Company Options with a weighted average exercise price of $27.00, (ii) Company Phantom Stock Awards measured by reference up to 8,424 shares of Company Common Stock, (iii) Company RSAs with respect to 4,038,222 shares of Company Common Stock, (iv) Company RSUs representing the right to receive up to 507,504 shares of Company Common Stock, (v) Company SARs with respect to 86,921 shares of Company Common Stock, of which (A) no Company SARs are In-the-Money Company SARs and (B) 86,921 Company SARs are not In-the-Money Company SARs with a weighted average exercise price of

$27.00. The Company has made available to Parent a true, correct and complete list, as of January 6, 2023, and with respect to each outstanding Company Equity Award, of the name of the holder of such Company Equity Award, the grant date of such Company Equity Award, and, to the extent applicable, the per share exercise price of such Company Equity Award.
(c) Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) except as provided in the Charter or the Bylaws, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.
(d) Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.
3.8 Subsidiaries.
(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders or equity holders (other than any member of the Company Group) of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized, validly existing and in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.
(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for directors’ qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.
(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.
(d) Other Investments. Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.
3.9 Company SEC Reports. Since August 14, 2020, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable laws prior to the date hereof (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.
3.10 Company Financial Statements; Internal Controls; Indebtedness.
(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments). Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.
(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended August 31, 2022, and such assessment concluded that such system was effective. Since

August 14, 2020, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.
(d) Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company Group as of the date hereof, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports.
(e) Cash on Hand. As of November 30, 2022, each of the Company Group’s (i) long-term investments and (ii) Cash on Hand was an amount not less than the amount set forth on Section 3.10(e) of the Company Disclosure Letter.
3.11 No Undisclosed Liabilities. The Company Group has no liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date hereof; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business on or after August 31, 2022; or (d) that would not have a Company Material Adverse Effect.
3.12 Absence of Certain Changes.
(a) No Company Material Adverse Effect. Since August 31, 2022 through the date hereof, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Company Material Adverse Effect.
(b) Forbearance. Since August 31, 2022 through the date hereof, the Company has not taken any action that would be prohibited by Section 5.2 (other than subsections 5.2(c), 5.2(i), 5.2(j), 5.2(n), 5.2(o), 5.2(s), 5.2(v) and 5.2(x)) (to the extent related to the foregoing subsections), if taken or proposed to be taken after the date hereof.
3.13 Material Contracts.
(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company Group is a party or is bound as of the date hereof (other than any Employees Plans and Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.18(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent.
(b) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect.
(c) Notices from Material Relationships. To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date hereof, the Company has not received any notice in writing from or on behalf of any Material Relationship indicating that such Material Relationship intends to terminate, or not renew, any Material Contract with such Material Relationship.
3.14 Real Property.
(a) Owned Real Property. The Company Group does not own any real property.
(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property in excess of 20,000 square feet (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete (in all material respects) copies of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not have a Company Material Adverse Effect or materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). Neither the Company Group, nor to the Knowledge of the Company, any other party to the Lease is in material breach of or default pursuant to any Lease.
(c) Subleases. Section 3.14(c) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property. With respect to each of the Subleases, (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease that would result in material liability to the Company Group, taken as a whole; (ii) the other party to such Sublease is not an Affiliate of the Company Group.
3.15 Environmental Matters. Except as would not have a Company Material Adverse Effect, none of the members of the Company Group (a) has received any written notice alleging that the Company or any Subsidiary has violated, or has any liability under, any applicable Environmental Law; (b) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (c) has exposed any employee or other Person to Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging the noncompliance by the Company Group with any Environmental Law; or (ii) seeking to impose any responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law; (e) has failed or is failing to comply with any Environmental Law, which compliance includes possession and maintenance of all Permits required under applicable Environmental Laws; or (f) owns or operates, or has owned or operated, any property or facility contaminated by any Hazardous Substance, so as to result in liability to the Company or any Subsidiary under Environmental Law. The Company Group has furnished to the Buyer Parties all environmental audits, reports and other material environmental documents relating to the Company’s, or its affiliates’ or predecessors’, past or current properties, facilities or operations which are in their possession or reasonable control.

3.16 Intellectual Property.
(a) Registered Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete (in all material respects) list as of the date hereof of all (i) Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or is currently pending; and (ii) Legal Proceedings currently pending before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office the United States Copyright Office or the equivalent authority anywhere in the world) related to any material Company Registered Intellectual Property. Except as would not be material to the business of the Company Group, taken as a whole, the Company has maintained all material Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices. None of the material Company Registered Intellectual Property is jointly owned with any third Person.
(b) No Order. No material Company Intellectual Property is subject to any Legal Proceeding or outstanding legal order with respect to the Company Group restricting in any manner the use, transfer or licensing thereof by the Company Group of such Company Intellectual Property or any of the Company’s or its Subsidiaries’ products, except as would not be material to the business of the Company Group, taken as a whole.
(c) Absence of Liens. Except as would not be material to the business of the Company Group, taken as a whole, the Company or one of its Subsidiaries owns and has good and valid legal and equitable title to each item of material Company Intellectual Property free and clear of any liens (other than Permitted Liens).
(d) IP Sufficiency. The Company Group exclusively owns or possesses all right title and interest in and to, or, to the Knowledge of the Company, otherwise has a valid and enforceable license to use, all material Intellectual Property that is used in or necessary for the operation of the business of the Company Group free and clear of all liens (except for Permitted Liens), except as would not be material to the business of the Company Group, taken as a whole.
(e) Transfers. The Company Group has not transferred ownership of, or granted any exclusive license with respect to, any material Company Intellectual Property to any third Person.
(f) IP Contracts. Section 3.16(f) of the Company Disclosure Letter sets forth a correct and complete list of all IP Contracts. For purposes of this Agreement, “IP Contracts” means all Contracts to which the Company Group is a party (i) with respect to material Company Intellectual Property that is licensed or transferred to any third Person other than any (a) non-disclosure agreements entered into in the ordinary course of business; and (b) non-exclusive licenses (including software as a service or “SaaS” license) granted in the ordinary course of business or in connection with the sale of the Company’s or its Subsidiaries’ products; (ii) pursuant to which a third Person has licensed or transferred any Intellectual Property to the Company Group, which Intellectual Property is material to the operation of the business of the Company, other than any (a) non-disclosure agreements entered into in the ordinary course of business; (b) non-exclusive licenses of commercially available software and technology; and (c) non-exclusive licenses to software and materials licensed as open-source, public-source or freeware; (iii) pursuant to which any member of the Company Group has any revenue share or royalty obligations with respect to the sale or license of any Company Group products or data that exceeded in fiscal year 2021 or 2022, or is reasonably expected to exceed in fiscal year 2023, $100,000 per year; or (iv) pursuant to which the Company or any Subsidiary is obligated to perform any material development with respect to any material Company Intellectual Property. Except as would not be material to the business of the Company Group, taken as a whole, neither the Company nor any Subsidiary has developed Intellectual Property for any third party except where the Company or a Subsidiary owns or retains a right to use any Intellectual Property developed in connection therewith (to the extent that is used in or necessary for the operation of its business).
(g) Changes. Except as would not have a Company Material Adverse Effect, the consummation of the Merger will not under any IP Contract result in: (i) the termination of any license of Intellectual Property to the Company by a third Person; (ii) the granting by the Company of any license or rights to any Company Intellectual Property; or (iii) the release from escrow of any material Company technology or software.

(h) No Government Funding. The Company is not under any obligation to license any material Company Intellectual Property to any Governmental Authority because it has received funding to develop such material Company Intellectual Property from a Governmental Authority.
(i) No Infringement. To the Knowledge of the Company, the operation of the business of the Company Group as such business currently is conducted (including the manufacture and sale of the Company’s and its Subsidiaries’ products) as of the date hereof does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third Person or constitute unfair competition or unfair trade practices pursuant to the laws of any jurisdiction, except as would not be material to the business of the Company Group, taken as a whole.
(j) No Notice of Infringement. Since August 14, 2020, the Company Group has not received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of the Company Group or of the Company’s or any of its Subsidiaries’ products infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person or constitutes unfair competition or unfair trade practices pursuant to the laws of any jurisdiction, except as would not be material to the business of the Company Group, taken as a whole.
(k) No Third Person Infringement. Since August 14, 2020, the Company Group has not provided any third Person with written notice claiming that such third Person is infringing, misappropriating, diluting or otherwise violating any material Company Intellectual Property, and, except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no such activity is occurring that has resulted in a material liability to the Company Group, taken as a whole.
(l) Proprietary Information. The Company and each of its Subsidiaries has taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third Persons provided to the Company Group. Without limiting the foregoing, each member of the Company Group has and uses commercially reasonable efforts to enforce a policy requiring each officer and employee engaged in the development of any Intellectual Property or technology for the Company or its Subsidiaries to execute a proprietary information and confidentiality agreement.
(m) Business Systems. The Company Group owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are reasonably sufficient for the needs of the Company Group’s business as it is currently conducted, except as would not be material to the business of the Company Group, taken as a whole. The Company Group has implemented since August 14, 2020, and maintains, commercially reasonable security, disaster recovery, and business continuity plans, procedures, and facilities designed to provide substantially continuous monitoring and alerting of material operational problems or issues with the Business Systems in the possession or operational control of the Company Group, except where the failure to implement and maintain such plans, procedures, or facilities would not be material to the business of the Company Group, taken as a whole. To the Knowledge of the Company, in the last 12 months, with respect to any of the Business Systems, there has not, as of the date hereof, been any (A) unauthorized access or use; or (B) failure that has not been remedied or replaced, except, in the case of the foregoing (A) or (B), as would not be material to the business of the Company Group, taken as a whole.
(n) Data Security and Privacy. The Company and each of its Subsidiaries (i) is, and since August 14, 2020 has been, in material compliance with all Data Security Requirements; and (ii) since August 14, 2020, has taken commercially reasonable steps consistent with standard industry practice by companies of similar size and maturity, and in compliance in all material respects with the Data Security Requirements to protect (A) the confidentiality, integrity, availability, and security of its Business Systems that are involved in the Processing of Personally Identifiable Information, in the conduct of the business of the Company and its Subsidiaries as currently conducted; and (B) Personally Identifiable Information Processed by the Company or such Subsidiary from unauthorized use, access, disclosure, theft, and modification, except in each case as would not be material to the business of the Company Group, taken as a whole. As of the date hereof, except as would not be material to the business of the Company Group, taken as a whole, (i) there are no pending complaints, investigations, inquiries, notices, enforcement proceedings, or actions by or before any Governmental Authority and (ii) since August 14, 2020, no fines or other penalties have been imposed on or written claims for compensation have been received by the Company or any Subsidiary, for violation of any Data Security Requirement in connection with any Specified Data Breach. The Company and each of its Subsidiaries have not since August 14, 2020, (1) experienced any Specified Data Breaches; or (2) been involved in any Legal Proceedings related to any violation of any Data Security Requirements by the Company Group or any Specified Data Breaches, each except as would not be material to the business of the Company Group, taken as a whole.
(o) Products and Source Code. To the Knowledge of the Company, except as would not be material to the business of the Company Group, taken as a whole, there are (i) no defects in any of the products of the Company Group that would prevent the same from performing materially in accordance with the Company’s obligations to customers under written customer agreements; and (ii) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. As of the date hereof, the Company Group possess all source code and other materials that embody material Company Intellectual Property used by the Company Group in the development and maintenance of the products of the Company Group, except as would not be material to the business of the Company Group, taken as a whole. The Company Group has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies material Company Intellectual Property for any product of the Company Group to any Person (other than Persons working with or on behalf of the Company and subject to reasonable confidentiality obligations), except as would not be material to the business of the Company Group, taken as a whole.
(p) Open Source Software. No material product of the Company Group is distributed with any Open Source Software in a manner that requires the Company Group to disclose or license any material proprietary source code that embodies material Company Intellectual Property for any product of the Company Group or in a manner that requires any material product of the Company Group to be made available at no charge, except, in each case, as would not be material to the business of the Company Group, taken as a whole.
3.17 Tax Matters.
(a) Tax Returns. Except as would not have a Company Material Adverse Effect, each member of the Company Group has (i) timely filed (taking into account valid extensions) all United States federal, state, local and non-United States returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them; and (ii) paid, or has adequately reserved on the face of the Audited Company Balance Sheet (in accordance with GAAP) for the payment of, all Taxes that are due and payable;
(b) Except as would not have a Company Material Adverse Effect, none of the members of the Company Group has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired;
(c) Taxes Paid. Except as would not have a Company Material Adverse Effect, each member of the Company Group has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all United States federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld;
(d) No Audits. (i) No audits or other examinations with respect to Taxes of the Company Group are presently in progress or have been asserted or proposed in writing and (ii) none of the members of the Company Group has received a written claim by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction;
(e) Spin-offs. In the past five years, none of the members of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code;

(f) No Listed Transaction. None of the members of the Company Group has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2);
(g) Tax Agreements. None of the members of the Company Group (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation solely between and among members of the Company Group, or entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company Group pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.
(h) Foreign Taxation. Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to material taxation in any country other than the country of its formation; and
(i) COVID-19. No member of the Company Group has deferred material Taxes or claimed any material Tax credits under any applicable law, rules and regulation, order or directive of any Governmental Authority enacted, implemented or issued in response to COVID-19.
3.18 Employee Plans.
(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all material Employee Plans. For purposes of this Agreement, “Employee Plan” shall mean (collectively) (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other material employment, natural person consultant or other service, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation and other similar material fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) (x) sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group; or (y) otherwise with respect to which the Company Group has any liability, contingent or otherwise. With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the plan documents and summary plan descriptions; (D) any related trust agreements, insurance contracts, insurance policies or other Contracts of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan during the past three years; and (F) with respect to each material Employee Plan that is maintained in any non-United States jurisdiction primarily for the benefit of any employee of the Company Group whose principal work location is outside of the United States (the “International Employee Plans”), to the extent applicable, (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (2) any document comparable to the determination letter referenced pursuant to clause (B) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable Tax treatment.
(b) Absence of Certain Plans. Neither the Company nor any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company Group pursuant to Section 414 of the Code (an “ERISA Affiliate”) has, in the last six years, maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or has any liability or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that otherwise is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code). Except as would not result in material liability to the Company Group, no member of the Company Group has any current or contingent liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.
(c) Compliance. Except as would not be material to the business of the Company Group, taken as a whole: (i) each Employee Plan has been established, maintained, funded, operated and administered in accordance with its terms and with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority; (ii) all required contributions, premiums and other payments relating to the Employee Plans have been timely and accurately made, and no Employee Plan has any unfunded liabilities that have not been fully accrued; (iii) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and nothing has occurred that could reasonably be expected to adversely affect such Employee Plan’s qualified status; and (iv) no member of the Company Group has incurred, whether or not assessed, any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(d) Employee Plan Legal Proceedings. As of the date hereof, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.
(e) No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, in each case applicable to the Company Group or any Employee Plan, or for which the Company Group has any indemnification obligation.
(f) No Welfare Benefit Plan. No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar law for which the covered Person pays the full cost of coverage.
(g) No Additional Rights. None of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment, funding or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) or benefits becoming due under any Employee Plan or otherwise; (ii) increase any compensation or benefits otherwise payable under any Employee Plan or otherwise; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under any Employee Plan or otherwise; (iv) trigger any other obligation under, or result in the breach or violation of, any Employee Plan; or (v) limit or restrict the right of Parent to merge, amend or terminate any material Employee Plan on or after the Effective Time (other than ordinary notice and administration requirements and expenses or routine claims for benefits).
(h) Section 280G. No payment or benefit payable in connection with the consummation of the Merger (either alone or in connection with any other event) could be characterized as a parachute payment within the meaning of Section 280G of the Code, and the Company Group has no obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.
(i) Section 409A. Each Employee Plan has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code, and the Company Group has no obligation to gross-up or indemnify any individual with respect to any such Tax.
(j) International Employee Plans. Each International Employee Plan has been established, registered, maintained and administered in good standing and compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable laws or regulatory authorities. Furthermore, no International Employee Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as required by applicable law, to the Knowledge of the Company, and no condition exists that would prevent the Company Group from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company or its Subsidiaries (other than ordinary notice and administration requirements and expenses or routine claims for benefits). Each International Employee Plan that is required to be registered has been so registered and has been maintained in good standing in all material respects with applicable regulatory authorities.
(k) No New Employee Plans. The Company Group has no plan or commitment to amend any material Employee Plan or establish any material new employee benefit plan or to materially increase any benefits pursuant to any material Employee Plan.
3.19 Labor Matters.
(a) Union Activities. The Company Group is not a party to or bound by any collective bargaining agreement, labor union contract or trade union agreement or other Contract with any labor union, works council or other labor organization (each, a “Collective Bargaining Agreement”), and no employees of the Company Group are represented by a labor union, works council or other labor organization with respect to their employment with the Company Group. To the Knowledge of the Company, there are no pending or threatened activities or proceedings of any labor union, works council, or other labor organization or trade union or group of employees to organize any employees of the Company Group with regard to their employment with the Company Group, and no such activities or proceedings have occurred within the past three years. No Collective Bargaining Agreement is being negotiated by the Company Group. There is no material strike, lockout, organized slowdown, organized work stoppage, or other material labor dispute against the Company Group pending or, to the Knowledge of the Company, threatened against the Company Group, and no such labor disputes have occurred within the past three years.
(b) Wage and Hour and Legal Compliance. Except for instances of such noncompliance that would not have a Company Material Adverse Effect, the Company Group is in compliance, and has complied, with applicable laws and orders with respect to labor and employment (including applicable laws, statutes, acts, codes, orders, rules and regulations regarding wage and hour, immigration, harassment, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action, unemployment insurance, discrimination or retaliation in employment, employee health and safety, and collective bargaining).
(c) Withholding. Except as would not have a Company Material Adverse Effect, the Company Group has withheld all amounts required by applicable law to be withheld from the wages, salaries and other payments to current and former employees and other service providers, and are not liable for any arrears of wages, salaries or other payments, including under Contract, Company Group policy or law, or any Taxes or any penalty for failure to comply with any of the foregoing. No member of the Company Group is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).
(d) Sexual Harassment. The Company Group has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination or retaliation allegations of which any of them is aware or has been made aware since August 14, 2020. With respect to each such allegation with potential merit, the Company Group has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company Group does not reasonably expect any material liability with respect to any such allegations.
(e) COVID-19. Except as set forth on Section 3.19(e) of the Company Disclosure Letter, since August 14, 2020 and through the date hereof, as related to COVID-19, the Company Group has not (i) taken any material action with respect to employees of the Company Group, including implementing workforce reductions, terminations, furloughs or material changes to compensation, benefits, or changes to Employee Plans, or (ii) applied for or received loans on a forgivable basis under the Paycheck Protection Program implemented pursuant to The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) or any similar Governmental Authority program implemented in response to COVID-19, and as of the date hereof the Company is not aware of any facts or circumstances that would give rise to any of the foregoing actions being reasonably anticipated to be taken by the Company Group.
3.20 Permits. Except as would not have a Company Material Adverse Effect, the Company Group holds, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities and Payment Networks that are required for the operation of the business of the Company Group as currently conducted (“Permits”). The Company Group complies with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect. No member of the Company Group is a member, maintains a registration, is sponsored by, retrieves information or otherwise participates in any Payment Networks.
3.21 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all laws, Payment Network Rules and orders that are applicable to the Company Group or to the conduct of the business or operations of the Company Group, except for noncompliance that would not have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.21 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Law, which is exclusively addressed by Section 3.15; (c) compliance with applicable Tax laws, which is exclusively addressed by Section 3.17, Section 3.18 and Section 3.19(c); (d) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 3.18; (e) compliance with labor law matters, which is exclusively addressed by Section 3.19; or (f) compliance with trade control laws and anti-corruption laws, which is exclusively addressed by Section 3.26.
3.22 Legal Proceedings; Orders.
(a) No Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company Group or, as of the date hereof, against any present or former officer or director of the Company Group in such individual’s capacity as such.
(b) No Orders. None of the Company Group is subject to any material order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Company to perform in all material respects its covenants and obligations pursuant to this Agreement.
3.23 Insurance. As of the date hereof, the Company Group has all material policies of insurance covering the Company Group and any of its employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect.
3.24 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
3.25 Brokers. Except for the Advisors, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company Group who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.
3.26 Trade Controls; FCPA.
(a) The Company Group has conducted its transactions and dealings over the past five years in accordance with all applicable United States anti-money laundering laws, regulations, and orders; export and re-export control laws, regulations, and orders; economic or trade sanctions laws, regulations and orders; and all other similar applicable laws, regulations and orders in other countries in which the Company Group conducts business (collectively, “Trade Control Laws”).
(b) The Company and each of its Subsidiaries has implemented and maintains in effect written policies and procedures and internal controls reasonably designed to prevent, deter and detect violations of applicable Trade Control Laws and the FCPA and all other applicable anti-corruption and anti-bribery laws, statutes, regulations, and orders (collectively, “Anti-Corruption Laws”). The Company Group has not made any voluntary or involuntary disclosure, conducted any internal investigation, or, to the Knowledge of the Company, received any notice of facts or circumstances, in each case, relating to an actual or potential violation of Trade Control Laws or the Anti-Corruption Laws.
(c) To the Knowledge of the Company, as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against the Company Group alleging a violation of any Trade Control Laws or Anti-Corruption Laws that are applicable to the Company Group.
(d) No material licenses or approvals pursuant to the Trade Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Merger.
(e) Except as would not be material to the Company Group, taken as a whole, during the past five years, neither the Company Group nor, to the Knowledge of the Company, any officer, director, agent, employee or other Person acting on its behalf, has, directly or indirectly, (i) taken any action that would cause them to be in violation of any provision of Anti-Corruption Laws; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees; or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of Anti-Corruption Laws.
(f) Except as would not be material to the Company Group, taken as a whole, neither the Company Group nor any of its officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company Group, is currently, or has been in the past five years: (i) a Sanctioned Person or organized, resident or located in a Sanctioned Country, or (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, in each case that would result in a violation of Trade Control Laws.
(g) No member of the Company Group engages in (i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
Except as set forth in the disclosure letter delivered by the Buyer Parties on the date hereof (the “Parent Disclosure Letter”), the Buyer Parties hereby represent and warrant to the Company as follows:
4.1 Organization; Good Standing.
(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(b) Merger Sub. Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of the Buyer Parties, each as amended to date. No Buyer Party is in violation of its certificate of incorporation, bylaws or other similar organizational document.
4.2 Power; Enforceability. Each Buyer Party has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by the Buyer Parties, the performance by each Buyer Party of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of each Buyer Party and no additional actions on the part of any Buyer Party are necessary to authorize (i) the execution and delivery of this Agreement by each Buyer Party; (ii) the performance by each Buyer Party of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger. This Agreement has been duly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to the Enforceability Limitations.
4.3 Non-Contravention. The execution and delivery of this Agreement by each Buyer Party, the performance by each Buyer Party of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Buyer Parties; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Buyer Party is a party or by which the Buyer Parties or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any law or order applicable to the Buyer Parties or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Buyer Parties, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of the Buyer Parties or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each Buyer Party; (b) the performance by each Buyer Party of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and Antitrust Laws and Foreign Investment Laws set forth in Section 7.1(b) of the Company Disclosure Letter; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement. None of the Buyer Parties will permit, as of the Closing, any entity under the “control” (defined in the DPA) of a People’s Republic of China national, or any entity under the control of a Russian Federation national, or, except as would not prevent the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement, any entity under the control of any other foreign government, to obtain through any Buyer Party, control with respect to the Company Group; provided that any entity that does not expand the applicable Antitrust Laws and Foreign Investment Laws beyond those set forth in Section 7.1(b) of the Company Disclosure Letter shall be deemed to satisfy this exception.

4.5 Legal Proceedings; Orders.
(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against the Buyer Parties that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
(b) No Orders. No Buyer Party is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
4.6 Ownership of Company Capital Stock. None of the Buyer Parties, the Guarantor or any of their respective directors, officers, general partners or, to the knowledge of Parent, any of its controlled Affiliates or any employees of the Buyer Parties, the Guarantor or any of their controlled Affiliates (a) has owned any shares of Company Capital Stock during the two years prior to the date hereof; or (b) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company at any time during the past three years.
4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Buyer Parties or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger.
4.8 Operations of the Buyer Parties. Each Buyer Party has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, none of the Buyer Parties will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing, the Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.
4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.
4.10 Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company its duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to the Enforceability Limitations. There is no default or breach under the Guarantee by Guarantor, and no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantor pursuant to the Guarantee.
4.11 Financing.
(a) Equity Commitment Letter. As of the date hereof, Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter, dated as of the date hereof, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding up to the aggregate value of the Merger (such financing, the “Equity Financing”). The Equity Commitment Letter provides that (i) the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.8(b); and (ii) subject in all respects to Section 9.8(b), Parent and the Guarantor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights.
(b) No Amendments. As of the date hereof, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified prior to the date hereof; (ii) no such amendment or modification is contemplated; and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, there are no other Contracts, agreements, side letters or arrangements to which Parent is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing.
(c) Sufficiency of Equity Financing. The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, along with the Company Group’s Cash on Hand at Closing, will be, in the aggregate, sufficient to (i) make the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and (ii) pay all fees and expenses required to be paid at the Closing by the Company in connection with the Merger and the Equity Financing.
(d) Validity. The Equity Commitment Letter (in the form delivered by Parent to the Company) is in full force and effect and constitutes the legal, valid and binding obligations of Parent and the Guarantor, as applicable, enforceable against Parent and the Guarantor, as applicable, in accordance with its terms, subject to the Enforceability Limitations. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which the Guarantor, Parent or any of their respective Affiliates, is a party. As of the date hereof, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Parent or the Guarantor pursuant to the Equity Commitment Letter (it being understood that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder). As of the date hereof, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it, whether or not such term or condition is contained in the Equity Commitment Letter (it being understood that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder). As of the date hereof, Parent has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date hereof, in each case pursuant to and in accordance with the terms of the Equity Commitment Letter.
(e) No Exclusive Arrangements. As of the date hereof, none of the Guarantor, Parent, or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company Group in connection with the Merger.
4.12 Stockholder and Management Arrangements. As of the date hereof, except for the Voting Agreements, none of Parent or any of its Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner or other equity financing source of the Guarantor or any of its Affiliates), director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing; or (b) pursuant to which any (i) such holder of Company Capital Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Capital Stock; (ii) such holder of Company Capital Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company Group other than the Guarantor has agreed to provide, directly or indirectly, equity investment to the Buyer Parties or the Company to finance any portion of the Merger.
4.13 Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
4.14 Exclusivity of Representations and Warranties.
(a) No Other Representations and Warranties. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:
(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;
(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Buyer Parties or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and
(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b) No Reliance. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
(i) any representation or warranty, express or implied;
(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or
(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE V
INTERIM OPERATIONS OF THE COMPANY
5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement or required by applicable law or order; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as contemplated by Section 5.2; (d) for any actions taken reasonably and in good faith to respond to COVID-19 or any COVID-19 Measures; or (e) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) use its respective commercially reasonable efforts to maintain its existence in good standing pursuant to applicable law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, use its respective commercially reasonable efforts to conduct its business and operations in the ordinary course of business; and (iii) use its respective commercially reasonable efforts to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and key employees; and (C) preserve the current relationships with customers, vendors, distributors, partners (including system integrators, platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has material business relations.
5.2 Forbearance Covenants. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (iii) as expressly contemplated by the terms of this Agreement or required by applicable law or order, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:
(a) amend the Charter, the Bylaws, or any other similar organizational document;
(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except (A) for the issuance or sale of shares of Company Common Stock in connection with the exercise or settlement (as applicable) of the Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof; or (B) in connection with agreements in effect on the date hereof and made available to Parent (or the form of such agreement has been made available to Parent and any such agreement is substantially identical to such form), including the maximum amount of Company Securities to be issued thereunder;
(d) directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases, withholdings, or cancellations of Company Securities pursuant to the terms and conditions of the Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof; or (B) transactions between the Company and any of its direct or indirect Subsidiaries;
(e) (A) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company, or one of the Company’s other wholly owned Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;
(f) (A) incur or assume any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; (2) obligations incurred pursuant to business credit cards in the ordinary course of business; and (3) intercompany loans or advances between or among the Company and its direct or indirect wholly owned Subsidiaries; or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of any direct or indirect wholly owned Subsidiaries of the Company;
(g)  mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or incur any lien thereupon (other than Permitted Liens), other than in connection with financing transactions permitted by Section 5.2(f) or consented to by Parent;
(h) make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business; (2) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company Group’s policies related thereto; and (3) loans, advances or capital contributions to, or investments in, the Company or any direct or indirect wholly owned Subsidiaries of the Company;
(i) acquire, lease, license, sell, abandon, transfer, assign, guarantee, or exchange any assets, tangible or intangible (including any Company Intellectual Property), in each case in excess of $250,000 individually, and other than (1) the sale, lease or licensing of products or services of the Company Group or other materials embodying Company Intellectual Property in the ordinary course of business; (2) the acquisition, lease or license of products or services by the Company Group in the ordinary course of business, (3) the acquisition, assignment or abandonment of immaterial Company Intellectual Property in connection with the exercise of the reasonable business judgment of the Company Group in the ordinary course of business; (4) the abandonment of trade secrets in the ordinary course of business and to the extent not economically desirable to maintain for the conduct of the business of the Company Group; and (5) any capital expenditures permitted by (or consented to by Parent under) Section 5.2(n);
(j) (A) enter into, adopt, amend (including accelerating the vesting, payment or funding), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, phantom equity, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Plan in any manner (other than at-will offer letters (or, for jurisdictions outside of the United States, employment agreements that provide for employment periods or rights no greater than required by applicable law) entered into with new hires of employees of the Company Group in the ordinary course of business and consistent with past practice and whose annual salary is less than $200,000); (B) increase or decrease the compensation of any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group, pay any special bonus or special remuneration to any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group, or pay any benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any Employee Plan as in effect as of the date hereof, except in the case of each of (A) and (B), (1) as may be required by applicable law or the terms of the applicable Employee Plan in effect as of the date hereof; or (2) for increases in base salary for employees of the Company Group below the level of vice president and whose annual salary is less than $200,000 in the ordinary course of business and consistent with past practice (it being understood that these exceptions in the foregoing clauses (1) and (2) will not apply to any actions otherwise prohibited by Section 5.2(c) or the following sub-clause (C)); (C) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company Group, or (D) hire, terminate (other than for “cause”), furlough or temporarily lay off any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company Group with an annual base salary or wages (or, in the case of non-employee service providers, equivalent compensation) of $200,000 or more;
(k) settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (A) reflected or reserved against in the Audited Company Balance Sheet; (B) for solely monetary payments of, net of insurance recovery, no more than $200,000 individually and $500,000 in the aggregate; or (C) settled in compliance with Section 6.15;
(l) except as required by applicable law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any change in any of its accounting principles or practices;
(m) except in the ordinary course of business, (A) make or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (C) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (D) file an amended Tax Return that could materially increase the Taxes payable by the Company or its Subsidiaries; or (E) enter into a closing agreement with any Governmental Authority regarding any material Tax;

(n) incur or commit to incur any capital expenditure(s) other than consistent with the capital expenditure budget set forth in Section 5.2(n) of the Company Disclosure Letter;
(o) enter into, modify, amend or terminate any (i) Contracts (other than any Material Contract) that if so entered into, modified, amended or terminated would, individually or in the aggregate, have a Company Material Adverse Effect; or (ii) Material Contract or any Contract that would have been a Material Contract if such Contract was in existence as of the date hereof, except in the ordinary course of business or as permitted under Section 5.2(c) and Section 5.2(j);
(p) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;
(q) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
(r) effectuate or announce any closing, employee layoff, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of the Company Group under WARN;
(s) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;
(t) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material portion thereof or material equity interest therein or enter into any Contract that involves a joint venture entity, limited liability company or legal partnership (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person);
(u) (A) enter into any Collective Bargaining Agreement or agreement or arrangement to form a works council or other Contract with any labor union or other labor organization or works council, except to the extent required by applicable law; provided that the Company or its applicable Subsidiaries must first, to the extent not prohibited by law, provide Parent and its counsel reasonable advance notice thereof and a reasonable opportunity to review and comment thereon, and the Company or such Subsidiaries will give due consideration to all reasonable additions, deletions, changes or other recommendations suggested thereto by Parent or its counsel; or (B) recognize or certify any labor union, works council or other labor organization, or group of employees, as the bargaining representative for any employees of the Company Group, except as required by applicable law;
(v) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;
(w) adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to Parent’s rights under Section 5.3(e)(i)(2) or Section 5.3(e)(ii)(2); or
(x) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.
5.3 No Solicitation.
(a) Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern time, February 7, 2023 (the “No-Shop Period Start Date”), the Company and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) shall have the right to, solely with respect to any Person that is not an Excluded Party: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to any Person (and its Representatives and Financing Sources subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such Person) any non-public information relating to the Company Group or afford to any such Person (and such Representatives and

Financing Sources) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; provided, however, that the Company will promptly (and in any event within 24 hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously provided to Parent or its Representatives; and (iii) participate or engage in discussions or negotiations with any such Person (and such Representatives and Financing Sources) with respect to an Acquisition Proposal.
(b) No Solicitation or Negotiation. Subject to the terms of Section 5.3(c), from the No-Shop Period Start Date (or, with respect to an Excluded Party, from the date hereof) until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 5.3(b), request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom a confidentiality agreement was entered into at any time within the six month period immediately preceding the No-Shop Period Start Date and will (A) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives; and (B) terminate all access granted to any such Person and its Representatives to any physical or electronic data room. Subject to the terms of Section 5.3(c), from the No-Shop Period Start Date (or, with respect to an Excluded Party, from the date hereof) until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company Group will not, and will not instruct, authorize or knowingly permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than to Parent or any designees of Parent) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3 and contacting the Person making the Acquisition Proposal to the extent necessary to clarify the terms of the Acquisition Proposal); (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will be permitted to waive, (i) any anti-clubbing, restrictions on engaging Representatives or working with potential Financing Sources or similar provision of any standstill or confidentiality agreement and (ii) any provision of any standstill or confidentiality agreement solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Special Committee.
(c) Superior Proposals. Notwithstanding anything to contrary set forth in this Section 5.3, from the No-Shop Period Start Date (or, with respect to an Excluded Party, from the date hereof) until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Special Committee may, directly or indirectly through one or more of their Representatives (including the Advisors), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its

Representatives that has made or delivered to the Company an Acquisition Proposal after the No-Shop Period Start Date (or, with respect to an Excluded Party, after the date hereof), and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that did not result from any material breach of Section 5.3(b); provided, however, that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(c) would be inconsistent with its fiduciary duties pursuant to applicable law; and provided further, however, that the Company will promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent.
(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e), at no time after the date hereof may the Company Board (or a committee thereof including the Special Committee):
(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof including the Special Committee) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Special Committee that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(e) will constitute a Company Board Recommendation Change; or
(ii) cause or permit the Company Group to enter into an Alternative Acquisition Agreement.
(e) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:
(i) other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof), upon the recommendation of the Special Committee, may effect a Company Board Recommendation Change in response to any positive material event or development or material change in circumstances with respect to the Company that was (A) not actually known to, or reasonably expected by, the Special Committee or the Company Board as of the date hereof; and (B) does not relate to (a) any Acquisition Proposal; or (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account) (each such event, an “Intervening Event”), if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and if and only if:
(1) the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i), which notice will specify the applicable Intervening Event in reasonable detail; and
(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such four Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Special Committee no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law; or
(ii) if the Company has received a bona fide Acquisition Proposal, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board, upon the recommendation of the Special Committee, may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:
(1) the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;
(2) the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;
(3) (i) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days); and
(4) in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii).

(f) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within one Business Day) notify Parent if any inquiries, offers or proposals that constitute an Acquisition Proposal are received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status (and supplementally provide the terms) of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.
(g) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof including the Special Committee) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof, including the Special Committee) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof, including the Special Committee) pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof including the Special Committee) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof including the Special Committee) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof including the Special Committee), to the extent required by law, that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not, in and of itself, be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.
(h) Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any director, officer or other Representative of the Company (other than a consultant or an employee of the Company who is not an officer of the Company) will be deemed to be a breach of this Section 5.3 by the Company. The Company will not authorize, direct or knowingly permit any consultant or employee of the Company to breach this Section 5.3, and upon becoming aware of any breach or threatened breach of this Section 5.3 by a consultant or employee of the Company, shall use its reasonable best efforts to stop such breach or threatened breach.
ARTICLE VI
ADDITIONAL COVENANTS
6.1 Required Action and Forbearance; Efforts.
(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer Parties, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:
(i) causing the conditions to the Merger set forth in Article VII to be satisfied;
(ii) (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger;
(iii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger; and
(iv) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.
(b) No Omission to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement (including subject to clause (D) of the second sentence of Section 6.2(a)), neither the Buyer Parties, on the one hand, nor the Company, on the other hand, will take any action, or omit to take any action, which action or omission is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting (i) the consummation of the Merger; or (ii) the ability of such Parties to fully perform their obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1. In addition to the foregoing, subject to the terms and conditions of this Agreement, the Company shall promptly notify Parent of any material actions taken, or expected to be taken by the Company Group relating to COVID-19; provided that the Company shall consult with Parent in good faith prior to implementing any such actions by the Company Group relating to COVID-19 if reasonably practicable.
(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), the provision of additional security (including a Guarantee), or otherwise make any accommodation, commitment or incur any liability or obligation to any third party, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.
6.2 Filings.
(a) Filing Under the HSR Act and Other Applicable Antitrust Laws and Foreign Investment Laws. The Buyer Parties (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, will, to the extent required in the reasonable judgment of counsel to Parent and the Company, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within seven Business Days following the date hereof; provided that in the event that the FTC and/or the Antitrust Division of the DOJ is closed or not accepting such filings under the HSR Act (a “Government Closure”), such day shall be extended day-for-day, for each Business Day the Government Closure is in effect; and (ii) as soon as practicable after the date of this Agreement file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority (including in draft form where applicable) pursuant to any other applicable Antitrust Laws and Foreign Investment Laws, with Parent having primary responsibility for the making of such filings. Each of Parent and the Company will use reasonable efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take all action necessary to (1) cause the expiration or termination of the applicable waiting periods (including where applicable, by way of a positive clearance decision) pursuant to the HSR Act and any other applicable Antitrust Laws and Foreign Investment Laws, including requesting early termination of the

HSR waiting period; and (2) obtain the required consents pursuant to any other applicable Antitrust Laws and Foreign Investment Laws, in each case as soon as practicable. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other applicable Antitrust Laws and Foreign Investment Laws, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.
(b) Divestitures. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and the Antitrust Laws and Foreign Investment Laws set forth in Section 7.1(b) of the Company Disclosure Letter, the Buyer Parties (and their respective controlled Affiliates, if applicable) will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Buyer Parties (and their respective controlled Affiliates, if applicable), on the one hand, and the Company Group, on the other hand; and (B) any other restrictions on the activities of the Buyer Parties (and their respective controlled Affiliates, if applicable), on the one hand, and the Company Group, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger.
(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company and the Buyer Parties shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications (provided, however, that filings made under the HSR Act need not be shared), filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any material developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or material discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company and the Buyer Parties may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of the Company and the Buyer Parties may redact any valuation and related information, or information that is protected by legal privilege, before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.
(d) Limitation on Other Transactions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, unless the Company otherwise consents in writing, none of Parent, Merger Sub or any of their Affiliates (other than “portfolio companies” of Parent or such Affiliates as such term is customarily defined in the private equity industry) will acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger, including by (i) imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increasing the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger; or (iii) materially increasing the risk of not being able to remove any such order on appeal or otherwise. Other than filings made in connection with the transaction contemplated by this Agreement, Parent shall procure that none of Parent’s Affiliates (other than “portfolio companies” of Parent or such Affiliates as such term is customarily defined in the private equity industry) shall make any filing pursuant to the HSR Act that would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period or (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.
6.3 Proxy Statement and Other Required SEC Filings.
(a) Proxy Statement. Promptly following the date hereof, the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3(e), the Company must include the Company Board Recommendation in the Proxy Statement.
(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by the Buyer Parties or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(c) Other Required Parent Filing. If Parent determines that any Buyer Party (or any of their respective Affiliates, if applicable) is required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to applicable law (an “Other Required Parent Filing”), then the Buyer Parties will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. The Buyer Parties will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither the Buyer Parties nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Parent Filing may contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Buyer Parties with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by the Buyer Parties and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(d) Furnishing Information. Each of the Company, on the one hand, and the Buyer Parties, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, the Buyer Parties or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.
(e) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.
(f) Notices. The Company, on the one hand, and Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.
(g) Dissemination of Proxy Statement. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.
6.4 Company Stockholder Meeting.
(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Exchange Act, the Charter, the Bylaws and the rules of Nasdaq to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”), in each case, as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Within five Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be 20 Business Days after the date the broker search is conducted. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders. Subject to Section 5.3(e) and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.
(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent); or (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement to the Company Stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval even if the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has effected a Company Board Recommendation Change.
6.5 Equity Financing.
(a) No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, Parent will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date; or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect; or (iii) adversely impact the ability of Parent or the Company, as applicable, to enforce its rights against the Guarantor under the Equity Commitment Letter. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 6.5; and (2) “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 6.5.
(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) satisfy on a timely basis all conditions to funding that are applicable to Parent in the Equity Commitment Letter; (iii) consummate the Equity Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Equity Commitment Letter; and (v) enforce its rights pursuant to the Equity Commitment Letter.
(c) Enforcement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5 will require, and in no event will the reasonable best efforts of Parent be deemed or construed to require Parent to (i) bring any enforcement action against any source of the Equity Financing to enforce its rights pursuant to the Equity Commitment Letter (it being understood that Parent will seek to enforce, including by bringing suit for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger); or (ii) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

6.6 Cooperation With Debt Financing.
(a) Cooperation with Debt Financing. Prior to the Effective Time, the Company will use its reasonable best efforts to, and will use its reasonable best efforts to cause each of its Subsidiaries and its and their respective Representatives to do the following:
(i) providing Parent with such reasonable cooperation as may be reasonably requested by Parent to assist the Buyer Parties in arranging the debt financing (if any) to be obtained by the Buyer Parties or their respective Affiliates in connection with the Merger (the “Debt Financing”);
(ii) upon reasonable advance notice, participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise reasonably cooperating with the marketing and due diligence efforts for any of the Debt Financing at reasonable times and locations to be mutually agreed;
(iii) providing reasonable assistance to Parent and the Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing Date, in each case, based on financial information and data derivable without undue effort or expense by the Company from the Company Group’s historical books and records; provided, however, that no member of the Company Group will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to (i) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (iii) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company Group;
(iv) assisting Parent in connection with the preparation, registration, execution and delivery (but in the case of execution and delivery, solely to the extent any such execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, mortgages, currency or interest hedging arrangements and other definitive financing documents and certificates as may be reasonably requested by Parent or the Financing Sources (including using reasonable best efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing as reasonably requested by Parent), obtaining insurance certificates and endorsements, and facilitating the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, in each case, as may be reasonably requested by Parent or the Financing Sources, it being understood that such documents will not take effect until the Effective Time;
(v) furnishing Parent and the Financing Sources, as promptly as practicable, with (A) to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing for a financing of the type being incurred, financial and other pertinent and customary information (and supplementing such information to the extent any such information contains any material misstatement of fact or omits to state a material fact necessary to make such information not misleading) regarding the Company Group as may be reasonably requested by Parent or the Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials, and (B) (1) audited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries on a consolidated basis for the fiscal years ended August 31, 2020, 2021 and 2022, and (2) in respect of any subsequent fiscal quarter ending after September 1, 2022 and at least 45 days prior to the

Closing Date, unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter, in each case prepared in accordance with GAAP (subject to the absence of footnotes and year-end adjustments, in the case of unaudited financial statements);
(vi) cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, non-imputation affidavits, legal opinions, surveys and title insurance as reasonably requested by Parent, including in connection with any sale-and-leaseback agreements or arrangements to be effected at or after the Closing;
(vii) reasonably facilitating the granting of security interests (and perfection thereof) in collateral or the reaffirmation of the pledge of collateral on or after the Closing Date, and obtaining and delivering the Payoff Letters and any other cooperation in connection with the repayment or other retirement of existing indebtedness required to be repaid at the Closing and the release and termination of any and all related liens on or prior to the Closing Date;
(viii) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required to be repaid at the Closing; and cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of the Company or any of its Subsidiaries;
(ix) providing customary authorization letters, confirmations and undertakings to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the information pertaining to the Company Group and based on financial information and data derived from the Company Group’s historical books and records contained in the disclosure and marketing materials related to the Debt Financing is complete and correct in all material respects and that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities; provided, however, that all such materials have been previously identified to, and provided to, the Company and the Company and its Representatives shall have been given reasonable opportunity to review and comment thereon;
(x) facilitating and assisting in the preparation, execution and delivery of one or more credit agreements, guarantees, certificates and other definitive financing documents as may be reasonably requested by Parent (including furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;
(xi) ensuring that the Debt Financing benefits from existing lending relationships of the Company and its Subsidiaries to the extent reasonably requested by Parent;
(xii) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time;
(xiii) promptly furnishing (but in no event later than three Business Days prior to the Closing Date) Parent and the Financing Sources with all documentation and other information about the Company Group as is reasonably requested by Parent or the Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least ten Business Days prior to the Closing Date; and

(xiv) cooperating in satisfying the conditions precedent set forth in the definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of the Company, its Subsidiaries or their respective representatives.
(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company Group to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company Group or create an unreasonable risk of damage or destruction to any property or assets of the Company Group; or (v) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which any member of the Company Group is a party. In addition, (A) no action, liability or obligation of the Company Group or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary representation letters, authorization letters and undertakings (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) will be effective until the Effective Time, and the Company Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters, authorization letters and undertakings (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.6 will require (1) any officer, employee or Representative of the Company Group to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Company Board to approve any financing or Contracts related thereto, effective prior to the Closing Date. For the avoidance of doubt, neither the Company nor any of its Subsidiaries shall be required to be an issuer or obligor with respect to the Debt Financing prior to the Effective Time.
(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company Group or the reputation or goodwill of the Company Group; (ii) are used solely in connection with a description of the Company, its business and products or the Merger; and (iii) are used in a manner consistent with the other terms and conditions that the Company reasonably imposes.
(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any Financing Sources or prospective Financing Sources and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.
(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company Group in connection with the cooperation of the Company Group contemplated by this Section 6.6.

(f) Indemnification. The Company Group and its Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation provided pursuant to this Section 6.6 or the provision of information utilized in connection therewith. Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) referred to collectively as the “Reimbursement Obligations.”
(g) No Exclusive Arrangements. In no event will the Guarantor, Parent or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in the Buyer Parties and the financing sources or potential financing sources of the Buyer Parties and such investors) enter into any Contract (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company Group or in connection with the Merger.
(h) No Financing Condition. The Buyer Parties acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. Except in the case of a willful and material breach that has not been cured by the Company within a reasonable period of time after Parent has provided written notice to the Company of the specific breach, the Company’s breach of Section 6.6(a) will not be asserted as the basis for (A) any conditions set forth in Article VII to consummate the Merger having not been satisfied or (B) the termination of this Agreement pursuant to Section 8.1(e). If the Debt Financing has not been obtained, the Buyer Parties will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.
6.7 Anti-Takeover Laws. The Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize or make inapplicable the effect of such statute or regulation on the Merger.
6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation requires the Company Group to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.8 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above by electronic means if physical access is not permitted under applicable law or not practicable as a result of COVID-19 or any COVID-19 Measures. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company, or another person designated by the Company.

6.9 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) or employees for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws, and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.
(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as an Affiliate, director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the Company or the Buyer Parties with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered any of the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such

Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.
(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s directors’ and officers’ liability insurance in effect on the date hereof (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof. The Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.
(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.
(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if such person were a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and the Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable law (whether at law or in equity).
(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 will be joint and several.
(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.
(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.
(b) Existing Arrangements. Subject to this Section 6.11, from and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such Employee Plans in accordance with their terms or if otherwise permitted pursuant to applicable law.
(c) Employment; Benefits. As of the Closing, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company Group as of the Effective Time. From and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the termination date of an applicable Continuing Employee) (the “Continuation Period”) the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide employee benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) to each Continuing Employee that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time (subject to the same exclusions). In each case, during the Continuation Period, base compensation and target annual cash incentive compensation opportunity (other than equity or equity-based incentive arrangements) will not be decreased for any Continuing Employee. During the Continuation Period, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on the date hereof that have been made available to Parent prior to the date hereof. Notwithstanding the foregoing, nothing in this Section 6.11 shall obligate the Surviving Corporation and its Subsidiaries to continue the employment of any Continuing Employee for any specific period.
(d) New Plans. To the extent that a benefit plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of future vacation accrual and determining severance amounts, except that (i) such service need not be credited to the extent that it would result in duplication of coverage or benefits, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Employee Plan, and (iii) no service shall be required to be credited under any plan that provides for equity or equity-based, defined benefit pension, deferred compensation or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall use commercially reasonable efforts to ensure that (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such plans (the “New Plan”) replaces coverage previously provided under a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) during the plan year in which the Closing Date occurs, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (x) the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (y) the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the Closing Date to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that such limits or forfeitures applied under the Employee Plans in effect as of the date hereof).
(e) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of its Subsidiaries to terminate any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or other compensation or benefit plan or arrangement, or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.
6.12 Obligations of the Buyer Parties and the Company. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Each of the Buyer Parties will be jointly and severally liable for any breach of this Agreement by any Buyer Party (or, following the Closing, the Surviving Corporation) or any other failure by any Buyer Party (or, following the Closing, the Surviving Corporation) to perform and discharge any of its respective covenants, agreements and obligations pursuant to this Agreement.
6.13 Notification of Certain Matters.
(a) Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the Buyer Parties to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.13(a).
(b) Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by the Buyer Parties in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Buyer Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Buyer Parties set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.13(b).
(c) Impact of Non-Compliance. The Company’s or the Buyer Parties’ failure to comply with this Section 6.13 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied or whether any termination rights set forth in Article VIII are available.

6.14 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and the Buyer Parties, on the other hand, will each be reasonably acceptable to the other Party. Thereafter, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and the Buyer Parties, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger or the transactions contemplated by this Agreement, except that the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); (iii) solely to the extent related to a Superior Proposal, Intervening Event or Company Board Recommendation Change; or (iv) with respect to any actual Legal Proceeding between the Company or its Affiliates, on the one hand, and the Buyer Parties and their Affiliates, on the other hand.
6.15 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.
6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.
6.18 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.
6.19 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Buyer Parties, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of the Buyer Parties and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over its own business and operations.
6.20 No Employment Discussions. Except as approved by the Company Board, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will not, and will cause Guarantor and any of Guarantor’s controlled Affiliates not to, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any executive officer of the Company (i) regarding any continuing employment or consulting relationship with the Surviving Corporation or its Affiliates from and after the Effective Time; (ii) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the consideration to which such individual is entitled pursuant to Section 2.7 in respect of such holder’s shares of Company Capital Stock; or (iii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to the Buyer Parties or the Company or their respective Affiliates in connection with the Merger.
6.21 FIRPTA Affidavits. At the Closing, the Company shall deliver a certificate, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h); provided, however, that the sole remedy for failure to deliver such forms or certificate shall be that Payment Agent, Parent, the Company and the Surviving Corporation shall deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Capital Stock such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws.
6.22 Cash and Marketable Securities. To the extent requested by Parent, the Company shall, and shall cause the Company Group to, use reasonable best efforts to sell the securities set forth on Section 6.22 of the Company Disclosure Letter and any similar securities then owned by the Company Group reasonably proximate to the Closing Date so as to permit the net proceeds of such sale to be used by or at the direction of the Buyer Parties as a potential partial source for the payments contemplated by this Agreement, including the payment of expenses in connection with the transactions contemplated by this Agreement.
6.23 Repaid Indebtedness. At the Closing, the Buyer Parties shall, on behalf of the Company Group, pay, or cause to be paid, all amounts necessary to fully discharge the then-outstanding balance of all third-party Indebtedness set forth on Section 6.23 of the Company Disclosure Letter (such Indebtedness, the “Repaid Indebtedness”), by wire transfer of immediately available funds to the account(s) designated by the holders of such Repaid Indebtedness as set forth in payoff letters with respect to such Repaid Indebtedness, which such letters shall set forth the aggregate amounts required to satisfy in full all such Repaid Indebtedness as of the Closing Date and include lien release documents evidencing release and termination of all security interests in respect thereof and indicating that the holders of such Repaid Indebtedness shall return all possessory and original collateral, in each case, on the Closing Date (subject to receipt by the holders of such Repaid Indebtedness of the applicable payoff amounts), which payoff letters shall be in a form reasonably satisfactory to the Buyer Parties (the “Payoff Letters”) and the Company shall use reasonable best efforts to deliver such Payoff Letters to the Buyer Parties at least two Business Days prior to the Closing.
6.24 Promissory Note. Immediately prior to the Effective Time, to the extent requested by Parent, Parent shall issue a promissory note to the Company, in exchange for a portion of the Company’s Cash on Hand, the amount and terms of which shall be reasonably determined by Parent.
6.25 Additional Agreement. The Company shall take the action set forth in Section 6.25 of the Company Disclosure Letter.
ARTICLE VII
CONDITIONS TO THE MERGER
7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the Buyer Parties and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:
(a) Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.
(b) Antitrust Laws. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act and the Antitrust Laws and Foreign Investment Laws set forth in Section 7.1(b) of the Company Disclosure Letter will have expired or otherwise been terminated, or all requisite consents, directions or orders required to consummate the Merger pursuant thereto will have been obtained.
(c) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that, in each case, prohibits, makes illegal, or enjoins the consummation of the Merger. For the avoidance of doubt, the receipt of a Specified Letter by the Buyer Parties or the Company shall not be the basis for concluding that any conditions set forth in this Article VII to consummate the Merger have not been satisfied.
7.2 Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by Parent:
(a) Representations and Warranties.
(i) Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect.
(ii) The representations and warranties set forth in Section 3.1 (other than the second sentence thereof), Section 3.2, Section 3.3(d), the last two sentences of Section 3.7(a), the last sentence of Section 3.7(b), Section 3.7(c) (other than the first sentence thereof), Section 3.7(d), Section 3.12(a)(ii), and Section 3.25 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).
(iii) The representations and warranties set forth in Section 3.7(a) (other than the last two sentences thereof), Section 3.7(b) (other than the last sentence thereof) and the first sentence of Section 3.7(c) will be true and correct in all respects as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount.
(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
(c) Officer’s Certificate. The Buyer Parties will have received a certificate of the Company, validly executed for and on behalf of the Company and in the name of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.
(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof that is continuing.
7.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by the Company:
(a) Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
(b) Performance of Obligations of the Buyer Parties. The Buyer Parties will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Buyer Parties at or prior to the Closing.
(c) Officer’s Certificate. The Company will have received a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in the respective names of the Buyer Parties by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;
(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;
(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Closing has not occurred by 11:59 p.m., Eastern time, on August 8, 2023 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (1) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g); or (2) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Closing to have occurred prior to the Termination Date;
(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);
(e) by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Parent if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);
(f) by Parent, if at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has effected a Company Board Recommendation Change, except that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) will expire at 5:00 p.m., Eastern time, on the 10th Business Day following the date on which such right to terminate first arose;
(g) by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Buyer Parties have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) that the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to the Company if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b); or
(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(b).
8.2 Manner and Notice of Termination; Effect of Termination.
(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 6.6(e), Section 6.6(f), Section 6.14, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms.

Notwithstanding the foregoing but subject to Section 8.3(e), nothing in this Agreement will relieve any Party from any liability for any willful and material breach of this Agreement. For the avoidance of doubt, in the event of termination of this Agreement, the Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for any willful and material breach), provided that the foregoing shall not preclude any liability of the Financing Sources to the Company and its Affiliates under any definitive agreements relating to any Debt Financing. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Guarantee, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
8.3 Fees and Expenses.
(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.
(b) Company Payments.
(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B)(1) in the case of a termination pursuant to Section 8.1(c), at the time of such termination, the conditions set forth in Sections 7.1(b) and Section 7.1(c) have been satisfied or (2) in the case of a termination pursuant to Section 8.1(d) or Section 8.1(e), at the time of such termination, the Company is not then able to terminate this Agreement pursuant to Section 8.1(b), and in each case of clause (B)(1) and (B)(2) the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, an Acquisition Proposal for an Acquisition Transaction has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and (D) within one year following the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will concurrently with the consummation of such Acquisition Transaction pay or cause to be paid to Parent (as directed by Parent) an amount equal to $78,337,343 (the “Company Termination Fee”). For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.
(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee; provided that if (A) such termination occurs prior to the No-Shop Period Start Date, (B) the Company has entered into a definitive Alternative Acquisition Agreement with any Person other than an Excluded Party to consummate an Acquisition Transaction at the time of such termination and (C) no Excluded Party has provided equity financing for, or any other investment in, such Acquisition Transaction, then the “Company Termination Fee” shall mean an amount equal to $39,168,671.
(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or concurrently with such termination pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee; provided that if (A) such termination occurs prior to the No-Shop Period Start Date, (B) the Company has entered into a definitive Alternative Acquisition Agreement with any Person other than an Excluded Party to consummate an Acquisition Transaction at the time of such termination and (C) no Excluded Party has provided equity financing for, or any other investment in, such Acquisition Transaction, then the “Company Termination Fee” shall mean an amount equal to $39,168,671.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay more than one termination fee, collectively, or be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(d) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, the Company will pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable law. All payments under this Section 8.3 shall be made by the Company to Parent (as directed by Parent) by wire transfer of immediately available funds to the account designated in Section 8.3(d) of the Parent Disclosure Letter (which account information may be updated by Parent by written notice to the Company from time to time).
(e) Sole and Exclusive Remedy.
(i) Under no circumstances will the collective monetary damages payable by the Buyer Parties or any of their Affiliates for breaches under this Agreement, the Guarantee or the Equity Commitment Letter exceed an amount equal to $156,674,686 plus the Reimbursement Obligations in the aggregate for all such breaches (the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award in excess of the Parent Liability Limitation against (A) the Buyer Parties or the Guarantor; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than the Buyer Parties or the Guarantor), members, managers, general or limited partners, stockholders and assignees of each of the Buyer Parties and the Guarantor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”), and in no event will the Company Group be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Guarantee or the transactions contemplated hereby and thereby (including any breach by the Guarantor or the Buyer Parties), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure; provided that the foregoing shall not preclude any liability of the Financing Sources to the Company or the Buyer Parties under the definitive agreements relating to the Debt Financing, nor limit the Company or the Buyer Parties from seeking to recover any such damages or obtain equitable relief from or with respect to any Financing Source pursuant to the definitive agreements relating to the Debt Financing. Other than the Guarantor’s obligations under the Guarantee and the Equity Commitment Letter and other than the Buyer Parties’ obligations under this Agreement, in no event will any Parent Related Party or any other Person other than the Guarantor and the Buyer Parties have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.
(ii) Parent’s receipt of the Company Termination Fee to the extent due and payable (and fully paid) pursuant to Section 8.3(b) will be the only amount that the Buyer Parties and each of their respective Affiliates may recover from (A) the Company Group and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each member of the Company Group and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to the Buyer Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to the Confidentiality Agreement, Section 8.3(a) and Section 8.3(d), as applicable); and (2) none of the Buyer Parties or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to the Confidentiality Agreement, Section 8.3(a) and Section 8.3(d), as applicable). Under no circumstances will the collective monetary damages payable by the Company for breaches under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed $78,337,343 in the aggregate for all such breaches (plus any obligations pursuant to Section 8.3(d)) (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will the Buyer Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure.
(f) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(e) or the existence of the Parent Liability Limitation, the Company Liability Limitation or the availability of monetary damages, it is agreed that the Buyer Parties and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although the Buyer Parties and the Company, in their respective sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b), under no circumstances will the Buyer Parties or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to the Buyer Parties, the Company Termination Fee.
(g) Non-Recourse Parent Party. In no event will the Company seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, the Guarantor and the Buyer Parties) with respect to this Agreement, the Equity Commitment Letter or the Guarantee or the transactions contemplated hereby and thereby (including any breach by the Guarantor or the Buyer Parties), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than from the Buyer Parties to the extent expressly provided for in this Agreement or the Guarantor to the extent expressly provided for in the Guarantee and the Equity Commitment Letter.
8.4 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Buyer Parties and the Company (pursuant to authorized action by the Special Committee), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 6.6(a), Section 8.2, Section 8.3(e), Section 8.6, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 8.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Financing Sources set forth in Sections 6.6(a), Section 8.2, Section 8.3(e), Section 8.6, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 or this Section 8.4) may not be amended, modified or altered without the prior written consent of the Financing Sources.
8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
8.6 No Liability of Financing Sources. None of the Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company nor any of their Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided that nothing in this Section 8.6 shall limit the rights of the Company and its Affiliates from and after the Effective Time under any debt commitment letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.
8.7 Special Committee Approval. Notwithstanding anything to the contrary herein, prior to the Effective Time, no amendment or waiver of any provision of this Agreement and no action shall be taken by or on behalf of the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.
ARTICLE IX
GENERAL PROVISIONS
9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and the Buyer Parties contained in this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.
9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:
(a)	if to the Buyer Parties to:

c/o Vista Equity Partners Management, LLC
Four Embarcadero Center, 20th Floor
San Francisco, CA 94111

	Attention:	Jeff Wilson
Jack Dillon
Christina Lema
	Email:	jwilson@vistaequitypartners.com
jdillon@vistaequitypartners.com
clema@vistaequitypartners.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
	Attn:	Daniel E. Wolf, P.C.
David M. Klein, P.C.
Chelsea N. Darnell
	Email:	daniel.wolf@kirkland.com
dklein@kirkland.com
chelsea.darnell@kirkland.com

(b)	if to the Company (prior to the Effective Time) to:

Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, Massachusetts 02210
Attn: Christopher Stone
Email:chris.stone@duckcreek.com

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
	Attn:	Matthew W. Abbott
Laura C. Turano
	Email:	mabbott@paulweiss.com
lturano@paulweiss.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001-8602
	Attn:	Ann Beth Stebbins
Thaddeus Hartmann
	Email:	AnnBeth.Stebbins@skadden.com
Thaddeus.Hartmann@skadden.com
Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving the Buyer Parties or other disposition of all or substantially all of the assets of the Buyer Parties or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter or the Guarantor pursuant to the Guarantee; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Capital Stock and Company Equity Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.
9.4 Confidentiality. The Buyer Parties and the Company hereby acknowledge that Vista Equity Partners Management, LLC and the Company have previously executed that certain Confidentiality Agreement set forth on Section 9.4 of the Company Disclosure Letter (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms; provided that from and after the date hereof, notwithstanding anything to the contrary in the Confidentiality Agreement, no consent of the Company shall be required for any Person who is a potential source of, or may provide, equity, debt or any other type of financing for the transactions contemplated hereby to become a Representative (as defined in the Confidentiality Agreement) of Vista Equity Partners Management, LLC thereunder. Each of the Buyer Parties and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to the Buyer Parties or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of the Buyer Parties agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.
9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Guarantee and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.
9.6 Third Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; (b) if a court of competent jurisdiction has declined to grant specific performance and has instead granted an award of damages, then the Company may enforce such award and seek additional damages on behalf of the holders of shares of Company Common Stock and Company Equity Awards (which the Buyer Parties and the Guarantor acknowledge and agree may include damages based on a decrease in share value or lost premium) subject to the limitations set forth in Section 8.3(e)(i); (c) if any of the Buyer Parties wrongfully terminate or willfully breach this Agreement, or if the Guarantor wrongfully terminates or willfully breaches the Guarantee, then, following the termination of this Agreement, the Company may seek damages and other relief (including equitable relief) on behalf of the holders of shares of Company Common Stock and Company Equity Awards (which the Buyer Parties and the Guarantor acknowledge and agree may include damages based on a decrease in share value or lost premium) subject to the limitations set forth in Section 8.3(e)(i); and (d) from and after the Closing, the rights of the holders of shares of Company Common Stock and Company Equity Awards, to receive the consideration set forth in Article II. The rights granted pursuant to clause (c) of the second sentence of this Section 9.6 will only be enforceable on behalf of the holders of shares of Company Common Stock and Company Equity Awards by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock and Company Equity Awards, and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith and subject to the limitations set forth in Section 8.3(e)(i)) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (B) retained by the Company for the use and benefit of the Company Group in any manner that the Company deems fit. The provisions of Section 6.6(a), Section 8.2, Section 8.3(e), Section 8.4, Section 8.6, Section 9.3, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns) and Section 8.3(g) will inure to the benefit of each Non-Recourse Parent Party and its successors and assigns, each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that the provisions of such Section will be enforceable by each Non-Recourse Parent Party and its successors and assigns).
9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.8 Remedies.
(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).
(b) Specific Performance.
(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.6, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or the Buyer Parties, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor the Buyer Parties would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Buyer Parties’ obligations to consummate the Merger and cause the Equity Financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of the Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter). Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Debt Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equityholders be entitled to directly seek the remedy of specific performance of this Agreement against any Financing Source.

(ii) The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Buyer Parties pursuant to this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
9.9 Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction.
9.10 Consent to Jurisdiction.
(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of the Buyer Parties and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
(b) Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York.
9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE EQUITY COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.
9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.
DISCO PARENT, LLC

By:	/s/ Maneet S. Saroya
Name: Maneet S. Saroya
Title: President

DISCO MERGER SUB, INC.

By:	/s/ Maneet S. Saroya
Name: Maneet S. Saroya
Title: President
[Signature Page to Agreement and Plan of Merger]

DUCK CREEK TECHNOLOGIES, INC.

By:	/s/ Michael A. Jackowski
Name: Michael A. Jackowski
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B-1

January 9, 2023
The Board of Directors
Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Duck Creek Technologies, Inc., a Delaware corporation (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly owned subsidiary of Disco Parent, LLC, a Delaware limited liability company (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and its subsidiary, Disco Merger Sub, Inc., a Delaware corporation (“Merger Sub”), the Company will become a wholly owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held by the Company or any of its direct or indirect subsidiaries or owned by the Acquiror, Merger Sub and any of their direct or indirect wholly owned subsidiaries and Dissenting Company Shares (as defined in the Agreement), will be converted into the right to receive $19.00 per share in cash (the “Consideration”).
In connection with preparing our opinion, we have (i) reviewed a draft dated January 8, 2023 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.
B-1-1

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunning manager on an offering of the Company’s equity securities in January 2021 and joint lead arranger and bookrunner on a credit facility for the Company in October 2021. During the two years preceding the date of this letter, we and our affiliates have also had commercial or investment banking relationships with Accenture plc (“Accenture”), the Company’s 15.9% shareholder, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on a credit facility for Accenture in April 2021. During the two years preceding the date of this letter, we and our affiliates have also had commercial or investment banking relationships with portfolio companies of Apax Partners LLP (“Apax”), the Company’s 23.8% shareholder, for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to Apax portfolio companies. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Apax portfolio companies, for which it receives customary compensation or other financial benefits. During the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Vista Equity Partners Management, LLC, an affiliate of the Acquiror (“Vista”), and Vista portfolio companies, for which we and such affiliates have received customary compensation. Our commercial banking affiliate is an administrative agent bank and a lender under outstanding credit facilities of Vista, for which it receives customary compensation or other financial benefits. In addition, during the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Vista portfolio companies for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to portfolio companies of Vista. Our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Vista portfolio companies, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company and Accenture. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Accenture, Apax portfolio companies or Vista portfolio companies for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or
B-1-2

any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC

B-1-3

Annex B-2

January 8, 2023
The Special Committee of the Board of Directors
Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210

Members of the Special Committee:
We understand that Duck Creek Technologies, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with Disco Parent, LLC (“Parent”) and Disco Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company and the Company will be the surviving company in such merger as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, each outstanding common share, par value $0.01 per share, of the Company (“Company Common Stock”), other than shares held by the Company and its subsidiaries, by Parent or Merger Sub or by any of their direct or indirect wholly owned subsidiaries (“Owned Company Shares”) or Dissenting Company Shares (as defined in the Merger Agreement) will be automatically converted into the right to receive $19.00 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
The Special Committee of the Board of Directors (the “Special Committee”) has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.
In connection with rendering our opinion, we have, among other things:
(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;
(ii)
reviewed certain internal projected financial data relating to the Company, including certain net operating loss carryforwards of the Company, prepared and furnished to us by management of the Company, as approved for our use by the Special Committee and the Company (the “Forecasts”);

(iii)
discussed with management of the Company and the Special Committee their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;

(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock;
(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;
(vi)
compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)	reviewed the financial terms and conditions of a draft, dated January 8, 2023, of the Merger Agreement; and
(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.
For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and

B-2-1

The Special Committee of the Board of Directors
Duck Creek Technologies, Inc.

have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company and the Special Committee as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Company Common Stock of the Merger. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the parties or the Merger.
We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. Our opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
B-2-2

The Special Committee of the Board of Directors
Duck Creek Technologies, Inc.

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to Vista Equity Partners Management, LLC (“Sponsor”), an affiliate of Parent, and its affiliates and portfolio companies for which we have received fees. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services regarding matters unrelated to the Company to Apax Partners (“Apax”), an affiliate of which owns more than 5% of the Company Common Stock, and its affiliates and portfolio companies. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not provided financial advisory services to Accenture LLP and Accenture Holdings BV (“Accenture”), which owns more than 5% of the Company Common Stock. We may provide financial advisory or other services to the Company, Sponsor, Apax, Accenture or any of their respective affiliates or portfolio companies in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Sponsor, Apax, Accenture or potential parties to the Merger and/or any of their respective affiliates or portfolio companies or persons that are competitors, customers or suppliers of the Company, Sponsor, Apax, Accenture or any of their respective affiliates or portfolio companies.
Our financial advisory services and this opinion are provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.
Very truly yours,

EVERCORE GROUP L.L.C.

By:
Bill Anderson
Senior Managing Director
B-2-3

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D96862-TBD

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DUCK CREEK TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. Non-binding, advisory proposal to approve compensation that will or may become payable by Duck Creek to its named executive officers in connection with the merger.	☐	☐	☐

The shares represented by the proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.** If any other matters properly come before the meeting, and any adjournment or postponement thereof, the persons named in the proxy will vote in their discretion.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D96863-TBD

DUCK CREEK TECHNOLOGIES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
SPECIAL MEETING OF STOCKHOLDERS
[TBD], 2023

The stockholder(s) hereby revoke(s) all prior proxies and appoint(s) Michael A. Jackowski and Kevin Rhodes, or either of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Duck Creek Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held on [TBD], [TBD], 2023 at [TBD] [a.m.] / [p.m.] Eastern Time, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2.

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CONTINUED AND TO BE SIGNED ON REVERSE SIDE